EXHIBIT 10.20

ASSET PURCHASE AGREEMENT
between
VERISIGN, INC.,
as the Seller
and
NEUSTAR, INC.,
as the Buyer
Dated as of October 24, 2018

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TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Procedures for Determining Customer ACV

Exhibit B	Reserved

Exhibit C	Bill of Sale and Assignment and Assumption Agreement

Exhibit D	Intellectual Property License Agreement

Exhibit E	Transition Services Agreement

Exhibit F	Allocation Schedule

Exhibit G	Transition Strategy

Schedule 2.9(b) Customer Migration Schedule

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ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT, dated as of October 24, 2018 (this “Agreement”), between VERISIGN, INC., a Delaware corporation (the “Seller”), and NEUSTAR, INC., a Delaware corporation (the “Buyer”).
RECITALS
A.    The Seller owns and operates (directly and through the Seller Subsidiaries) the Business.
B.    The Seller wishes to sell, and cause the Seller Subsidiaries to sell, to the Buyer, and the Buyer wishes to purchase from the Seller and the Seller Subsidiaries, certain assets of the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller and the Seller Subsidiaries relating thereto, all upon the terms and subject to the conditions set forth herein.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.
“Active Customers” means the customers that are generating recurring revenue in the full calendar month that includes the first anniversary of the Closing; provided, however, Active Customers shall exclude any customer that (A) has provided written notice to either Buyer or Seller prior to the end of the Customer Migration Period that it has or intends to terminate or otherwise cancel its contract with Buyer (which it has not withdrawn prior to the end of the Customer Migration Period) or (B) is actively disputing or otherwise contesting in writing, prior to the end of the Customer Migration Period, the migration of customer to Buyer’s technology platform, which dispute or contest has continued through the end of the Customer Migration Period; provided, further, however, that if a customer is not considered an Active Customer solely as a result of either subsection (A) or (B) above, and such customer, within thirty (30) days following the end of the Customer Migration Period, either (1) withdraws or acknowledges withdrawal (in each case, in writing) its intent to terminate or otherwise cancel in the case of subsection (A) or (2) withdraws or discontinues or acknowledges such withdrawal or discontinuance (in each case, in writing) its dispute or contest in the case of subsection (B), then such customer shall be considered an Active Customer.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that in no event shall the Buyer be deemed an Affiliate of any other portfolio companies of investment funds managed by Golden Gate to the extent such other portfolio companies do not control and are not controlled by Buyer.
“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property License Agreement, and the Transition Services Agreement.
“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement to be entered into at the Closing between the Buyer, the Seller, and any applicable Seller Subsidiaries, in substantially the form attached hereto as Exhibit C.
“Business” means the DDoS Protection Service, Managed DNS Service, Recursive DNS Plus Service and DNS Firewall Service businesses of the Seller and the Seller Subsidiaries.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Employees” means all those individuals listed in Section 3.9(a) of the Disclosure Schedules who are employed by the Seller or any Seller Subsidiary immediately prior to the Closing Date, including (i) those on military leave and family and medical leave, (ii) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state Law or under any leave of absence policy of the Seller or any Seller Subsidiary and (iii) those on short-term disability under the Seller’s or any Seller Subsidiary’s short-term disability program.
“Buyer Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all formal written plans and all other compensation and benefit plans, contracts, policies, programs and arrangements of the Buyer or of any Buyer Subsidiary whom the Buyer causes to hire a Transferred U.S. Employee pursuant to ARTICLE VI (other than routine administrative procedures) in effect as of the Closing Date, including all pension, savings and thrift, bonus, or other cash incentive or deferred compensation, severance pay and medical and life insurance plans in which any of the employees of the Buyer or any applicable Buyer Subsidiary (or dependents of such employees) participate.
“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
“Buyer Subsidiary” means a Subsidiary of the Buyer.
“Code” means the Internal Revenue Code of 1986, as amended.
“control,” including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“customer” means, for purposes of Section 2.9, the definitions of Customer ACV and Customer Migration Event, and any other provisions of this Agreement relating to the Post-Closing Payment, any existing customer under any Transferred Contract or any parent, subsidiary, reseller, purchasing agent or other representative thereof acting in such capacity with respect to the original contract of such existing customer or any replacement or successor contract.
“Customer ACV” means, with respect to Active Customers in respect of which a Customer Migration Event has been deemed to have occurred within twelve months following the Closing Date, an amount equal to monthly recurring revenue in the calendar month that includes the first anniversary of the Closing, multiplied by 12, calculated in accordance with Exhibit A.
“Customer Migration Event” will be deemed to have occurred, for each customer that is party to a Transferred Contract, at such time as (a) the customer has consented to the assignment of its Contract from Seller (or an Affiliate thereof) to Buyer (or an Affiliate thereof), (b) Buyer (or an Affiliate thereof) has renewed or otherwise continued service with the relevant customer pursuant to a new or amended contract or agreement, including any contract or agreement utilizing Buyer’s (or its Affiliates’) contract terms and conditions, (c) the Buyer or its Affiliate has commenced or completed migration of services provided to the customer by Seller (or its Affiliates) to Buyer’s (or its Affiliates’) technology platform or (d) the customer’s Contract has automatically renewed with Seller or any Affiliate thereof during the Customer Migration Period, but after the later of (x) March 31, 2019 and (y) ninety (90) days following the Closing Date (such later date, the “Automatic Renewal Date”). Solely for purposes of the foregoing clause (c), “Commenced” shall mean: (i) scheduled a substantial number of the material tasks necessary to complete migration, (ii) substantially completed migration testing (if any only to the extent applicable) and (iii) as applicable, (A) with respect to any Seller DDoS customer who utilizes both mitigation and monitoring services, such customer shall have moved at least one Monitored Router or OpenHybrid Source (as applicable) into production on Buyer’s network and shall have set-up and configured its network and portal within Buyer’s network environment; (B) with respect to any Seller customer who utilizes mitigation services only, such customer shall have set-up and configured its network and portal within the Buyer’s network environment; (C) with respect to any Seller MDNS customer, such customer shall have moved at least one zone into production on the Buyer’s network; or (D) with respect to any Recursive DNS Plus Service customer or DNS Firewall Service customer, such customer shall have moved at least some portion of its query volume onto the Buyer’s recursive DNS or DNS firewall service.
“Data Security Laws” means all Laws relating to privacy, security, or security breach notification requirements and applicable to the conduct of the Business and the Business’ own rules, policies, and procedures related to the same.
“DDoS Protection Service” (a.k.a. Verisign Internet Defense Network) means a fee-based service that may consist of the following: 1) a mitigation component that seeks to mitigate a distributed denial of service (“DDoS”) event that attempts to make a customer’s services unavailable to its end users, and/or 2) a monitoring component that seeks to monitor a customer’s internet traffic in order to detect the occurrence of a DDoS attack.
“DNS” means the domain name system.
“DNS Firewall Service” means a fee-based cloud service for customers built upon Seller’s Recursive DNS Plus Service that responds with customized answers based on the customer’s predefined security rules to requested DNS queries.
“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other similar encumbrance encumbering any asset.
“ERISA Affiliate” means each corporation or trade or business that, together with the Seller, is or was, at a relevant time, treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded U.K. Employee” means any person employed or engaged by Seller or a Subsidiary thereof in the Business in the United Kingdom who is not a U.K. Employee.
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
“Golden Gate” means Golden Gate Private Equity, Inc., a Delaware corporation.
“Government Contracts” means any Contract directly with any United States national or federal Governmental Authority, including any subcontract issued at any tier under a prime Contract with any United States national or federal Governmental Authority, and excluding, for the avoidance of doubt, the contracts listed in Section 3.14(a)(iii) of the Disclosure Schedule.
“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.
“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Inactive Business Employees” means each Business Employee that, as of the Closing Date, is on military leave, family and medical leave or other leaves of absence or who is receiving short-term or long-term disability under the Seller’s or any Seller Subsidiary’s short-term or long-term disability programs.
“Initial Purchase Price” means Fifty Million Dollars ($50,000,000.00).
“Intellectual Property” means any and all intellectual property, regardless of form or medium, in any and all jurisdictions worldwide, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, software, compilations, databases, derivative works, literary works, mask works, and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, technology, designs, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a source, business, good, group, product, brand, or service or to indicate a form of certification, including trademarks, trade names, service marks, trade dress, business names, logos, product designs, and product features (“Trademarks”); (iv) Internet domain names, IP addresses, and URLs; and (v) confidential or proprietary data or information (including data compilations and collections) and know-how, whether tangible or intangible, or patentable or unpatentable, including algorithms, programs, systems, and any and all other information that would qualify as a trade secret under applicable Law.
“Intellectual Property License Agreement” means the Intellectual Property License Agreement to be entered into at the Closing between the Buyer, the Seller, and any applicable Seller Subsidiaries, in substantially the form attached hereto as Exhibit D.
“Intellectual Property Rights” means any and all rights in, arising out of, or associated with Intellectual Property in any and all jurisdictions worldwide, whether pending, registered or common law, including: (i) rights in, arising out of, or associated with Works of Authorship, including rights in mask works and databases and rights granted under the U.S. Copyright Act, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (ii) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act, including patents and applications therefor, and including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, continued prosecution applications and extensions thereof; (iii) rights in, arising out of, or associated with Trademarks, including rights in the “look and feel” of objects and rights granted under the Lanham Act, together with the goodwill associated with any and all of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iv) rights in, arising out of, or associated with domain names and registrations therefor; (v) rights in, arising out of, or associated with confidential or proprietary data and information, know-how, and trade secrets, including rights granted under the Uniform Trade Secrets Act; (vi) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; and (vii) rights of attribution and integrity and other moral rights of an author.
“IRS” means the Internal Revenue Service of the United States.
“Knowledge” means, with respect to the Seller, the actual knowledge of the persons listed in Section 1.1 of the Disclosure Schedules.
“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
“Managed DNS Service” means a fee-based cloud service that hosts authoritative DNS configurations for a customer and resolves authoritative DNS queries for domain names that are not top-level domain names or the root.
“Material Adverse Effect” means any event, change, occurrence or effect that (a) would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby; provided, however, that solely in the case of clause (a) and solely for purposes of Section 8.2(a), Section 8.2(c) and representations and warranties made as of the Closing Date, any event, change, occurrence or effect to the extent constituting, arising out of, attributable to or resulting from any of the following shall be excluded in determining whether or not a Material Adverse Effect has occurred: (i) general changes or developments in the industry in which the Business operates, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (v) the announcement or performance of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including the initiation of litigation by any Person with respect to this Agreement or any Ancillary Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Business due to the announcement and performance of this Agreement or any Ancillary Agreement or the identity of the parties to this Agreement or any Ancillary Agreement, or the performance of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including compliance with the covenants set forth herein and therein, (vi) any action taken by the Seller which is required by this Agreement or any Ancillary

Agreement, and (vii) any actions taken (or omitted to be taken) by or at the request of the Buyer (except in the case of clauses (i), (ii), (iii) and (iv) to the extent such event, change, occurrence or effect has a disproportionate effect on the Business relative to other businesses in the industry in which the Business operates).
“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or any Seller Subsidiary for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) non-exclusive licenses of Intellectual Property or Intellectual Property Rights granted in the ordinary course of business; and (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances in respect of real property that do not materially interfere with the use of, or adversely affect the value of, the Transferred Assets in the Business, taken as a whole.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Purchase Price” means (i) the Initial Purchase Price plus (ii) the Post-Closing Payment.
“Recursive DNS Plus Service” means a fee-based cloud service for customers that recurses the DNS to respond with answers to requested DNS queries.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Return” means any return, declaration, report, statement, information statement or other document required to be filed with a Governmental Authority with respect to Taxes.
“SEC” means the Securities and Exchange Commission.
“Seller Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all formal written plans and all other compensation and benefit plans, contracts, policies, programs and arrangements of the Seller or any Seller Subsidiary (other than routine administrative procedures) in connection with the Business in effect as of the date hereof, including all bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any of the Business Employees or their dependents participate, as applicable and if any.
“Seller Subsidiary” means a Subsidiary of the Seller that, as of the date of this Agreement, owns a Transferred Asset or holds an Assumed Liability.
“Straddle Period” means any Taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
“Taxes” means any and all taxes of any kind and however denominated (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.
“Transfer Taxes” means all goods, services, excise, sales, use, real or personal property, gross receipt, withholding, documentary, value added, stamp, registration, filing, recordation and all other similar Taxes or other like charges, together with interest, penalties or additional amounts imposed with respect thereto.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing between the Buyer, the Seller, and any applicable Seller Subsidiaries, in substantially the form attached hereto as Exhibit E.
“Transition Strategy” means, with respect to Buyer and Seller, the process and obligations set forth in Exhibit G and any consent and assignment process mutually agreed to in writing by a senior vice president or more senior officer of each party.
Section 1.2    Other Definitions. Other capitalized terms in this Agreement will have the respective meanings given to them in the relevant section of this Agreement.
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall, and shall cause the Seller Subsidiaries to, sell, assign, transfer, convey and deliver to the Buyer all of the Seller’s and the Seller Subsidiaries’ right, title and interest as of the Closing Date in and to the Transferred Assets, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets and assume the Assumed Liabilities (the “Asset Sale”). “Transferred Assets” shall mean all of the Seller’s and the Seller Subsidiaries’ right, title and interest in and to the following assets (other than the Excluded Assets), as they exist at the time of the Closing:
(a)    all contracts and agreements (collectively the “Contracts” and each, a “Contract”) with any customers of the Business, and all Contracts entered into between the date hereof and the Closing Date with customers of the Business, in each case, to the extent such Contracts relate solely to the Business, including those listed in Section 2.1(a) of the Disclosure Schedules, and the Shared Contract Rights and the Shared Contract Obligations (collectively, the “Transferred Contracts”), including all rights, claims, causes of action and similar interests thereunder;
(b)    all (x) books of account, financial, and accounting records (including billing records, credits, debits and payment history with respect to customers of the Business), invoices, active customers’ lists and billing records (with respect to each of the foregoing, to the extent relating to the 18-month period prior to Closing), information related to requests for proposal, requests for quotation and quotations (with respect to such requests for proposal, requests for quotation and quotations, to the extent recorded in Seller’s Salesforce platform and relating to the 90-day period prior to Closing), in each case, to the extent exclusively relating to the Business, and (y) customer technical data obtained under Transferred Contracts and outlined in the Transition Services Agreement (with respect to customer technical data, to the extent available relating to the 12-month period prior to Closing), in each case, to the extent exclusively relating to the support of the Transferred Contracts, exclusive of Business Employee email and other communication records (the forgoing clauses (x) and (y), collectively, the “Business Records”) provided, however, that (i) the Business Records will be provided to the Buyer only in accordance with and to the extent permitted under applicable Law (the “Applicable Law Exception”) and only to the extent not in violation of any attendant attorney-client privilege and attorney work product protection; provided, further, however, that Seller shall use commercially reasonable efforts to furnish Buyer with all such information in a manner so as to preserve such attorney-client or other legal privilege or in conformity with such Law, (ii) the Seller shall be permitted to retain copies of all Business Records, and (iii) to the extent that any Business Records maintained by the Seller relate to the Business but do not solely relate to the Business, the Transferred Assets shall only include the portion of the Business Records exclusively relating to the Business, the Transferred Assets, the Assumed Liabilities or the Business Employees; and
(c)    all rights to receive written communications in physical form received from customers in respect of Transferred Contracts.
Section 2.2    Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, neither the Seller nor any Seller Subsidiary is selling, and the Buyer is not purchasing, any assets other than those specifically listed or described in Section 2.1, and without limiting the generality of the foregoing, the term Transferred Assets shall expressly exclude the following assets, all of which shall be retained by the Seller and the Seller Subsidiaries (collectively, the “Excluded Assets”):

(a)    all agreements pursuant to which Seller or a Seller Subsidiary offers recursive DNS to a customer at no charge to such customer, including Seller’s public recursive DNS services, Seller’s recursive DNS service known as “Recursive DNS Basic Service” and any such recursive DNS services provided for, or used in connection with, Seller’s or its Affiliates’ other businesses (as part of a broader service offering or otherwise), including the Registry Services Business;
(b)    all technology partnership agreements as set forth in Section 2.2(b) of the Disclosure Schedules;
(c)    the contracts and agreements set forth in Schedule 2.2(c);
(d)    cash and cash equivalents;
(e)    the accounts receivable, prepaid expenses and all other current assets of or pertaining to the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;
(f)    any asset constituting a current or deferred Tax asset;
(g)    the Seller’s and the Seller Subsidiaries’ corporate books and records of internal corporate proceedings, company policies, Verisign templates, restricted party screening results, customer case histories or sales activity logs (except, in the case of customer case histories or sales activity logs, to the extent provision thereof is contemplated in the Transition Services Agreement);
(h)    all real property, leaseholds and other interests in real property, including colocation facilities, together in each case with all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing;
(i)    all capital stock and other equity interests of any Person;
(j)    all Intellectual Property and Intellectual Property Rights, including all rights in, arising out of, or associated with the following Trademarks and any and all variations or derivations thereof: “VeriSign,” “Verisign,” “VeriSign Security Services,” “Verisign Security Services,” “Powered by Verisign,” “Powered by VeriSign”;
(k)    all of the Seller’s and the Seller Subsidiaries’ bank accounts;
(l)    all accounting records and analogous internal reports relating to the business activities of the Seller and the Seller Subsidiaries to the extent not exclusively relating to the Business, and all records relating to Taxes;
(m)    any interest in or right to any refund of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any Taxable period (or portion thereof) ending on or prior to the Closing Date;
(n)    any insurance policies and rights, claims or causes of action thereunder;
(o)    except as specifically provided in ARTICLE VI, any assets relating to any Seller Employee Plan;
(p)    all rights, claims and causes of action and the like relating to any Excluded Asset or any Excluded Liability or arising from or relating to the conduct of the Business (including use of the Transferred Assets) prior to the Closing;
(q)    all rights of the Seller and the Seller Subsidiaries under this Agreement and the Ancillary Agreements;
(r)    all rights of the Seller and the Seller Subsidiaries under any intercompany agreements, including for purposes of clarity any Contract relating to the Business or the Transferred Assets that is solely between or among the Seller and any Seller Subsidiary;

(s)    all records or other materials prepared or received by the Seller, any of the Seller Subsidiaries, or any of their Representatives in connection with the sale of the Business (or any portion thereof), including bids received from third Persons and analyses relating to the Business (or any portion thereof);
(t)    all confidential communications between the Seller and its Affiliates, on the one hand, and its and their Representatives (including such Representatives which have been engaged in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements), on the other hand, to the extent arising out of or relating to the negotiation, execution or delivery of this Agreement or any of the Ancillary Agreements and the transactions contemplated hereby or thereby, including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, and including any such information or files in any format of any such Representative in connection therewith; and
(u)    all other assets of the Seller and the Seller Subsidiaries not specifically listed or described in Section 2.1, including all infrastructure, network, systems, furniture, fixtures, and equipment, whether or not used in or in connection with the Business.
Section 2.3    Assumed Liabilities. At the Closing, the Buyer shall assume and, thereafter, shall pay, discharge, perform and otherwise satisfy when due, the following liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due (collectively, “Liabilities”), of the Seller and the Seller Subsidiaries (collectively, the “Assumed Liabilities”):
(a)    all Taxes assumed by the Buyer pursuant to ARTICLE VII;
(b)    all Liabilities of the Seller and the Seller Subsidiaries under the Transferred Contracts arising or to be performed after the Closing, but excluding any Liabilities relating to breaches or defaults of the Seller or any of the Seller Subsidiaries under such Transferred Contracts occurring at or prior to the Closing; and
(c)    all Liabilities assumed by the Buyer pursuant to ARTICLE VI;
provided, however, that the Assumed Liabilities shall not include any obligations or liabilities to the extent (x) first arising before the Closing (other than performance obligations under the Transferred Contracts applicable to the period following the Closing), (y) arising from or relating to any event, circumstance or condition occurring or existing prior to the Closing that, with notice or lapse of time or both, would constitute a default under, or result in a violation or breach by the Seller or any Seller Subsidiary of, any Transferred Contract or (z) arising from any violation of Law, breach of warranty, tort or infringement occurring before the Closing.
Section 2.4    Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the Buyer is not assuming and the Seller and the Seller Subsidiaries shall retain all of their respective Liabilities other than the Assumed Liabilities, including the following (the “Excluded Liabilities”):
(a)    all Taxes, except to the extent assumed by the Buyer pursuant to ARTICLE VII;
(b)    all Liabilities to the extent arising out of or in respect of any real property, leaseholds or other interests in real property;
(c)    except for the performance obligations under the Transferred Contracts applicable to the period following the Closing or to the extent expressly assumed by the Buyer pursuant to ARTICLE VI, all Liabilities arising out of the ownership or operation of the Business prior to the Closing and all Liabilities to each Seller Employee Plan or such other benefit plans that have been maintained or contributed by Seller or any of Seller’s ERISA Affiliates;
(d)    all Liabilities retained by the Seller pursuant to ARTICLE VI;
(e)    all Liabilities relating to breaches or defaults of the Seller or any of the Seller Subsidiaries under the Transferred Contracts occurring at or prior to the Closing;

(f)    all Liabilities of the Seller and the Seller Subsidiaries under any intercompany agreements, including for purposes of clarity any Contract relating to the Business or the Transferred Assets that is solely between or among the Seller and any Seller Subsidiary;
(g)    any indebtedness for borrowed money or guarantees thereof;
(h)    the accounts payable of the Business and all other current liabilities of or pertaining to the Business;
(i)    any Liability constituting a current Tax payable or deferred Tax payable;
(j)    any Liability or obligation to the extent relating to an Excluded Asset;
(k)    all Liabilities in respect of any Action commencing at or prior to the Closing;
(l)    any default or breach of Contract, breach of warranty, tort, infringement, violation of Laws or environmental, health or safety matter arising prior to Closing; and
(m)    any fees, costs and expenses of the Seller or any of its Affiliates incurred or to be incurred or payable or to be payable in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
Section 2.5    Consents to Certain Assignments.
(a)    Each of the parties shall use commercially reasonable efforts to obtain any consents, approvals, authorizations, qualifications, orders or waivers of third Persons (each, a “Consent”) that may be required to assign to the Buyer any Transferred Asset, without any conditions to such transfer or changes or modifications of terms thereunder. For purposes of this Section 2.5(a), a party will be deemed to have satisfied its obligation to the extent it substantially complies with the Transition Strategy. Subject to compliance with the obligation to use commercially reasonable efforts hereunder, the Buyer agrees that neither the Seller nor any Seller Subsidiary shall have any Liability to the Buyer arising out of or relating to the failure to obtain any such Consent from customers of the Business in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements or because of any circumstances resulting therefrom. Subject to compliance with the obligation to use commercially reasonable efforts hereunder, the Buyer further agrees that no representation, warranty or covenant of the Seller or any Seller Subsidiary herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result, in and of itself, of (i) the failure to obtain any such Consent from customers of the Business or (ii) any suit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent from customers of the Business. The Buyer further agrees that certain of the Consents may not be obtained prior to the Closing and that its obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements is not subject to any condition or contingency with respect to such Consents other than the conditions set forth in Section 8.2.
(b)    To the extent a Consent is not obtained prior to the Closing, each of the parties shall use the efforts set forth in Section 2.5(a) and Section 2.9(d) to seek a Customer Migration Event. Reference is also made to the customer migration-related services to be provided by Seller pursuant to the Transition Services Agreement.
(c)    Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, from and after the Closing, neither Seller nor any Seller Subsidiary shall have any (i) obligation to extend any contract for which a Consent has not been received, or (ii) liability for failure to extend (or for timely sending a notice of non-renewal of) any such contract at the end of its then current term, unless such action is taken in violation of the Transition Strategy. The Seller shall (A) promptly pay to the Buyer when received all monies received by the Seller or the applicable Seller Subsidiary under a Transferred Asset or any claim or right or any benefit arising thereunder (excluding, for the avoidance of doubt any monies constituting Excluded Assets) and (B) enforce at the request of the Buyer any of its rights under such Transferred Asset (including a right of termination). Buyer shall perform, at its sole expense, the Assumed Liabilities under the Transferred Contracts. Similarly, to the extent the Buyer collects any monies constituting Excluded Assets, then the Buyer shall promptly pay such monies to the Seller when received (without offset).

(d)    Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, neither this Agreement nor any of the Ancillary Agreements shall constitute an agreement to transfer or assign any asset, permit, claim or right or any benefit arising thereunder or resulting therefrom if a transfer or attempted assignment thereof, without the consent of a third Person, would constitute a breach or other contravention under any agreement or Law to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary is bound, or in any way adversely affect the rights of the Seller or any Seller Subsidiary or, upon transfer, the Buyer under such asset, permit, claim or right; provided, however, that until a Customer Migration Event has occurred with respect to any Transferred Contract (including Shared Contracts), each of the parties shall (and shall cause its respective Subsidiaries to) cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations under such Contract in accordance with this Agreement. Notwithstanding the foregoing, if (i) a Customer Migration Event with respect to a particular customer has not occurred by the end of the Term (as defined therein) of the Transition Services Agreement (the “Reversion Date”) or (ii) a customer for which a Customer Migration Event has occurred has failed to be an Active Customer (any such customer under (i) or (ii), a “Reverting Customer”), the rights, benefits (including revenue and the right to collect fees in respect of the post-Reversion Date period) and obligations arising or to be performed after the Reversion Date under the Transferred Contract (or other contract or agreement relating to the Business) of any such Reverting Customer automatically will revert to Seller (excluding any Liabilities relating to breaches or defaults of the Buyer or any of its Affiliates). The parties further agree that, effective as of the Reversion Date, the covenants set forth in Section 5.15 shall cease to apply solely with respect to any Reverting Customer and the products or services required to be provided thereto pursuant to Seller’s contractual obligations with respect to such Reverting Customer. Additionally, the parties agree that, to the extent Buyer terminates the Transition Services Agreement prior to the end of the Customer Migration Period pursuant to Section 3.2 of the Transition Services Agreement, then the determination as to whether a customer is a Reverting Customer (and the corresponding Reversion Date) shall occur as of the termination date of the Transition Services Agreement, provided that if any such Reverting Customer becomes an Active Customer by the end of the Customer Migration Period, then such customer shall cease to be a Reverting Customer and shall be included in the calculation of Customer ACV. As compensation for Buyer’s engagement and assistance with customer communications regarding assignment of the Transferred Contracts from Seller to Buyer and migration of the services described in such Contracts from Seller’s technology platform to Buyer’s technology platform from the Closing Date through the Customer Migration Period, Seller shall pay to Buyer a one-time fee in the amount of $10,000 within thirty (30) days following the Closing, which, for the avoidance of doubt, the amount or payment (or nonpayment) of such fee shall not impair, limit, restrict or otherwise impact each party’s rights and obligations set forth in this Agreement.
(e)    Shared Contracts.
(i)    Section 2.5(e)(i) of the Disclosure Schedules lists all Contracts which have rights or obligations affecting both the Business, on the one hand, and other businesses of the Seller or any of the Seller Subsidiaries, on the other hand (such Contracts, the “Shared Contracts”).
(ii)    Notwithstanding anything to the contrary in this Agreement, the Transferred Assets shall include only those provisions and rights under each Shared Contract to the extent that they relate to the Business under a Shared Contract (such provisions and rights, the “Shared Contract Rights”) and the Assumed Liabilities shall include only those provisions and obligations under each Shared Contract to the extent they relate to the Business under a Shared Contract (such provisions and obligations, the “Shared Contract Obligations”). All provisions of, and rights and obligations which arise under, a Shared Contract other than the Shared Contract Rights and the Shared Contract Obligations shall be Excluded Assets and Excluded Liabilities, respectively.
(iii)    Each of the Seller and the Buyer shall, in cooperation with the other, use its commercially reasonable efforts (in accordance with Section 2.5(a)) both before and after the Closing to effect the assignment of the Shared Contract Rights and the Shared Contract Obligations to the Buyer by, among other things, amending the Shared Contracts to separately assign the Shared Contract Rights and the Shared Contract Obligations to the Buyer and, if necessary or deemed desirable by the Seller or the Buyer, to execute new contracts with respect thereto; provided, however, that such commercially reasonable efforts shall not require the payment of any consideration (monetary or otherwise) to, or the concession or provision of any right (other than of an immaterial nature) to, or the amendment or modification in any manner adverse (other than of an immaterial nature) to the Seller or the Buyer of any Shared Contract with, any third Person that is not a Governmental Authority. Without limitation of the foregoing, to the extent the Shared Contract Rights and the Shared Contract Obligations have not been assigned as of the Closing, each of the parties shall use the efforts set forth in Section 2.5(a) and Section 2.9(d) to seek a Customer Migration Event. Reference is also made to the customer migration-related services to be provided by Seller pursuant to the Transition Services Agreement and the proviso in Section 2.5(d). Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, from and after the Closing, neither Seller nor any Seller Subsidiary shall have any (x) obligation to extend any Shared Contract for which the Shared Contract Rights and the Shared Contract Obligations have not been assigned, (y) liability for failure to extend (or for timely sending a notice of non-renewal of) any such Shared Contract at the end of its then current term, or (z) take any action that would be adverse to its Registry Services Business. Unless otherwise agreed by the Buyer (it being understood that such agreement may be withheld in the Buyer’s sole discretion), such amendments and new contracts shall be on pricing terms equal to the terms applicable to the Business under the associated Shared Contract, and shall otherwise be on terms and conditions (except for any de minimis changes) no less favorable to the Buyer than the terms and conditions applicable to the Business under the associated Shared Contract. To the extent the assignment of any Shared Contract Rights and Shared Contract Obligations contemplated hereby has not been completed by the Reversion Date, any such customer under a Shared Contract shall be considered a Reverting Customer.
Section 2.6    Closing.
(a)    The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Orrick, Herrington & Sutcliffe LLP, 1152 15th St., NW, Washington, D.C. 20005, at 11:00 A.M. Eastern Time on the third Business Day after which all conditions to the obligations of the parties set forth in ARTICLE VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) are satisfied or, to the extent permitted by applicable Law, waived, or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.
(b)    At the Closing
(i)    the Buyer shall deliver or cause to be delivered to the Seller payment, by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller (such designation to be made at least two Business Days prior to the Closing Date), in an amount equal to the Initial Purchase Price; and
(ii)    each of the Buyer and the Seller shall deliver or cause to be delivered to the other party an executed counterpart of each of the Ancillary Agreements.
(c)    Notwithstanding anything to the contrary herein, but without limiting the Buyer’s obligations hereunder (including the Buyer’s obligation to pay the Purchase Price and the Buyer’s obligations under ARTICLE IX), the Buyer shall be entitled at the Closing to direct that any of the Transferred Assets be transferred by the Seller and the Seller Subsidiaries to, and any of the Assumed Liabilities be assumed from the Seller and the Seller Subsidiaries by, one or more of the Buyer’s Affiliates in lieu of any such transfer to or assumption by the Buyer.
Section 2.7    Reserved.
Section 2.8    Purchase Price Allocation. The Initial Purchase Price and the Assumed Liabilities shall be allocated (i) among the Seller and the Seller Subsidiaries that hold a legal or economic interest in any of the Transferred Assets (collectively, the “V Sellers”) and (ii) among the Transferred Assets in the manner provided in Exhibit F hereto (the “Allocation Schedule”) for all Tax purposes, including for purposes of Section 1060 of the Code and the Treasury Regulations thereunder. Within 60 days after the Closing Date, the Seller shall deliver to the Buyer a draft certificate which shall reasonably allocate the Initial Purchase Price and the Assumed Liabilities among the Transferred Assets in a manner consistent with the Allocation Schedule (the “Allocation Certificate”), for Buyer’s review and consent (not to be unreasonably withheld, conditioned or delayed). Any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder shall be determined by the Seller, subject to Buyer’s review and consent, in a manner consistent with the Allocation Certificate. For all

Tax purposes, each of the Seller and the Buyer agrees (a) to report, and to cause its respective Affiliates to report, the transactions contemplated by this Agreement in a manner consistent with the Allocation Certificate and (b) not to take, and to cause its respective Affiliates not to take, any position inconsistent therewith in any Return, Tax filing (including filings required under Section 1060 of the Code), audit, refund claim or otherwise, unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with an applicable Governmental Authority or a final non-appealable judgment of a court of competent jurisdiction.
Section 2.9    Contingent Consideration.
(a)    Subject to any pending disputes pursuant to Section 2.9(e) below, within 30 days from the delivery of the Final Customer Migration Report, Buyer will pay or cause to be paid to Seller (without dilution) an amount in U.S. dollars (the “Post-Closing Payment”) equal to (i) (x) the Customer ACV, multiplied by (y) 3.5; minus (ii) the Initial Purchase Price; minus (iii) an amount equal to four million five hundred thousand Dollars ($4,500,000); provided, however, that in no event shall the aggregate Purchase Price payable pursuant to this Agreement exceed in the aggregate one hundred twenty million Dollars ($120,000,000); and provided, further, however, that in no event shall Seller have an obligation to refund any portion of the Initial Purchase Price, and in no event shall the adjustment contemplated by this Section 2.9(a) otherwise result in a negative adjustment to the Purchase Price. The Seller and the Buyer agree that any payments made pursuant to this Section 2.9 shall be allocated in a manner consistent with the allocation referred to in Section 2.8.
(b)    Following the Closing and for a period ending on the first anniversary thereof (the “Customer Migration Period”), the Buyer will provide a monthly written report to Seller in the form of Schedule 2.9(b) (each, a “Customer Migration Report”), not later than three (3) Business Days following the end of each month, certifying the Customer Migration Events that have taken place as of each such date. Additionally, within 60 days following the end of the Customer Migration Period, Buyer will deliver to Seller a final report (the “Final Customer Migration Report”) setting forth, in reasonable detail, the Customer Migration Events occurring on or prior to the first anniversary of the Closing Date, Buyer’s good faith calculation of Customer ACV and Buyer’s corresponding good faith calculation of the amount of the Post-Closing Payment.
(c)    As a material inducement to Seller to enter into this Agreement and with the understanding that Seller is relying thereon, and to carry out the transactions contemplated by this Section 2.9, Seller will have the audit rights in this Section 2.9(c) with respect to the determination of the Post-Closing Payment and the Customer Migration Events to which such payment relates. Buyer will (and will cause its Affiliates and resellers, and other relevant parties to) keep complete, true and accurate books of accounts and records for the purpose of determining the Post-Closing Payment and the Customer Migration Events to which such payment relates. Such books and records will include all data necessary, including customer contracts and invoices, for the determination of whether Customer Migration Events have occurred and the proper computation of the Post-Closing Payment and will be retained by Buyer until at least the 18-month anniversary of the Closing (provided that such books and records will be retained for a longer period to the extent of, and necessary to resolve, any pending dispute or inspection with respect to a Customer Migration Event or the Post-Closing Payment), and Buyer will make such books and records reasonably available and accessible to Seller and its Representatives upon Seller’s request.
(d)    Without limiting the obligations of the parties set forth in Section 2.5, the parties agree to appropriately coordinate with one another in good faith with respect to efforts to achieve Customer Migration Events during the Customer Migration Period and to otherwise assist with the migration of customers’ services to Buyer’s technology platform, in each case, upon terms and conditions including price, service levels, and other significant contractual commitments that, taken in the aggregate, are generally as favorable or better than the terms and conditions in force with Seller as of the Closing and in accordance with the Transition Strategy; provided that Buyer agrees that neither the Seller nor any Seller Subsidiary will have any Liability to Buyer arising out of or relating to the failure to achieve a Customer Migration Event or to otherwise assist with migration, except as expressly provided in the Transition Services Agreement and Section 2.5. On a monthly basis, promptly following delivery of each Customer Migration Report, representatives of Buyer and Seller (which shall include the Contract Managers specified under the Transition Services Agreement), shall confer by telephone to discuss the efforts being undertaken with respect to the achievement of Customer Migration Events, other customer migration-related issues and any questions concerning the contents of Customer Migration Reports. Such telephone conferences shall take place at the times agreed by the respective Contract Managers specified under the Transition Services Agreement.
(e)    If Seller disputes any item specified in the Final Customer Migration Report (including Buyer’s calculation of Customer ACV or the amount of the Post-Closing Payment), Seller may, at any time during the 30-day period following its receipt of the Final Customer Migration Report, provide written notice thereof to Buyer (a “Notice of Disagreement”). During the 30‑day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of Customer ACV or the amount of the Post-Closing Payment as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 30‑day period shall be final and binding with respect to such items, and if the Buyer and the Seller agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 30‑day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm mutually agreed by the parties (an “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Customer ACV and the Post-Closing Payment, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Customer ACV and the Post-Closing Payment. For purposes of clarity, the parties hereby agree that no accounting firm that has been engaged on behalf of either party or such party’s direct Affiliates within the last two (2) years may be selected as an Independent Accounting Firm. Buyer will make its books and records available to the Independent Accounting Firm in connection with any such dispute related to the Final Customer Migration Report. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Customer ACV and the Post-Closing Payment that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with this Agreement, and the Independent Accounting Firm is not to make any other determination. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Customer ACV and the Post-Closing Payment shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator. The costs of any dispute resolution pursuant to this Section 2.9(e), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Buyer and the Seller in proportion to the difference between the Independent Accounting Firm’s final determination of the Customer ACV and the Post-Closing Payment and the Buyer’s and the Seller’s determinations of the Customer ACV and the Post-Closing Payment (such that the party whose determination of the Customer ACV and the Post-Closing Payment is more inaccurate shall bear the greater amount of such costs), and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Customer Migration Report and the preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party. Within three Business Days following final determination by the Independent Accounting Firm of the Customer ACV and the Post-Closing Payment Buyer shall pay or cause to be paid the Post-Closing Payment to Seller.
(f)    As a material inducement to Seller to enter into this Agreement, Buyer covenants and agrees that, during the Customer Migration Period, (i) it will operate the Business in good faith and will not take any actions directly and solely intended to reduce, avoid, minimize or diminish the Post-Closing Payment and (ii)

with respect to pricing and payment terms, it will treat the customers of the Business and contractual arrangements with such customers in a manner substantially similar to the way Buyer treats similarly situated customers of its existing security services business line and the contractual arrangements with such similarly situated customers. Subject to the foregoing, none of Buyer nor any of its Affiliates will owe Seller or any of its Affiliates any fiduciary or other similar duty in respect of this Section 2.9. To the extent that Buyer breaches the terms of this Section 2.9(f), as determined by a final non-appealable judgment of a court of competent jurisdiction, Seller shall be entitled to recover an amount equal to (x) the Post-Closing Payment calculated as if Buyer had not breached this Section 2.9, less (y) the Post-Closing Payment calculated by Buyer in accordance with Section 2.9(b) or otherwise paid by or on behalf of Buyer, which such amount shall be the sole and exclusive Losses and/or Liability of Buyer or its Affiliates in respect of this Section 2.9.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
Except as set forth in the disclosure schedules of the Seller attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:
Section 3.1    Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Seller Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Seller and each of the Seller Subsidiaries has all necessary corporate, company or partnership power and authority to enable it to own, lease and operate the Transferred Assets owned, leased or operated by it and to carry on the Business as presently conducted by it. Each of the Seller and each of the Seller Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified or licensed or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.2    Authority. The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Seller Subsidiaries has full corporate, company or partnership power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. The execution, delivery and performance by each of the Seller Subsidiaries of each of the Ancillary Agreements to which it will be a party and the consummation by each of the Seller Subsidiaries of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate, company or partnership action. The Seller has duly executed and delivered this Agreement and, on or prior to the Closing will have duly executed and delivered each of the Ancillary Agreements, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and each of the Ancillary Agreements will after the Closing constitute, the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. Each of the Seller Subsidiaries on or prior to the Closing will have duly executed and delivered each of the Ancillary Agreements to which it will be a party, and, assuming due execution and delivery by each of the other parties thereto, each such Ancillary Agreement will after the Closing constitute each such Seller Subsidiary’s legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 3.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Seller of this Agreement do not, the execution, delivery and performance by the Seller of each of the Ancillary Agreements and by each of the Seller Subsidiaries of each of the Ancillary Agreements to which it will be a party will not, and the consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements do not and will not:
(i)    conflict with or violate the organizational and charter documents of the Seller or the comparable organizational documents of any of the Seller Subsidiaries;
(ii)    (x) conflict with or (y) violate, in each such case under (x) or (y), in any material respect any Law applicable to the Seller, any Seller Subsidiary, the Business, or any of the Transferred Assets or by which the Seller, any Seller Subsidiary, the Business, or any of the Transferred Assets may be bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, cause the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any of the Transferred Assets under, or require any Consent pursuant to, any Contract that is not a Transferred Contract to which the Seller or any Seller Subsidiary is party, where any such breach, default or imposition or failure to file, seek or obtain such notice, authorization, approval, order, permit or Consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
except (A) in the case of clause (ii), (x) for compliance with the applicable requirements of HSR and applicable foreign antitrust or trade regulation laws and (y) for the filing by Seller, to the extent applicable, of such reports and information with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, and (B) in the case of clause (iii), as set forth in Section 3.3(a) of the Disclosure Schedules. The provision of the Business Records to Buyer pursuant to Section 2.1(b), without giving effect to the Applicable Law Exception, does not to the actual knowledge (without having undertaken any investigation or inquiry and expressly excluding any imputed or constructive knowledge), as of the date hereof, of legal personnel of Seller directly involved in the transactions contemplated hereby conflict with or violate any U.S. federal Law or EU data protection law applicable to the Seller, any Seller Subsidiary, the Business, or any of the Transferred Assets or by which the Seller, any Seller Subsidiary, the Business, or any of the Transferred Assets may be bound or affected, subject to Buyer’s compliance with the covenant set forth in the last sentence of Section 5.6.
(b)    The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or Consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with the applicable requirements of HSR and applicable foreign antitrust or trade regulation laws, (ii) as set forth in Section 3.3(b) of the Disclosure Schedules, (iii) for any requirements under the Exchange Act or (iv) where failure to file, seek or obtain such notice, authorization, approval, order, permit or Consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.4    Sufficiency of Assets. Except as expressly set forth in this ARTICLE III, Seller is making no, and disclaims any, representations or warranties regarding the sufficiency of the Transferred Assets for the operation and conduct of the Business by the Buyer after the Closing.
Section 3.5    Financial Statements. The Seller has provided the Buyer with the unaudited adjusted financial information relating to the Business set forth in Section 3.5 of the Disclosure Schedules, which such financial information reflects the revenues and certain specified expenses, and certain specified assets and liabilities in the general ledger accounts, including the deferred revenue and accounts receivable, of the Business (the “Financial Information”). The Financial Information has been prepared in good faith on the bases described therein using the financial books and records maintained by the Seller for the Business (which books and records are true and accurate in all material respects), it being understood that (a) the Business has been consolidated into the financial statements of Seller and has had transactions and relationships with Seller and its respective Affiliates; (b) the Business has relied on Seller and its Affiliates for a portion of its administrative support for which the costs have been allocated on a basis that Seller reasonably believes appropriate under the circumstances; (c) the amounts recorded for these allocations are not necessarily representative of the amounts that would have been reflected in the Financial Information had the Business been an entity operated independently of Seller; and (d) all of such administrative and financial support, together with any associated assets or personnel, are not necessarily being transferred pursuant to this Agreement. The Financial Information (v) has not been prepared in accordance with GAAP, provided that revenue as set forth in the Financial Information has been recognized in accordance with GAAP, (w) does not include information regarding operating margins or the cost of goods sold, (x) includes estimated costs that do not necessarily represent the costs that were actually allocated to the Business for the relevant periods (or that the Business will incur after the Closing), (y) includes assets that have not been tested for impairment or otherwise adjusted for fair value and (z) fairly reflects the revenues and specified expenses, and the assets and liabilities in the general ledger accounts, including deferred revenue and accounts receivable, identified therein.
Section 3.6    Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Disclosure Schedules (it being understood that notwithstanding anything to the contrary in this Agreement or in the Disclosure Schedules, no disclosure in any other section of the Disclosure Schedules shall be deemed to qualify the representation in Section 3.6(b)), since June 30, 2018, (a) the Seller and the Seller Subsidiaries have conducted the Business, in all material respects, in the ordinary course of business consistent with past practice and (b) there has not occurred any Material Adverse Effect with respect to the Business. Without limiting the generality of the foregoing, since June 30, 2018, neither the Seller nor any of the Seller Subsidiaries has taken any action which, if taken after the date of this Agreement, would require the consent of Buyer pursuant to Section 5.1.
Section 3.7    Compliance with Law; Permits.
(a)    The Business is and has been conducted in compliance in all material respects with all applicable Laws.
(b)    The Seller and the Seller Subsidiaries collectively are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for them to own, lease and operate the Transferred Assets and to carry on the Business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.8    Litigation. There is no Action by or against the Seller or any Seller Subsidiary in connection with the Business pending, or to the Knowledge of the Seller, threatened in writing that would if adversely determined, individually or in the aggregate, reasonably be expected to result in a material liability to the Seller or any Seller Subsidiary or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
Section 3.9    Employee Matters.
(a)    Section 3.9(a) of the Disclosure Schedules sets forth a true and complete list of all of the Business Employees proposed to be hired by the Buyer, including their respective dates of employment, their respective locations of employment, and, unless prohibited by applicable Law, their respective salaries, wages, bonuses and other compensation paid during 2017 and payable during 2018. Section 3.9(a) of the Disclosure Schedules sets forth a true and complete list of (x) all Seller Employee Plans applicable to the Business Employees and (y) with respect to each Business Employee, such employee’s Base Compensation, Work Location and Other Employment Terms, as defined in Section 6.1(b).
(b)    Section 3.9(b) of the Disclosure Schedules sets forth a true and complete list of all of the employment contracts exclusively relating to the Business Employees proposed to be hired by the Buyer to which the Seller or any Seller Subsidiary is a party as of the date of this Agreement.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Seller Employee Plans is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Seller or any of the Seller Subsidiaries (or Buyer or its Affiliates) would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA. Each Seller Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that such Seller Employee Plan meets the requirements of Section 401(a) of the Code and no event has occurred and no condition exists with respect to the form or operation of such Seller Employee Plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Neither Seller nor its Affiliates has any current or potential obligation to provide post-employment health, life or other welfare benefits to any Business Employee other than as required under Section 4980B of the Code or any similar applicable law for which the covered individual pays the full cost of coverage.
(d)    The representations and warranties contained in this Section 3.9 are the only representations and warranties being made with respect to ERISA.
Section 3.10    Labor and Employment Matters. Neither the Seller nor any Seller Subsidiary is a party to any labor or collective bargaining contract that pertains to any Business Employees proposed to be hired by the Buyer. There are no pending or, to the Knowledge of the Seller, threatened Actions concerning labor matters with respect to the Business Employees proposed to be hired by the Buyer, except for such Actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.11    Personal Property. Each of the Seller and each of the Seller Subsidiaries has good and valid title to all Transferred Assets to be transferred by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. No representation or warranty is made under this Section 3.11 with respect to Intellectual Property, which is covered exclusively by Section 3.12.
Section 3.12    Intellectual Property.
(a)    To the Knowledge of the Seller, the operation of the Business as it relates to the Transferred Contracts as of immediately prior to Closing does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property or Intellectual Property Rights of any third party, and neither the Sellers nor Seller Subsidiary have received any written notices, written requests for indemnification, or written threats from any third party related to the foregoing in the two (2) years prior to the date of this Agreement.
(b)    To the Knowledge of the Seller, no third party is infringing, misappropriating, diluting, or otherwise conflicting with the Intellectual Property or Intellectual Property Rights of the Seller or any Seller Subsidiary, in each case, related to the Transferred Contracts.
(c)    Neither Seller nor any of its subsidiaries owns any patent or patent application that would be infringed by the operation of the Business as it relates to the Transferred Contracts as of immediately prior to Closing other than those that are licensed pursuant to the Intellectual Property License Agreement.
(d)    To the Knowledge of the Seller, during the two (2) year period immediately prior to the date of this Agreement, there have not been any (i) actual or alleged material incidents of unauthorized disclosure, loss, corruption, alteration, or use of personally identifiable information possessed by Seller related to the Transferred Contracts, or other actual or alleged material incidents of data security breaches compromising the confidentiality or integrity of such personally identifiable information or (ii) written notices received by Seller from a Governmental Authority relating to any material failure of Seller to comply with Data Security Laws in connection with the personally identifiable information possessed by Seller related to the Transferred Contracts, in each case under the immediately preceding clauses (i) and (ii), that would require disclosure pursuant to the Exchange Act.
(e)    For the avoidance of doubt, an Excluded Asset does not relate to the Transferred Contracts for purposes of interpreting this Section 3.12.
Section 3.13    Taxes. Except as set forth in Section 3.13 of the Disclosure Schedules:
(a)    All sales and use, property and other material Taxes of the Seller and the Seller Subsidiaries that relate primarily to any of the Transferred Assets or the Business have been duly and timely paid, and all Tax returns with respect to the Transferred Assets or the Business have been timely filed and are correct and complete in all material respects;

(b)    there are no Encumbrances for Taxes upon any of the Transferred Assets, other than Permitted Encumbrances;
(c)    no action, suit, proceeding, or audit is pending against or with respect to Seller and/or the Seller Subsidiaries regarding Taxes related to the Transferred Assets or the Business; and
(d)    none of Seller and/or the Seller Subsidiaries has waived any statute of limitations in respect of Taxes related to the Transferred Assets or the Business.
The representations and warranties contained in this Section 3.13 are the only representations and warranties being made with respect to Taxes.
Section 3.14    Material Contracts.
(a)    Except as set forth in Section 3.14(a) of the Disclosure Schedules, as of the date hereof, neither the Seller nor any Seller Subsidiary (in each case, solely with respect to the Business) is a party to or is bound by any Contract of the following nature, in each case excluding any purchase order or analogous instruments entered into with customers or suppliers in the ordinary course of business (such Contracts required to be listed in Section 3.14(a) of the Disclosure Schedules, the “Material Contracts”):
(i)    Contracts with the Top Customers;
(ii)    Contracts involving the Business relating to indebtedness for borrowed money;
(iii)    Contracts involving the Business where the Seller is in contractual privity with any Governmental Authority (excluding Permits);
(iv)    Contracts that limit or purport to limit the ability of Seller to compete with respect to the Business with any Person or in any geographic area or during any period of time; or
(v)    material joint venture, partnership or similar Contracts covering the Business or the Transferred Assets.
(b)    Each Material Contract is valid and binding on the Seller or a Seller Subsidiary and the counterparties thereto, and is in full force and effect. Neither the Seller nor any Seller Subsidiary nor, to the Knowledge of the Seller, any counterparty to any Material Contract is in breach of, or default under, any Material Contract to which it is a party in any material respect.
(c)    Except as set forth in Section 2.5(e)(i) of the Disclosure Schedules, Seller is not party to or bound by any Contract with any customer of the Business which has rights or obligations affecting both the Business, on the one hand, and other businesses of the Seller or any of the Seller Subsidiaries, on the other hand.
Section 3.15    Brokers. Except as set forth in Section 3.15 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions provided for in this Agreement based upon arrangements made by or on behalf of the Seller or any Seller Subsidiary.
Section 3.16    Customers. Section 3.16(a) of the Disclosure Schedules sets forth a list of the top fifty (50) customers of the Business for the year ended December 31, 2017 and for the eight (8) month period ended August 31, 2018 (determined by the amount of total sales or purchases, as applicable) (such customers, collectively, the “Top Customers”). Except as set forth in Section 3.16(b) of the Disclosure Schedules, no such Top Customer has since January 1, 2018 (a) canceled or otherwise terminated or threatened (in writing) to cancel or otherwise terminate its relationship with the Business or (b) materially and adversely changed its relationship or threatened (in writing) to materially and adversely change its relationship with the Business.
Section 3.17    Certain Payments. Neither the Seller nor any Seller Subsidiary in connection with the Business: (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating the anti-bribery provisions of the Foreign

Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Business, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, corruptly and to obtain favorable treatment in obtaining or retaining business, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d), or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar illegal payment of any nature.
Section 3.18    Government Contracts.
(a)    Neither the Seller nor any Seller Subsidiary is currently in, and the execution and delivery of this Agreement will not result in, any material violation, breach or default of any term or provision, the loss of any benefit or the acceleration of any right or obligation under or trigger automatic or optional termination or modification of, any Contract that is a Government Contract. Neither the Seller nor any of the Seller Subsidiaries has received (i) a cure notice, complaint, claim, a show cause notice or a stop work notice, nor has any of them been threatened in writing with termination for default under any Contract that is a Government Contract or (ii) a request for equitable adjustment or other written claim by any of its vendors, suppliers or subcontractors against any of the Seller or any Seller Subsidiaries relating to a Contract that is a Government Contract.
(b)    There is not currently pending, and since January 1, 2016, none of the Seller or any Seller Subsidiary has received written notice of, any Action in connection with a Contract that is a Government Contract.
(c)    Since January 1, 2016, none of the Seller or any Seller Subsidiary has been restricted, suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority in connection with the conduct of the Business, and no such restriction, suspension or debarment has been initiated or, to Seller’s Knowledge, threatened or proposed. There is, and since January 1, 2016 has been, no Action by any Governmental Authority relating to any Contract that is a Government Contract or the violation of any Law relating to any Contract that is a Government Contract.
(d)    The Seller and the Seller Subsidiaries are in compliance in all material respects with all obligations under each Contract that is a Government Contract, including product testing and quality assurance and security clearance requirements (if any).
Section 3.19    Exclusivity of Representations and Warranties. None of the Seller nor any of its Affiliates, nor any Representatives of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby, except as expressly set forth in this ARTICLE III, any certificate delivered pursuant to Section 8.2(a)(iii) or any Ancillary Agreement, and such Persons hereby disclaim any such other representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:
Section 4.1    Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate, company or partnership power and authority to enable it to own, lease and operate its properties and to carry on its business as presently conducted.
Section 4.2    Authority. The Buyer has full corporate, company or partnership power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, company or partnership action. The Buyer has duly executed and delivered this Agreement and, on or prior to the Closing will have duly executed and delivered each of the Ancillary Agreements, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and each of the

Ancillary Agreements will after the Closing constitute, the Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Buyer of this Agreement do not, the execution, delivery and performance by the Buyer of each of the Ancillary Agreements will not, and the consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements do not and will not:
(i)    conflict with or violate the organizational documents of the Buyer;
(ii)    conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any Consent pursuant to, any material contract or agreement to which the Buyer is a party;
except, in the case of clauses (ii) and (iii), for (A) compliance with the applicable requirements of HSR and applicable foreign antitrust or trade regulation laws and (B) any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or Consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation of the transactions contemplated hereby, except where failure to file, seek or obtain such notice, authorization, approval, order, permit or Consent would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.4    Financing. The Buyer has, and will have at the Closing, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and to pay all related fees and expenses.
Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
Section 4.6    Buyer’s Investigation and Reliance.
(a)    Other than for the representations and warranties of the Seller expressly set forth in ARTICLE III and the representations and warranties of the Seller or any of its Affiliates expressly set forth in any Ancillary Agreement, the Buyer and its Affiliates are not relying in any respect on, and the Seller and its Affiliates shall have no Liability to the Buyer and its Affiliates with respect to, any representation, warranty, statement, document, prediction or other piece of information, written or oral, express or implied, made or provided by the Seller or any of its Affiliates, or any Representative of any of the foregoing (including any management presentation, any discussions regarding due diligence, any projections or other forecasts as to future performance, and any materials included in any “electronic data room”) in entering into this Agreement or the Ancillary Agreements or in consummating any of the transactions contemplated hereby or thereby, and the Buyer, on behalf of itself and its Affiliates, agrees that it will not bring any claim for indemnification or any Action in respect of any such representation, warranty, statement, document, prediction or other piece of information.
(b)    The Buyer acknowledges that, should the Closing occur, the Buyer will acquire the Transferred Assets on an “as is” and “where is” basis, and that the Seller and its Affiliates and its and their Representatives have made no representations or warranties with respect to the merchantability or fitness for any particular purpose of any of the Transferred Assets.

(c)    As of the date hereof, the Buyer has no reason to believe that any of the representations or warranties made by the Seller in ARTICLE III are untrue or inaccurate in any respect.
(d)    The Buyer, its Affiliates and its and their Representatives have been provided with reasonable access to the Business and the Seller’s Representatives, properties, assets, offices, facilities, books and records relevant to the Business and the Transferred Assets, and reasonable access to all other information that the Buyer and its Affiliates have requested in connection with its and their investigation of the Business, the Transferred Assets, and the transactions provided for in this Agreement. The Buyer is a sophisticated party and has made its own independent investigation, review and analysis regarding the Business, which investigation, review and analysis was conducted by the Buyer together with expert advisors, including legal counsel that it has engaged for such purpose.
(e)    Without limiting the generality of any of the foregoing, the Buyer understands and acknowledges that the Seller is not transferring the core systems, software, and hardware used by the Seller and the Seller Subsidiaries, nor are certain employees who operate such systems, software, and hardware transferring to the Buyer.
(f)    Nothing in this Section 4.6 is intended to modify or limit in any respect any of the representations or warranties of the Seller contained in ARTICLE III or, in the case of subsection (e), the scope of the Transferred Assets.
Section 4.7    Exclusivity of Representations and Warranties. None of the Buyer nor any of its Affiliates, nor any Representative of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement, the Ancillary Agreements or the transactions provided for in this Agreement or any Ancillary Agreement, except as expressly set forth in this ARTICLE IV, any certificate delivered pursuant to Section 8.1(a)(iii) or any Ancillary Agreement, and such Persons hereby expressly disclaim any such other representations or warranties.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing. Except as otherwise contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent, the Business shall be conducted only in the ordinary course of business in all material respects and/or in accordance with the Transition Strategy, and the Seller shall, and shall cause each of the Seller Subsidiaries to, use its commercially reasonable efforts to preserve in all material respects the present commercial relationships with key Persons with whom the Seller or any Seller Subsidiary deals in connection with the conduct of the Business in the ordinary course and/or as provided for in the Transition Strategy, subject to actions taken in preparation for the Closing, including the pursuit of applicable third party consents. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer, the Seller shall not, and shall cause each of the Seller Subsidiaries not to, in connection with the Business:
(a)    sell, transfer, encumber or otherwise dispose of any Transferred Assets or any interest therein;
(b)    sell, lease (as lessor), license (as licensor), or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any Transferred Asset;
(c)    (A) (i) enter into any Contract and/or (ii) amend, modify, extend or renew existing Contracts, in each case, that would be a Material Contract if entered into prior to the date hereof, other than any such Contracts entered into, amended, modified, extended or renewed in the ordinary course of business or in a manner consistent with the Transition Strategy or (B) enter into any Contract with a customer of the Business that has rights or obligations affecting both the Business, on the one hand, and other businesses of the Seller or any of the Seller Subsidiaries, on the other hand;

(d)    grant or announce any increase in the salaries, bonuses or other compensation payable to or benefits provided to any Business Employee proposed to be hired by the Buyer, other than (i) as required by Law, (ii) as required by any Seller Employee Plans, programs or Contracts existing on the date hereof as set forth on Section 3.9(b) of the Disclosure Schedules, (iii) for bonuses paid in the ordinary course of business or for periodic salary increases in the ordinary course of business or (iv) otherwise in the ordinary course of business; provided, that Seller shall provide Buyer with reasonably prompt notice (which notice shall be prior to the Closing) of any change in any Business Employee’s Base Compensation, Work Location and Other Employment Terms prior to the Closing; or
(e)    formally announce an intention to, or enter into any Contract to, do any of the foregoing.
Section 5.2    Collection of Accounts Receivable; Payment of Accounts Payable.
Without limiting the generality of the provisions of Section 5.1, prior to the Closing, Seller and each of the Seller Subsidiaries shall:

(a)     collect accounts receivable of the Business in the ordinary course of business, consistent with Seller’s and its Subsidiaries’ past practice with respect to the Transferred Contracts; and
(b)    pay accounts payable of the Business in the ordinary course of business, consistent with Seller’s and its Subsidiaries’ past practice.
Section 5.3    Covenants Regarding Information.
(a)    From the date hereof until the Closing Date, upon reasonable notice, the Seller shall, and shall cause each of the Seller Subsidiaries to, afford the Buyer and its Representatives reasonable access to the bookings, billings, and collections information of the Seller and each of the Seller Subsidiaries to the extent exclusively relating to the Business; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the personnel of the Seller or the applicable Seller Subsidiary and in such a manner as not unreasonably to interfere with the normal operations of the Seller or the applicable Seller Subsidiary and the Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose, or cause any of the Seller Subsidiaries to disclose, any information to the Buyer or its Representatives if the Seller determines, in its good faith discretion, that (i) such disclosure would jeopardize any attorney-client or other legal privilege, (ii) such disclosure would contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (iii) such information is pertinent to any litigation in which the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are engaged, (iv) such information should not be disclosed due to its competitively sensitive nature, or (v) such information relates to any Return filed by the Seller or any Affiliate thereof or any of their respective predecessor entities.
(b)    In order to facilitate the resolution of any claims made against or incurred by the Seller or any Seller Subsidiary in relation to the Business, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.
(c)    In order to facilitate the resolution of any claims made against or incurred by the Buyer in relation to the Business, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Seller’s or the applicable Seller Subsidiary’s document retention policy, the Seller shall, and shall cause each of the Seller Subsidiaries to, (i) retain the books and records relating to the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records to the extent exclusively relating to the Business.
Section 5.4    [Reserved].

Section 5.5     Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in ARTICLE VIII becoming incapable of being satisfied.
Section 5.6    Non-Disclosure. With the exception of disclosure permitted pursuant to Section 5.11, each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions provided for in this Agreement pursuant to the terms of the (i) Mutual Non-Disclosure Agreement dated June 27, 2018, as amended by that certain Amendment to Mutual Non-Disclosure Agreement made as of September 24, 2018, (ii) Exclusivity Agreement dated as of September 14, 2018, and (iii) Clean Team Confidentiality Agreement, dated as of August 9, 2018, as applicable, between the Buyer and the Seller (as amended and in effect from time to time, the “Non-Disclosure Agreements”), which shall continue in full force and effect until the Closing Date, at which time the Non-Disclosure Agreements and the obligations of the parties under this Section 5.6 shall terminate; provided, however, that after the Closing Date, the Non-Disclosure Agreements shall terminate only in respect of that portion of the Information and Highly Confidential Information (as defined in the respective Non-Disclosure Agreement) to the extent exclusively relating to the Business. If for any reason this Agreement is terminated prior to the Closing Date, the Non-Disclosure Agreements shall nonetheless continue in full force and effect in accordance with their respective terms. Additionally, Buyer hereby acknowledges and agrees that, until a customer becomes a Consented Customer (as defined in the Transition Services Agreement), Buyer shall use the Business Records and any other documentation relating to such customer solely for purposes of assignment and migration of the relevant Transferred Contract, and Buyer shall not disclose any such Business Records or other documentation to any third party except as necessary for such assignment and migration purposes.
Section 5.7    Consents and Filings; Further Assurances.
(a)    Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to obtain all Consents as may be necessary or advisable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, in each case, subject to the provisions set forth in Section 2.5.
(b)    Without limiting the generality of the parties’ undertakings pursuant to Section 5.7(a), each party will use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the Asset Sale and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, promptly after the date of this Agreement, and no later than ten Business Days following the date hereof, the parties shall cause to be prepared and filed the notifications required under HSR in connection with the Asset Sale, which shall specifically request early termination of the waiting period prescribed by HSR (and Buyer and Seller shall each use their commercially reasonable efforts to seek and obtain such early termination). Buyer shall be responsible for all filing fees in connection with such notification. Buyer and Seller shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission, U.S. State Department or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Authority in connection with national security, antitrust or related matters. Each of the Seller and the Buyer, to the extent it has knowledge of such facts, shall (A) give the other party prompt notice of the commencement of any Action by or before any Governmental Authority with respect to the Asset Sale or any of the other transactions contemplated by this Agreement; (B) keep the other party informed as to the status of any such Action; and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Asset Sale. Each of the Seller and the Buyer will consult and reasonably cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any Action under or relating to national security matters, HSR or any other foreign, federal or state antitrust, anticompetition or fair trade Law with respect to the Asset Sale and the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any Action under or relating to HSR or any other foreign, federal or state antitrust, anticompetition or fair trade Law or any other similar Action relating to the Asset Sale to which either the Seller or the Buyer is a party, each of the Seller and the Buyer will permit authorized Representatives of the other to be present at each meeting or conference in connection with any such Action that is attended by a member of any Governmental Authority, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Action. Notwithstanding the foregoing, either party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 5.7(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient party, and the recipient party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient party, unless express written permission is obtained in advance from the source of the materials.
(c)    Notwithstanding anything to the contrary herein, if any order is made by any Governmental Authority or any Action is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any antitrust Law, Buyer shall, and shall cause its Affiliates to, take any and all such commercially reasonable action as may be required (i) by the applicable Governmental Authority (including the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such Governmental Authority may have to such transactions under such antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order or decision that has the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that such commercially reasonable efforts shall not include any obligation to defend through litigation any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.
(d)    Without limiting the foregoing, each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Non-Disclosure Agreements, the parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. Subject to the Non-Disclosure Agreements, the parties shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions provided for in this Agreement.
(e)    Notwithstanding anything in this Agreement to the contrary, no party shall be required in connection with obtaining a Consent under any Transferred Contract of any third Person that is not a Governmental Authority to agree to the payment of any consideration (monetary or otherwise) to, or the concession or provision of any right to, or the amendment or modification in any manner adverse to the Seller or the Buyer or any of their respective Affiliates of such Transferred Contract with, any such third Person. Notwithstanding anything in this Agreement to the contrary, in no event will Buyer be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Buyer, could reasonably be expect to limit the right of Buyer to own or operate all or any portion of its businesses or assets or the Transferred Assets.

Section 5.8    Use of Trademarks. The Seller is not conveying ownership rights or granting the Buyer or any Affiliate of the Buyer a license to use any of the Trademarks or domain names of the Seller or any of its Affiliates (including the following Trademarks and any variations or derivations thereof: “VeriSign”, “Verisign”, “VeriSign Security Services”, “Verisign Security Services,” “Powered by Verisign,” or “Powered by VeriSign,” or any Trademark or domain name incorporating the name “VeriSign” or “Verisign”). In the event the Buyer or any Affiliate of the Buyer violates any of Seller’s trademark rights, the Seller may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that such violation may cause the Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. The Buyer therefore agrees that in the event of any actual or threatened violation of Seller’s trademark rights, the Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Buyer or such Affiliate of the Buyer to prevent any violations of such rights.
Section 5.9    Wrong Pockets. After the Closing: (a) if the Seller or any of its Affiliates receives or otherwise discovers it is in possession of any asset that is a Transferred Asset, the Seller promptly shall remit, or shall cause to be remitted, such asset to the Buyer and (b) if the Buyer or any of its Affiliates receives or otherwise discovers that it is in possession of any asset that is an Excluded Asset, the Buyer promptly shall remit, or shall cause to be remitted, such asset to the Seller.
Section 5.10    Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of any so-called “bulk transfer” or “bulk sales” laws of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer.
Section 5.11    Public Announcements. From and after the date hereof, neither party shall issue any press release or make any public statement with respect to this Agreement or the transactions provided for in this Agreement without first obtaining the other party’s written approval, except that no such approval shall be necessary to the extent disclosure is required by applicable Law or any listing agreement of any party hereto; provided that prior to issuing any press release regarding this Agreement or the transactions contemplated hereby, it shall (to the extent reasonably practicable and permitted by applicable Law) provide the other party with prior notice and an opportunity to comment on any such press release (and consider in good faith such comments), other than any press release issued by Seller following the initial earnings press release following the date hereof and after the Closing Date that does not materially deviate from Seller’s initial earnings press release (provided that, with respect to respect to such initial earnings press release, Seller shall only be obligated to provide Buyer with prior notice of and an opportunity to comment on (and consider in good faith such comments to) the portion of such press release relating to the transactions provided for in this Agreement).
Section 5.12    Communications with Customers and Suppliers. Prior to the Closing, the parties shall reasonably cooperate with each other in coordinating their communications with any customer, supplier or other contractual counterparty of the Business in relation to the transactions provided for in this Agreement and by the Ancillary Agreements. Prior to the Closing, without the prior written consent of the Seller, the Buyer shall not, and shall cause its Affiliates and its and their Representatives not to, contact or otherwise engage in any communications with any customer, supplier or other contractual counterparty of the Business.
Section 5.13    Corporate Insurance. The Buyer acknowledges that the policies and insurance coverage maintained on behalf of the Business are part of the corporate insurance program maintained directly or indirectly by the Seller (such policies, the “Corporate Policies”), and, after the Closing, such coverage will not be available to the Business or the Buyer or any Buyer Subsidiary. In furtherance of the foregoing, after the Closing, the Buyer shall not, and shall cause its Affiliates not to, bring any claim for recovery under any of the Corporate Policies, even if such Person may be so entitled in accordance with the terms of such Corporate Policies.
Section 5.14    Further Assurances. Subject to Section 2.5, each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.15    Non-Competition.
(a)    For a period of thirty-six (36) months following the Closing Date (such period, the “Restrictive Period”), the Seller hereby covenants and agrees that the Seller shall not, and shall cause its Subsidiaries (together with Seller, “Seller Restricted Entities”) to not, engage in any Restricted Business (as defined below) in the United States or any non-U.S. jurisdiction where Seller Restricted Entities engaged in any Restricted Business during the twelve (12) month period prior to the Closing.
(b)    For the avoidance of doubt and notwithstanding anything to the contrary in Section 5.15(a) or otherwise, nothing prevents a Seller Restricted Entity from performing activities that are not restricted by Section 5.15(a) or that are otherwise set forth below:

(i)    operating any new or existing business of any Seller Restricted Entity (other than a Restricted Business in a jurisdiction restricted by Section 5.15(a));
(ii)    utilizing, developing, testing, incorporating, licensing or otherwise providing services (including the services of a Restricted Business): (a) to domain name system (“DNS”) participants, including the Internet Corporation for Assigned Names and Numbers (“ICANN”), root server operators, recursive name server operators, registries, registrars, registrants, second level domain name operators, and resellers (the “Registry Services Business”); and (b) or otherwise carrying out any activity as a result of: (A) the adoption of any “Consensus Policy,” “Temporary Policy,” or “Specification,” or other unilateral requirement, by ICANN, or (B) any requirement of any Governmental Authority, including the United States Department of Commerce;
(iii)    engaging in a Restricted Business in any location solely for a Seller Restricted Entity’s internal operations;
(iv)    utilizing, licensing, developing, testing, incorporating or otherwise providing public recursive DNS services or Seller’s recursive service known as “Recursive DNS Basic Service”, in each case, as offered by Seller as of the Closing Date or in the future;
(v)    purchasing or otherwise acquiring by merger, purchase of assets, stock or controlling interest or otherwise any Person or business the acquisition of which would otherwise cause non-compliance with Section 5.15(a) (such acquired Person or business, the “Acquired Entity”), and continue the operations of such Person or business following such acquisition, so long as:
(A)    the applicable Seller Restricted Entity divests or enters into an agreement to divest (subject only to the satisfaction of customary closing conditions), within 12 months after such acquisition, the portion (if any) of such Acquired Entity that would otherwise cause non-compliance with Section 5.15(a) (or the Restrictive Period would otherwise end within such 12 month period);
(B)    the activities of such Acquired Entity that would cause non-compliance with Section 5.15(a) constitute a De Minimis Business (as defined below); or
(vi)    engaging in any business restricted in Section 5.15(a) that is carried on by any Person that acquires any equity securities or assets of the Seller or any Seller Subsidiaries after the date of this Agreement, provided, however, that such Person was not an Affiliate of a Seller Restricted Entity as of immediately prior to the Closing Date;
(vii)    acquiring, owning or managing (through a mutual fund, employee benefit plan, trust not for the benefit of any Seller Restricted Entity or similar investment pool or vehicle) any class of securities of any Person regardless of whether such Person engages in a Restricted Business;

(viii)    with respect to any Person engaged in a Restricted Business prohibited under Section 5.15(a), holding or making investments with a non-controlling interest in any such Person, whether through ownership of voting securities or by contract; or
(ix)    taking any action necessary to comply with orders or requests from law enforcement or Governmental Authorities.
(c)    For the avoidance of doubt, nothing in Section 5.15(a) shall restrict Seller or its Affiliates from performing services (i) for any customer of the Business as of the Closing Date through the time such customer consents to the assignment of its Contract to the Buyer and migrates to Buyer’s technology platform or (ii) pursuant to the Transition Services Agreement.
(d)    If any Subsidiary of the Seller ceases to be a Subsidiary of the Seller, the restrictions set forth in Section 5.15(a) shall thereafter no longer apply to such Subsidiary.
(e)    Each of the Seller and the Buyer acknowledges that (i) the Seller and the Seller Subsidiaries have expended, and following the Closing, the Buyer and its Affiliates will continue to expend, substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill of the Business; (ii) the restrictions contained in this Section 5.15 (and Section 5.16) are reasonable and necessary to protect the legitimate interests of the Seller and the Buyer; (iii) the restrictions contained in this Section 5.15 (and Section 5.16) are reasonable with respect to duration, geographic area and scope; and (iv) any breach by the Seller or any Seller Restricted Entity or the Buyer or any Buyer Restricted Entity (any of the foregoing, as used in this clause (iv), a “Breaching Entity”) of any of the restrictions contained in this Section 5.15 (and Section 5.16) may result in irreparable harm and damages that may not be adequately compensated by a monetary award, and further that such potential harm outweighs the potential harm to any such Breaching Entity of the enforcement of the restrictions contained in this Section 5.15 (or Section 5.16), and accordingly, each of the Seller (in the event the Breaching Entity is the Buyer or a Buyer Restricted Entity) and the Buyer (in the event the Breaching Entity is the Seller or a Seller Restricted Entity) will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach.
(f)    For purposes of this Section 5.15 (and, as applicable, Section 5.16), the following terms shall have the following meanings:
“De Minimis Business” means, with respect to any Acquired Entity, any business unit, division or product line the annual revenues of which (A) account for less than 20% of the annual gross revenues of such Acquired Entity, measured using the last full fiscal year of such Acquired Entity and (B) are less than $10,000,000.
“Restricted Business” means any business offering that: (a) provides a fee-based, standalone DDoS Protection Service; fee-based, standalone Managed DNS Service; fee-based, standalone Recursive DNS Service (other than Seller’s Public Recursive DNS Service or Recursive DNS Basic Service); or fee-based, standalone DNS Firewall Service and that, in each case, is substantially similar to the services offered pursuant to the Transferred Contracts during the twelve (12) month period immediately prior to the Closing (collectively, for the purposes of this Section 5.15, the “Services”); or (b) is comprised solely of two or more of the Services.
Section 5.16    Non-Solicitation.
(a)    As an inducement for the Seller to enter into this Agreement and to consummate the Asset Sale, for a period of twelve (12) months following the Closing Date, the Seller shall not, and shall cause Seller Subsidiaries not to, on its or their own behalf or in coordination with or on behalf of others, and in any form or manner whatsoever, solicit, recruit or hire any Transferred Employee or any employee of Buyer or any of its Subsidiaries who became known to Seller or with whom Seller interfaced in connection with the Asset Sale; provided, however, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at such employees, or (B) any Seller Restricted Entity from soliciting or recruiting or subsequently hiring any such employee who was solicited or recruited six or more months following the cessation of employment of such employee by the Buyer or any of its Affiliates.
(b)    As an inducement for the Seller to enter into this Agreement and to consummate the Asset Sale, for a period of twelve (12) months following the Closing Date, the Buyer shall not, and shall cause each of its Subsidiaries (the Buyer and its Subsidiaries collectively, the “Buyer Restricted Entities”) not to, on its or their own behalf or in coordination with or on behalf of others, and in any form or manner whatsoever, solicit, recruit or hire any employee of Seller or a Seller Subsidiary who became known to Buyer or with whom Buyer interfaced in connection with the Asset Sale (other than any Business Employee who does not become a Transferred Employee); provided, however, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any such employees, or (B) any Buyer Restricted Entity from soliciting or recruiting or subsequently hiring any such employee six or more months following the termination of employment of such employee by the Seller or any of its Affiliates.
(c)    If any Subsidiary of the Seller or Buyer ceases to be a Subsidiary of the Seller or Buyer, as applicable, the restrictions set forth in this Section 5.16 shall thereafter no longer apply to such Subsidiary.
ARTICLE VI
EMPLOYEE MATTERS
Section 6.1    Offers and Terms of Employment.
(a)    The Seller shall terminate, effective as of the Closing Date, the employment of each of the Business Employees listed in Section 6.1(a)(i) of the Disclosure Schedules (each such Business Employee, a “U.S. Offeree”), but shall not terminate the employment of the Business Employees listed in Section 6.1(a)(ii) of the Disclosure Schedules (each such Business Employee, a “U.K. Employee”) (the transfer of such U.K. Employees being instead subject to the provisions of Section 6.7); provided, however, that Seller shall not terminate the employment of Inactive Business Employees until such Inactive Business Employee presents themselves to Buyer for active employment (or it is determined that such Inactive Business Employee will not return to active employment within six (6) months of the Closing Date or such earlier date with respect to which any reemployment rights they may have cease). No later than three days prior to, and effective as of, the commencement of business on the Closing Date, the Buyer shall, or shall cause a Buyer Subsidiary to, offer employment to each U.S. Offeree, such employment to be deemed to commence as of 12:01 AM, Eastern Time, on the Closing Date; provided, however, offers of employment to Inactive Business Employees shall be contingent on each such Inactive Business Employee presenting himself/herself to Buyer for active employment within six months of the Closing (or such later date with respect to which the Inactive Business Employee has reemployment rights under applicable law) and the effective date of Inactive Business Employees’ employment with Buyer shall be the date such Inactive Business Employee commences active employment with Buyer. Each such offer of employment shall be in writing and a copy of the form thereof shall be provided to the Seller for the Seller’s reasonable review and comment at least five Business Days prior to the date it is distributed to the applicable U.S. Offeree. Each U.S. Offeree who accepts his or her offer of employment and commences employment with Buyer shall be referred to herein as a “Transferred U.S. Employee”. A U.S. Offeree who performs work at his or her then applicable place of employment in the Business on the first Business Day immediately following the Closing Date shall be deemed for all purposes of this Agreement to have accepted the offer of employment and to be a Transferred U.S. Employee for all purposes of this Agreement. The Buyer shall provide written notice to the Seller not later than two Business Days following receipt of any acceptance or declination of employment by any U.S. Offeree.
(b)    The Buyer shall cause each offer of employment pursuant to Section 6.1(a) to provide for (x) an annual salary or hourly wage rate, as applicable (such U.S. Offeree’s “Base Compensation”), that is substantially comparable to such U.S. Offeree’s Base Compensation immediately prior to the Closing Date and (y) a work location (a “Work Location”) not more than 20 miles from the U.S. Offeree’s Work Location immediately prior to the Closing Date. The Buyer shall cause each offer of employment pursuant to Section 6.1(a) to provide for (i) annual bonus and cash incentive compensation opportunities (but not equity or equity-linked incentives) and (ii) employee benefits (excluding equity based arrangements) (items (i) and (ii) collectively, the “Other

Employment Terms”) that are substantially comparable, in the aggregate, to the Other Employment Terms of the U.S. Offeree immediately prior to the Closing Date.
(c)    During the one-year period immediately following the Closing Date or any longer period required by applicable Law (such period, the “Coverage Period”), the Buyer shall, and shall cause each Buyer Subsidiary that employs a Transferred U.S. Employee to, continue to provide each Transferred U.S. Employee with such Base Compensation, Work Location and Other Employment Terms that are no less favorable to such Transferred U.S. Employee than those required to be initially provided to such Transferred U.S. Employee by the Buyer or the applicable Buyer Subsidiary pursuant to this Section 6.1.
(d)    With respect to any Transferred U.S. Employee who, during the Coverage Period, (i) is terminated without cause or (ii) elects to terminate his or her employment with the Buyer or a Buyer Subsidiary within thirty days after the Buyer or such Buyer Subsidiary notifies such Transferred U.S. Employee of the Buyer’s or such Buyer Subsidiary’s intent to (A) reduce such Transferred U.S. Employee’s Base Compensation or (B) assign such Transferred U.S. Employee to a Work Location more than 20 miles from the Transferred U.S. Employee’s Work Location immediately prior to the Closing Date, the Buyer shall provide, or shall cause the applicable Buyer Subsidiary to provide, severance benefits in an amount equal to no less than the severance benefits such Transferred U.S. Employee would be entitled to receive under the Buyer’s or such Buyer Subsidiary’s severance policies in effect at the time of the Transferred U.S. Employee’s termination of employment with the Buyer or such Buyer Subsidiary.
(e)    If any Transferred U.S. Employee requires a visa, work permit or employment pass or other approval for his or her employment to commence with the Buyer or any Buyer Subsidiary following the Closing Date, the Buyer shall, or shall cause the applicable Buyer Subsidiary to, promptly file any and all necessary applications or documents and shall take, or cause the applicable Buyer Subsidiary to take, all actions (and bear, or cause the applicable Buyer Subsidiary to bear, any related fees and costs) needed to secure the necessary visa, permit, pass or other approval in advance of the Closing Date, and the Seller shall provide such assistance as reasonably requested by the Buyer in connection therewith.
Section 6.2    Allocation of Liabilities.
(a)    Effective from and after the Closing, the Buyer shall, or shall cause one or more of the Buyer Subsidiaries to, be solely responsible for all employment and employee benefits-related Liabilities solely to the extent that such Liabilities arise on or after the Closing Date and that relate to the employment of any Transferred U.S. Employee by Buyer or any Buyer Subsidiary, and neither the Seller nor any Seller Subsidiary shall have any Liability with respect to any such Transferred U.S. Employee (or any dependent or beneficiary of such Transferred U.S. Employee) that relates to such Transferred U.S. Employee’s employment with the Buyer or any Buyer Subsidiary.
(b)    From and after the Closing, the Seller shall be, or shall cause one or more of the Seller Subsidiaries to be, solely responsible for any and all Liabilities arising in connection with any actual or threatened claim by any Transferred U.S. Employee that his or her employment in connection with the Business or otherwise with the Seller or any Seller Subsidiary was, as of the Closing Date (or, with respect to Inactive Business Employees, such later date such Inactive Business Employees terminate employment from Seller or any Seller Subsidiary), actually or constructively terminated as a direct or indirect result of or otherwise in connection with the consummation of the transactions contemplated by this Agreement, provided that Buyer shall be solely responsible for any Liabilities arising in connection with (i) the failure of Buyer or an Affiliate thereof to comply with applicable Law or Buyer’s obligations, in connection with the providing of offers or hiring of Business Employees as required under this Article VI; (ii) the revocation of an offer of employment to a Business Employee by Buyer or an Affiliate thereof prior to Closing; or (iii) the termination of employment of a Transferred U.S. Employee by Buyer or an Affiliate thereof following the Closing.
(c)    The Buyer agrees that it shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all Transferred U.S. Employees (and their spouses and dependents) who are “M&A qualified beneficiaries”, as such term is defined in Treasury Regulation 54.4980B-9.

(d)    Except with respect to any Liabilities that automatically transfer to the Buyer or any Buyer Subsidiary pursuant to applicable Law, or as otherwise provided in this ARTICLE VI, effective from and after the Closing Date, the Seller and the Seller Subsidiaries shall remain responsible for any and all employment and employee benefits-related Liabilities of the Seller, any Seller Subsidiary or any Seller Employee Plan incurred or arising out of a period ending on or prior to the Closing Date in respect of any current or former Business Employee (or any dependent or beneficiary of such Business Employee), including any accrued commissions.
(e)    Buyer shall pay, or cause to be paid, on behalf of Seller, retention bonuses to certain of the Transferred Employees within thirty (30) days of the start date of the applicable Transferred Employee’s employment with Buyer or Buyer’s Subsidiary, as applicable, in the amounts set forth in Schedule 6.2(e) (any payments due thereunder, the “Retention Bonuses”), less any required employee withholding (the “Withholding Amount”). The payment of the Retention Bonuses shall require any Transferred Employee who terminates his or her employment with Buyer (other than for a position elimination) within twelve (12) months of Closing to repay the full amount of his or her retention bonus to Buyer, and Buyer will remit any such repaid funds to Seller within ten (10) Business Days to an account designated in writing by Seller. As and when such Retention Bonuses are paid to the relevant Transferred Employees, Buyer will provide written notice thereof to Seller setting forth (i) the Retention Bonus amounts paid to the relevant Transferred Employees, inclusive of the Withholding Amount, and (ii) the employer portion of any payroll, social security, unemployment or similar employer-side Tax imposed on such amounts (collectively, the “Aggregate Bonus Amount”), together with any information reasonably necessary for Seller to confirm such amounts. Within five (5) Business Days following delivery of such notice, Seller shall pay to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, the Aggregate Bonus Amount, with any disputes as to the Aggregate Bonus Amount to be addressed pursuant to the dispute resolution provisions of this Agreement.
Section 6.3    Participation in Buyer Employee Plans.
(a)    Effective as of the Closing Date, except as otherwise provided in this ARTICLE VI, each Transferred U.S. Employee shall cease to participate in any Seller Employee Plan (other than as a former employee of the Seller or any Seller Subsidiary to the extent, if any, permitted by the terms of such Seller Employee Plan). Effective from and after the Closing, the Buyer shall, or shall cause one or more of the Buyer Subsidiaries to, establish or have in effect Buyer Employee Plans for the benefit of the Transferred U.S. Employees (and their dependents and beneficiaries) in accordance with the requirements of this ARTICLE VI and the Transferred U.S. Employees’ respective offers of employment or continuations of employment, as applicable.
(b)    From and after the Closing Date and to the extent permitted by the terms of the applicable Buyer Employee Plans, the Buyer shall, or shall cause one or more of the Buyer Subsidiaries to, recognize the service of each of the Transferred U.S. Employees prior to the Closing Date with the Seller or any applicable Seller Subsidiary and any of their respective predecessors as service with the Buyer or the applicable Buyer Subsidiary for eligible and vesting purposes (other than vesting of future equity awards) and for purposes of determining future vacation and paid time off accruals and severance amounts under the Buyer Employee Plans to the extent such service was recognized under the Seller Employee Plans immediately prior to the Closing Date, except to the extent the recognition of such service would result in the duplication of benefits for the same period of service. Buyer shall use commercially reasonable efforts to cause each Transferred U.S. Employee to be immediately eligible to participate, without any waiting time, in any and all Buyer Employee Plans (to the extent such Transferred U.S. Employee participated under a similar Seller Employee Plan immediately prior to the Closing Date). With respect to any Buyer Employee Plan that is a medical, dental or other health plan, the Buyer shall, or shall cause one or more of the Buyer Subsidiaries to, use commercially reasonable efforts to (a) waive or cause to be waived any pre-existing condition exclusions and requirements that would result in a lack of coverage of any pre-existing condition of a Transferred U.S. Employee (or any dependent thereof) that would have been covered under the Seller Employee Plan in which such Transferred U.S. Employee (or eligible and enrolled dependent thereof) was a participant immediately prior to the Closing Date, and credit or cause to be credited any time accrued against applicable waiting periods relating to such pre-existing condition, (b) ensure that any medical, dental or other health expenses incurred by a Transferred U.S. Employee (or family member thereof) in the calendar year that includes the Closing Date are recognized for purposes of calculating any deductible, co-payment, out-of-pocket maximum, benefit limitations or similar provisions for such calendar year under the Buyer Employee Plans and (c) waive any health eligibility, actively-at-work or medical examination requirements under the Buyer Employee Plans (to the same extent such requirements were otherwise met or waived under the similar Seller Employee Plan immediately prior to the Closing Date).
(c)    As soon as reasonably practicable following the Closing, Seller shall pay and settle all accrued and unused vacation of the Transferred U.S. Employees as of the Closing Date in accordance with the books and records of Seller, in accordance with applicable Law and the terms of the relevant Seller Employee Plan, but regardless of whether accrued and unused vacation is normally paid out upon termination of employment by Seller.
(d)    Seller shall take such actions as are necessary to fully vest each Transferred U.S. Employee in such Transferred U.S. Employee’s accounts under Seller’s tax-qualified 401(k) plan and shall allow such Transferred U.S. Employee to rollover such Transferred U.S. Employee’s account balance (excluding notes associated with plan loans). The Buyer agrees to cause its tax-qualified defined contribution plan for U.S. employees to allow each Transferred U.S. Employee who has one or more account balances in the Seller’s tax-qualified 401(k) plan to make a “direct rollover” of such account balances from the Seller’s defined contribution plan if such Transferred U.S. Employee elects to make such a rollover.
Section 6.4    WARN Act Compliance. The Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar Law, including any state or local Law substantially similar to the WARN Act, and to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred U.S. Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring from and after the Closing. The Seller shall comply with the WARN Act or any similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees and occurring prior to the Closing. During the 90-day period immediately following the Closing, the Buyer agrees not to take, and to cause each of the Buyer Subsidiaries not to take, any action that would, individually or in the aggregate, cause the termination of any Business Employee that occurs on or before the Closing Date to constitute a “plant closing” or “mass layoff” or group termination under the WARN Act or any similar Law, or create any Liability or penalty to the Seller or any Seller Subsidiary for any employment terminations under applicable Law. On the Closing Date, the Seller shall notify the Buyer of any “employment loss” (as that term is defined in the WARN Act) of any Business Employees in the 90-day period prior to the Closing.
Section 6.5    No Amendments or Third-Party Beneficiaries.
(a)    Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Buyer Employee Plan or Seller Employee Plan or (ii) require the Buyer to amend, modify, affect, or terminate any Buyer Employee Plan (other than as may be required to reflect the obligations of the Buyer set forth in Section 6.3).
(b)    The provisions of this Section 6.5 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Business Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.5) under or by reason of any provision of this Agreement.
Section 6.6    Tax Filing and Payment Obligations. The Buyer and the Seller hereby agree to use the “alternate procedure” described in Section 5 of IRS Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to the Seller’s Tax filing and payment obligations relating to the Business and the Transferred U.S. Employees.
Section 6.7    U.K. Employees.
(a)    The parties intend and acknowledge that the transactions provided for in this Agreement will constitute a transfer to which the Transfer of Undertakings (Protection of Employees) Regulations (“TUPE”) apply, and agree that, as a consequence, the respective employment contracts made between the Seller and each

U.K. Employee shall have effect from and after the Closing Date as if originally made between the Buyer and each such U.K. Employee.
(b)    From the date hereof to the Closing Date, the Buyer and the Seller shall comply with its obligations under Regulation 13 of TUPE in respect of the U.K. Employees.
(c)    From and after the Closing, the Buyer shall save, defend, indemnify and hold harmless the Seller and the Seller Subsidiaries from and against any losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (collectively, “Losses”) to the extent arising out of or resulting from:
(i)    any failure by the Buyer to comply with its obligations under Regulation 13 of TUPE, or any award of compensation under Regulation 15 of TUPE, excluding, in each case, any such failure in respect of, or any such award that relates to, any Excluded U.K. Employee;
(ii)    any claim or demand by any U.K. Employee (whether in contract, tort, under statute, pursuant to European law or otherwise) from any act, fault or omission of the Buyer occurring before, on, or after the Closing Date; or
(iii)    any claim (including any individual employee entitlement under or consequent on such a claim) by any trade union or other body or Person representing the U.K. Employees arising from or connected with any failure by the Buyer to comply with any legal obligation to such trade union, body or Person that relates to the U.K. Employees (and excluding any such claim that relates to any Excluded U.K. Employee).
(d)    From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Subsidiaries from and against any Losses to the extent arising out of or resulting from any failure by the Seller or any Seller Subsidiary to comply with its obligations under TUPE in relation to a failure to inform and consult prior to the Closing, including any award of compensation under Regulation 15 of TUPE, expect where such failure is directly caused by the Buyer or any of its Subsidiaries (including any failure by the Buyer to comply with Regulation 13(4) of TUPE).
(e)    If any contract of employment of an Excluded U.K. Employee is deemed or alleged to have effect as if originally made between the Buyer or an Affiliate thereof and such person, or any liability regarding the employment of an Excluded U.K. Employee is deemed or alleged to have transferred to the Buyer or an Affiliate thereof as a result of the provisions of TUPE and this Agreement:
(i)    the Buyer shall, within 5 Business Days of becoming aware of the application or alleged application of TUPE to any such contract or liability notify Seller in writing that such employment contract is deemed or alleged to have effect as if originally made between such Excluded U.K. Employee and the Buyer or an Affiliate thereof;
(ii)    subject to compliance with Section 6.7(e)(i), the Buyer may terminate any relevant Excluded U.K. Employee’s employment within 5 Business Days of notifying Seller under Section 6.7(e)(i); and
(iii)    Seller shall save, defend indemnify and hold harmless Buyer and its Subsidiaries from and against any Losses to the extent arising out of or resulting from the termination in relation to such contractual notice period as is required to terminate the employment of such Excluded U.K. Employee and, in relation to any such Excluded U.K. Employee whose employment is terminated in accordance with Section 6.7(e)(ii), any Losses arising out of or resulting from such Excluded U.K. Employee’s employment prior to and from Closing until the termination date (or, if shorter, until the period of 12 weeks from Closing) in accordance with Section 6.7(a)(ii). The Buyer shall (X) use reasonable endeavors to minimize any Losses in respect of which Buyer is indemnified pursuant to this Section 6.7(e)(iii); (Y) comply with all reasonable instructions from Seller with a view to minimizing any Losses in respect of which Buyer is indemnified pursuant to this Section 6.7(e)(iii); and (Z) promptly provide Seller with all information reasonably and lawfully requested in order to enable Seller to give instructions as envisaged by Section 6.7(e)(iii), and the Buyer shall not be indemnified pursuant to this Section 6.7(e)(iii) in respect of any Losses to the extent that (but only to the extent that) any Losses are directly caused by any failure of the Buyer to comply with the obligations set forth in (X), (Y) or (Z).

(f)    In the event that TUPE is deemed not to apply to the transactions contemplated hereby, the parties agree that the provisions of this ARTICLE VI shall apply to the U.K. Employees as if such U.K. Employees were U.S. Offerees (except to the extent such provisions could not be applied due to differences in applicable Law). For purposes of this Agreement, the term “Transferred Employees” means, collectively, (i) the Transferred U.S. Employees and (ii) the U.K. Employees who are employed by the Buyer or a Buyer Subsidiary after the Closing, whether by operation of TUPE or pursuant to the terms of this Section 6.7(e)(i).
ARTICLE VII
TAX MATTERS
Section 7.1    Transfer Taxes. The Buyer and the Seller shall each be responsible for and pay for, fifty percent (50%) of any and all Transfer Taxes imposed in connection with, this Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby. In the event that any such Transfer Taxes are required under applicable Law to be collected, remitted or paid by the Seller or any of the Seller Subsidiaries or any agent thereof, on the one hand, or Buyer, on the other hand, the other party shall pay fifty percent (50%) of such Transfer Taxes to the responsible party, as applicable, at the Closing or thereafter, as applicable, as requested by the responsible party. Notwithstanding the foregoing, all payments due to the Sellers shall be made without any deduction or withholding on account of any Taxes, except as required by a change in applicable Law after the date hereof, in which case the Buyer shall deduct such required amounts and remit them to the appropriate taxing authority, and such withheld amounts shall be treated as paid to Sellers for all purposes under this Agreement; provided that, at least twenty (20) Business Days prior to making any such deduction or withholding, Buyer shall notify the Sellers in writing of the amount and basis of such deduction and withholding and shall cooperate in good faith with the Sellers to use reasonable efforts identified by the Sellers to eliminate or mitigate any such requirement to deduct or withhold to the extent permitted by applicable Law. The Seller shall prepare and timely file all Returns required to be filed in respect of any and all Transfer Taxes, provided that the Buyer shall prepare any such Returns that are the primary responsibility of the Buyer under applicable Law. The preparation of any such Returns shall be subject to the other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 7.2    Tax Characterization of Adjustments. The Seller and the Buyer agree to treat, and cause their respective Affiliates to treat, for Tax purposes any indemnification payment made pursuant to this Agreement or any of the Ancillary Agreements as an adjustment to the Purchase Price, unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with an applicable Governmental Authority or a final non-appealable judgment of a court of competent jurisdiction.
Section 7.3    Certain Apportionments. The Seller, or a relevant Seller Subsidiary, as applicable, is and shall remain solely responsible for and pay for all Taxes arising from or relating to the Transferred Assets and the Business for all periods ending on or prior to the Closing Date. The Buyer, or a relevant Buyer Subsidiary, as applicable, shall be solely responsible for and pay for all Taxes arising from or relating to the Transferred Assets and the Business for all periods ending after the Closing Date. For purposes of determining the Liability of the Seller and the Seller Subsidiaries and the Buyer and the Buyer Subsidiaries for Taxes with respect to the Transferred Assets or the Business, the amount of any Taxes based on or measured by income or receipts of the Business for the portion of the Straddle Period up to and through the Closing Date shall be determined based on an interim closing of the books as though the Taxable period of the Seller, or a relevant Seller Subsidiary, as applicable, ended on the Closing Date. The amount of other Taxes of the Business for the portion of the Straddle Period up to and through the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1    Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Seller in its sole discretion:

(a)    Representations, Warranties and Covenants.
(i)    The representations and warranties of the Buyer contained in ARTICLE IV shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(ii)    The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
(iii)    The Seller shall have received from the Buyer a certificate, dated as of the Closing Date, certifying as to the matters set forth in the preceding clauses (i) and (ii), signed by a duly authorized officer of the Buyer.
(b)    No Injunctions or Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and the waiting period applicable to the consummation of the Asset Sale under HSR shall have expired or been terminated.
Section 8.2    Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Buyer in its sole discretion:
(a)    Representations, Warranties and Covenants.
(i)    (A) The representations and warranties of the Seller contained in Section 3.1, Section 3.2, Section 3.3(a)(i) and Section 3.15 (collectively, the “Fundamental Representations”) shall be, except for any de minimis inaccuracies, true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such Fundamental Representations expressly relate to an earlier date, in which case as of such earlier date), and (B) each of the other representations and warranties of the Seller contained in ARTICLE III shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (B), where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(ii)    The Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
(iii)    The Buyer shall have received from the Seller a certificate, dated as of the Closing Date, certifying as to the matters set forth in the preceding clauses (i) and (ii), signed by a duly authorized officer of the Seller.
(b)    No Injunctions or Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and the waiting period applicable to the consummation of the Asset Sale under HSR shall have expired or been terminated.
(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 8.3    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 5.7.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival of Representations, Warranties, Covenants and Agreements.
(a)    The representations and warranties of the Seller and the Buyer contained in ARTICLE III and ARTICLE IV, respectively, shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing for a period of seven (7) years after the Closing Date and the representations and warranties of Seller set forth in Section 3.13 (Taxes) shall survive until the expiration of the statute of limitations (excluding any extensions thereof) applicable to subject matter of such representations and warranties.
(b)    All covenants and agreements contained in this Agreement that by their terms contemplate actions or performance following the Closing shall survive until fully performed or, if a time period is specified in a covenant or agreement, through such specified time period, and all other covenants and agreements contained in this Agreement shall not survive the Closing, provided that, in either such case, the ability to make claims for any breach thereof shall terminate one hundred eighty (180) days thereafter.
(c)    The survival periods set forth in Section 9.1(a) and Section 9.1(b) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity.
Section 9.2    Indemnification by the Seller. From and after the Closing, the Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates, and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any Losses to the extent arising out of or resulting from:
(a)    any breach of any representation or warranty made by the Seller contained in ARTICLE III or in any certificate delivered pursuant to Section 8.2(a)(iii);
(b)    any breach of any covenant or agreement of the Seller contained this Agreement; or
(c)    any Excluded Liability.
Section 9.3    Indemnification by the Buyer. From and after the Closing, the Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates, and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any Losses to the extent arising out of or resulting from:
(a)    any breach of any representation or warranty made by the Buyer contained in ARTICLE IV or in any certificate delivered pursuant to Section 8.1(a)(iii);
(b)    any breach of any covenant or agreement of the Buyer contained in this Agreement; or
(c)    any Assumed Liability; or
(d)    Buyer’s ownership or operation of or provision of services relating to the Transferred Assets after the Closing, except to the extent caused by the breach by Seller or any Seller Subsidiary of this Agreement or the Transition Services Agreement.
Section 9.4    Procedures.
(a)    In order for a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued, and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent that the Indemnifying Party is prejudiced by such failure.
(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of a Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party fails to assume the defense of any such Third Party Claim within such 30-day period, the Indemnified Party may assume control of the defense of the Third Party Claim. The party that does not undertake the defense of the relevant Third Party Claim shall have the right to employ separate counsel and to participate in the defense thereof at its own expense, and the party undertaking the defense of the relevant Third Party Claim shall keep the other party reasonably informed of the progress of such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend if (i) the sole relief provided for is monetary damages that will be paid entirely by the Indemnifying Party and (ii) the settlement, compromise or discharge does not involve a finding or admission of wrongdoing or any violation of Law by the Indemnified Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 9.4(b), the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim (and the Indemnified Party shall be entitled to re-assume the defense of any Third Party Claim the defense of which was previously assumed by the Indemnifying Party) if (A) the Third Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party that would, in either case, have a material effect on the operation of the business of such Indemnified Party (which, in the case of the Buyer Indemnified Parties, shall mean a material effect on the operation of the Business), (B) it involves criminal or quasi-criminal allegations, (C) upon petition by the Indemnified Party, the relevant court or arbitrator rules that the Indemnifying Party failed or is failing to vigorously defend such Third Party Claim, or (D) if the amount of Losses reasonably expected to result from such Third Party Claim that are in excess of the Cap would exceed the amount of Losses reasonably expected to result from such Third Party Claim that are below the Cap.
(c)    In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 9.4(c) unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.

Section 9.5    Limits on Indemnification
(a)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification pursuant to Section 9.2(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller equals or exceeds $750,000 (the “Deductible”), in which case the Seller shall be liable only for the Losses in excess of the Deductible; provided, however, that no Loss resulting from any single claim (or series of related claims arising out of the same facts, events or circumstances) may be claimed by any Buyer Indemnified Party or shall be reimbursable by the Seller or shall be included in calculating the aggregate Losses for purposes of this clause (i) unless the Loss resulting from such single claim (or series of related claims arising out of the same facts, events or circumstances) exceeds $25,000 (the “Minimum Loss Amount”); provided, further, however, that neither the Deductible nor the Minimum Loss Amount shall apply to any Losses with respect to any Fundamental Representations or the representations and warranties of Seller set forth in Section 3.13 (Taxes);
(ii)    the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Section 9.2(a) shall not exceed an amount equal to (x) $5,000,000 plus (y) ten percent (10%) of the Post-Closing Payment (the “Cap”); provided, however, that the Cap shall not apply to any Losses with respect to any Fundamental Representations or the representations and warranties of Seller set forth in Section 3.13 (Taxes); provided, further, that, upon the finalization of the Post-Closing Payment in accordance with Section 2.9 and the parties have determined the final amount of the Cap, the Cap will be deemed to have been such amount as of the Closing Date and any Buyer Indemnified Party shall be entitled to recover Losses for claims, whether such claims arose prior to or after the finalization of the Post-Closing Payment and the Cap, from the Seller up to, but not exceeding, the Cap, subject to the limitations set forth in this Section 9.5;
(iii)    the maximum aggregate amount of Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Section 9.2 or otherwise shall not exceed the Purchase Price; and
(iv)    no party hereto shall have any Liability under any provision of this Agreement for any consequential, special, punitive, exemplary, or speculative damages, except to the extent such damages (A) are recovered by third parties in connection with Losses indemnified under this Agreement or (B) are Losses that constitute lost profits, consequential damages or diminution in value damages (“Specified Losses”) that were the direct, probable, and reasonably foreseeable consequence of the relevant breach and were not occasioned by special circumstances relating to the Indemnified Party; provided, however, that in no case will any Specified Losses be deemed to result from a failure to achieve a Customer Migration Event if a Post-Closing Payment (of any amount) becomes payable pursuant to this Agreement.
(b)    The amount of any and all Losses under this ARTICLE IX shall be determined net of any insurance, indemnity, reimbursement arrangement, contract, or other recovery actually received or realized by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, in each case net of costs of collection and the net present value of any retro-premiums or premium increases resulting therefrom (each, an “Alternative Recovery”). The Indemnified Party shall use commercially reasonable efforts to seek recovery under all such Alternative Recoveries with respect to any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. In the event that the Indemnified Party receives or realizes the recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnifying Party.
(c)    A party shall not recover under this Agreement and any Ancillary Agreement for the same Loss.
(d)    Nothing in this Agreement shall modify any party’s common law obligation in respect of mitigation of damages.
(e)    If any representation or warranty made by the Seller contained in this Agreement is qualified by materiality, “Material Adverse Effect” or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty for purposes of determining whether there has been a breach or inaccuracy of such representation or warranty and for purposes of calculating the amount of Losses with respect to any such breach or inaccuracy.
Section 9.6    Tax Matters All Tax refunds and Tax credits with respect to any period ending on or prior to the Closing Date shall be for the account of the Seller and, if such Tax refund or Tax credit is received by the Buyer, the Buyer shall pay the amount of such refund or credit to the Seller within ten (10) days of the receipt or realization thereof.
(b)    Anything in this ARTICLE IX to the contrary notwithstanding, to the extent there is inconsistency between the provisions of this ARTICLE IX and the provisions of ARTICLE VII, the rights and obligations of the parties with respect to indemnification for Tax matters shall be governed by ARTICLE VII.
Section 9.7    U.K. Employee Matters. Anything in this ARTICLE IX to the contrary notwithstanding, to the extent there is inconsistency between the provisions of this ARTICLE IX and the provisions of Section 6.7, the rights and obligations of the parties with respect to indemnification for U.K. Employee matters shall be governed by Section 6.7.
Section 9.8    Exclusivity.
(a)    Effective as of the Closing, the sole and exclusive remedy of the Seller, the Buyer and the other Seller Indemnified Parties and Buyer Indemnified Parties with respect to any claims, whether direct claims or those arising out of Third Party Claims, relating to or arising out of this Agreement or the transactions contemplated hereby (other than fraud that cannot be waived as a matter of Delaware law and claims for specific performance of the covenants and agreements contained herein) shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. In furtherance of the foregoing, each of the Seller and the Buyer, on behalf of itself and the other Seller Indemnified Parties and Buyer Indemnified Parties (as applicable), hereby waives, from and after the Closing, to the fullest extent permitted by Delaware law, all rights, claims and causes of action (other than fraud that cannot be waived as a matter of Delaware law and claims for specific performance of the covenants and agreements contained herein), regardless of the Law or legal theory upon which such right, claim or cause of action may be sought to be based, and regardless of whether at law or in equity, in contract or in tort or otherwise, that it may have against any other party arising under this Agreement or the transactions contemplated hereby, except pursuant to the indemnification provisions set forth in this ARTICLE IX. The provisions of this paragraph (a) shall not apply to any claims relating to or arising out of the Ancillary Agreements or the transactions contemplated thereby.
(b)    Right of Setoff. From and after the Closing, the Buyer, on behalf of itself and its Affiliates, shall be entitled to set off and deduct from the Post-Closing Payment any amounts payable by Seller or any of its Affiliates under this Agreement or any other Ancillary Agreement to the extent such payment obligation is pursuant to a final non-appealable judgment of a court of competent jurisdiction or settlement, compromise or other agreement between the parties with respect to such payment obligation (in each case, subject to the limitations of liability set forth in this Agreement or the relevant Ancillary Agreement, as applicable, to the extent such limitations are applicable).
Section 9.9    Termination of Indemnification. The obligation of an Indemnifying Party to indemnify and hold harmless an Indemnified Party pursuant to Section 9.2 or Section 9.3 (as applicable) shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 9.1; provided, however, that if an Indemnified Party shall have, before the expiration of the applicable survival period, made a claim in good faith compliance with Section 9.4, the applicable Indemnifying Party’s obligation to indemnify and hold harmless such Indemnified Party shall not terminate with respect to such claim.
ARTICLE X
TERMINATION
Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Seller;

(b)    by the Seller, if the Seller is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1, (ii) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by the Seller;
(c)    by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2, (ii) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by the Buyer; or
(d)    by either the Seller or the Buyer if the Closing has not occurred by March 31, 2019 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to the Termination Date.
The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other party.
Section 10.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of either party except (a) for the provisions of each of Section 5.6, Section 5.11, this Section 10.2 and ARTICLE XI and (b) that nothing herein shall relieve either party from Liability for any willful and intentional breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other. Notwithstanding the above, the Buyer will be solely responsible for all filing fees in connection with any filings made in connection with HSR.
Section 11.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
Section 11.3    Waiver; Extension. At any time prior to the Closing, the Seller, on the one hand, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 11.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-

day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to the Seller, to:
VeriSign, Inc.
12061 Bluemont Way
Reston, VA 20190
Attention: General Counsel
Telephone: (703) 948-3200
Facsimile: (703) 435-4921
with copies (which shall not constitute notice) to:

VeriSign, Inc.
12061 Bluemont Way
Reston, VA 20190
Attention: Kevin Ristau, Vice President and Associate General Counsel
Telephone: (703) 948-3200
Facsimile: (703) 435-4921
Electronic mail: kristau@verisign.com

Orrick Herrington & Sutcliffe LLP
1152 15th St., NW
Washington, D.C. 20005
Attention each of: Geoff Willard / David Ruff / Julianne English
Facsimile to each of: 202.339.8500 (Attn: G. Willard) and
212.506.5151 (Attn: D. Ruff and J. English)
(ii)    if to the Buyer, to:
Neustar, Inc.
21575 Ridgetop Circle
Sterling, VA 20166
Attn: Chief Financial Officer
Facsimile: (571) 434-3404
Electronic mail: Carolyn.ullerick@team.neustar

with a copy (which shall not constitute notice) to:

Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention: Rishi Chanda; Stephen Oetgen
Facsimile: (415) 983-2701

Neustar, Inc.
21575 Ridgetop Circle
Sterling, VA 20166
Attn: General Counsel
Facsimile: (571) 434-5725

Nob Hill Law Group, P.C.
247 Michelle Lane
Alamo, CA, 94507

Section 11.5    Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. The Disclosure Schedules and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “will” and “shall” shall be construed to have the same meaning and effect as the word “must”. The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to United States dollars, the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. References to times of the day are to the Eastern Time zone unless otherwise specified. The parties have participated jointly in the drafting and preparation of this Agreement ach party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 11.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Non-Disclosure Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.
Section 11.7    Parties in Interest. This Agreement is and will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of ARTICLE IX, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.
Section 11.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Delaware, without regard to the laws of Delaware or of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware or of any other jurisdiction.
Section 11.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 11.10    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such other section to the extent that the applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 11.11    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, that Buyer shall be permitted to assign, in whole or in part, its rights and obligations under this Agreement to any Subsidiary or controlled Affiliate of Buyer (it being understood and agreed, for the avoidance of doubt, that any such Subsidiary or controlled Affiliate designated prior to the Closing by Buyer shall be the initial and sole purchaser of the assets attributed to such designee for all legal, Tax and other purposes, without any obligation for such assets to be purchased by Buyer and then assigned or transferred to such designated Subsidiary or controlled Affiliate) if such designated Subsidiary or controlled Affiliate agrees in writing to be bound by this Agreement, and provided that Buyer will remain primarily liable for its obligations under this Agreement notwithstanding an assignment by it. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 11.12    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 11.13    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as either (a) the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, or (b) such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 11.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.15    Counterparts. This Agreement may be executed and delivered in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 11.16    Facsimile or .pdf Signature. This Agreement may be executed and delivered by facsimile, .pdf or other electronic signature and a facsimile, .pdf or other electronic signature and delivery shall constitute an original for all purposes.
Section 11.17    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Seller and the Buyer have caused this ASSET PURCHASE AGREEMENT to be executed as of the date first written above by their respective officers thereunto duly authorized.
.

VERISIGN, INC

By:	/s/ Todd B. Strubbe
Name:	Todd B. Strubbe
Title:	Executive Vice President and COO

NEUSTAR, INC.

By:	/s/ Carolyn Ullerick
Name:	Carolyn Ullerick
Title:	CFO

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Exhibit A
Procedures for Determining Customer ACV

1.
Customer ACV shall include cross-sell and upsell recurring revenues from the following specified products: Managed DNS, Recursive DNS, DNS Firewall, DDoS On-Demand, DDoS Always-On and DDoS Web Application Firewall (collectively, “DDoS and DNS Services”) derived from Active Customers, and (ii) any amount by which Buyer’s or its Affiliates’ annual contract revenues from Active Customers common to both Buyer (or its direct Affiliates) and Seller (or its direct Affiliates) exceed Buyer’s (or its relevant Affiliate’s) annual contract revenues from such common customers and products during the twelve months immediately preceding the Closing.

2.
Customer ACV shall include upsell and cross-sell recurring revenues from the following specified products: Web Performance Monitoring, Firewall, IP Geopoint and Vulnerability and Penetration Testing (collectively, “Other Security Services”) derived from Seller’s Active Customers.

3.
Other than with respect to DDoS and DNS Services, the calculation of Customer ACV shall not include any upsell or cross sell revenues for any Buyer customer as of the Closing Date for any other Buyer service.

4.
Recurring revenue shall be calculated in accordance with applicable FASB revenue recognition policies and be exclusive of set-up fees, professional services, consulting or similar one-time charges. For clarity, usage for Managed DNS Services shall be included in the calculation of recurring revenue on the basis of the average monthly usage fees for Active Customers (in the aggregate) during the Customer Migration Period, multiplied by 12, and shall not be considered a one-time charge.

5.	Recurring revenue will not include any portion of revenue that is derived directly from reselling a third party’s product or services.

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Exhibit C
Bill of Sale and Assignment and Assumption Agreement

(See attached)

2

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered as of ________ ___, 2018, by and between Verisign, Inc., a Delaware corporation (“Seller”), and Neustar, Inc., a Delaware corporation (“Buyer”), pursuant to that certain Asset Purchase Agreement, dated as of _________ ___, 2018, by and among Buyer and Seller (the “Asset Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

WHEREAS, the Asset Purchase Agreement provides for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Buyer;
WHEREAS, the Asset Purchase Agreement provides for the assumption and, thereafter, payment, discharge, performance and otherwise satisfaction when due the Assumed Liabilities by Buyer; and
WHEREAS, all Transferred Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer and all Assumed Liabilities shall be assumed and, thereafter, paid, discharged, performed and otherwise satisfied when due by Buyer.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.    Bill of Sale. For good and valuable consideration, Seller, on behalf of itself and the relevant Seller Subsidiaries, hereby sells, assigns, conveys, transfers and delivers unto Buyer, its successors and assigns all of its right, title and interest in and to all of the Transferred Assets, as the same exists as of the date hereof, and Buyer hereby accepts the foregoing sale, assignment, conveyance, transfer and delivery.

2.    Assignment and Assumption. Buyer hereby assumes and, thereafter, shall pay, discharge, perform and otherwise satisfy when due the Assumed Liabilities.

3.    Further Assurances. Seller covenants and agrees that it will do or cause to be done all such further acts, and shall execute and deliver, or cause to be executed and delivered, all transfers, assignments and conveyances, evidences of title, notices, powers of attorney and assurances reasonably necessary or desirable to put Buyer, its successors and assigns, in actual possession and operating control of the Transferred Assets, or as Buyer shall reasonably require to better assure and confirm title of Buyer to the Transferred Assets.

4.    Asset Purchase Agreement. This Agreement is executed pursuant to, in furtherance of and is subject to, the terms and conditions of the Asset Purchase Agreement. This Agreement shall not replace, substitute, expand or extinguish any obligation or provision of the Asset Purchase Agreement. In the event of any irreconcilable conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall control.

5.    Miscellaneous.

(a)        This Agreement, and all claims relating to or arising out of the relationship of the parties hereto with respect to the subject matter hereof, shall be governed by, construed under and interpreted in accordance with the internal, substantive laws of the State of Delaware, without giving effect

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to the principles of conflict of laws thereof or of any other jurisdiction that would require the application of any other law.
(b)        This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
(c)        This Agreement may be executed and delivered (x) in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument; and (y) by facsimile, .pdf, DocuSign or other electronic signature, and such delivery shall constitute an original for all purposes.
(d)        No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by Seller, on the one hand, and Buyer, on the other hand. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action with respect to any breach of this Agreement or default by another party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.
(e)        In case any term, provision, covenant or restriction contained in this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions contained herein, and of such term, provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.
[Signatures on the following pages.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:
VERISIGN, INC.

By:    _______________________________
Name: _____________________________
Title: ______________________________

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:
NEUSTAR, INC.

By:    _______________________________________
Name: __________________________________
Title: __________________________________

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Exhibit D
Intellectual Property License Agreement

(See attached)

2

INTELLECTUAL PROPERTY LICENSE AGREEMENT
THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is made and entered into as of [●], 2018 (the “Effective Date”), by and between Neustar, Inc., a Delaware corporation (“Buyer”), and VeriSign, Inc., a Delaware corporation (“Seller”). Each of Seller and Buyer are referred to herein individually as a “Party” and together as the “Parties”.
RECITALS
A.    The Parties have entered into an Asset Purchase Agreement, dated as of [●], 2018 (the “Purchase Agreement”), pursuant to which, among other things, Buyer is purchasing certain assets of Seller and Seller Subsidiaries relating to Seller’s Managed DNS, DDoS Protection and Recursive DNS/Firewall businesses.
B.    The Purchase Agreement requires the Parties to enter into a license agreement whereby Seller will grant certain licenses to Buyer in certain Intellectual Property Rights owned by Seller.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises recited in this Agreement as well as the associated payments and other consideration recited in the Purchase Agreement, the Parties agree as follows, to become effective upon the Effective Date:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1.    Certain Definitions. Capitalized terms used, but not defined herein, are as defined in the Purchase Agreement. As used in this Agreement, the following terms have the following meanings:
“Agreement” has the meaning set forth in the preamble.
“API” means an application programming interface which includes interface definitions and documentation.
“Buyer” has the meaning set forth in the preamble.
“Buyer API” means Buyer’s API used for managing or retrieving information from Buyer’s implementations related to the Transferred Contracts.
“Buyer API Materials” means Buyer’s end user documentation and files provided by Buyer, in each case that relate to the Buyer API.
“Buyer Field” means the performance of the Transferred Contracts in connection with the Business (as defined in the Purchase Agreement), as it exists immediately prior to the Closing Date, or after further natural development; provided that such natural development of the Business shall not, under any circumstance, include domain name registry or registrar services.
“Confidential Information” means (a) any and all information, including technical or business information or know-how, customer or personnel information, cost data, proposed products, processes, services or other data, that (i) is fixed in a tangible medium and

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furnished by one Party to the other under this Agreement and marked as the confidential or proprietary information of the disclosing Party, (ii) is provided orally by one Party to the other under this Agreement and stated to be confidential or proprietary at the time it is provided to the other Party or in a writing that is provided to the other Party within thirty (30) days thereafter that generally describes such information as confidential, (iii) relates to a Party’s non-public operations, policies, procedures, techniques, accounts and personnel, whether or not specifically identified as confidential or (iv) relates to the subject matter or the terms and conditions of this Agreement, and (b) any and all other information of or relating to a Party or its Affiliates, including its or their Intellectual Property Rights or its or their customers, suppliers or other third parties doing business with the disclosing Party, product specifications, proprietary data, know-how, formulas, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, technical processes, financial statements, projections and budgets, historical and projected sales data, the names and backgrounds of key personnel and related personnel materials and notes, analyses, summaries and other prepared materials containing or based on the foregoing. Seller’s Confidential Information includes, but is not limited to the Seller Licensed Patents whose text is not yet publicly available and the Seller API Materials, and Buyer’s Confidential Information includes, but is not limited to the Buyer API Materials.
“Effective Date” has the meaning set forth in the preamble.
“Party” and “Parties” have the respective meanings set forth in the preamble.
“Patent” means a patent or patent application, and any Related Patent to such patent or patent application.
“Purchase Agreement” has the meaning set forth in the recitals.
“Related Patent” means, with respect to a patent or patent application (the “Subject Patent”), any other patent or patent application that is a continuation, divisional, continuation-in- part, reissue, certificates foreign counterpart, extension or renewal thereof, but only to the extent that there is common subject matter in such other patent or patent application that is entitled, in whole or in part, to the priority date of the Subject Patent.
“Seller” has the meaning set forth in the preamble.
“Seller APIs” means Seller’s APIs used for managing or retrieving information from Seller’s DDoS Protection Service, Managed DNS Service, Recursive DNS Plus Service and DNS Firewall Service.
“Seller API Materials” means Seller’s end user documentation and RESTful API Modeling Language (“RAML”) files, as provided by Seller, in each case that relate to the Seller APIs.
“Seller Licensed Patents” means (a) the patents and patent applications set forth on Exhibit A, (b) any patents issuing on the patent applications set forth on Exhibit A and (c) any Related Patents to such patents and patent applications.
Section 1.2.    Interpretation. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have correlative

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meanings when used in the plural, and vice versa. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
ARTICLE II
GRANT OF LICENSES BY SELLER
Section 2.1.    Patent License. Subject to the terms and conditions of this Agreement and the Purchase Agreement, Seller hereby grants to Buyer and its Affiliates an irrevocable (except as set forth in Section 3.2), non-exclusive, fully paid-up, royalty-free, non-transferable (except to the extent provided in Section 6.7), worldwide license under the Seller Licensed Patents (a) to make, have made, import, have imported, use, have used, offer to sell, sell, have sold, export, have exported or otherwise dispose of any products and provide any services, and (b) to practice any method, process or procedure claimed in, or otherwise exploit, any of the Seller Licensed Patents; in each of sub-sections (a) and (b) solely within the Buyer Field. Unless the Agreement is terminated in accordance with Section 3.2, the license in this Section 2.1 shall remain in effect for so long as the Seller Licensed Patents are enforceable.
Section 2.2.    Sublicense Rights. Buyer may sublicense its licensed rights under Section 2.1, through multiple tiers (commensurate with the scope of such licenses), to Buyer’s and its Affiliates’ respective vendors, contractors and suppliers that have been engaged by Buyer or any of its Affiliates to design, develop, manufacture or assemble products for, or provide development, support or other services to, Buyer or any of its Affiliates, in each case solely within the Buyer Field; provided, however, that sublicenses (under or in connection with which Confidential Information of Seller may be provided to sublicensees) may be granted only to Persons that are legally bound by confidentiality undertakings no less restrictive than those set forth in Article IV.
Section 2.3.    Materials License. Subject to the terms and conditions of this Agreement and the Purchase Agreement, Seller hereby grants to Buyer and its Affiliates a limited, non-exclusive, fully paid-up, royalty-free, non-transferable (except to the extent provided in Section 6.7), worldwide license to access and use the Seller API Materials solely to the extent necessary for Buyer to develop, operate, and maintain a translation layer between the Seller APIs and the Buyer API (“Transition Layer”) which will have the exclusive function of connecting Buyer with customers of Seller within the Buyer Field to help enable the migration of customers of the Business from Seller’s platform to Buyer’s platform. The foregoing license in this Section 2.3 will, for the purposes of this Agreement, be referred to as the “Seller Materials License”. For the avoidance of doubt, this Seller Materials License is (a) exclusively for the Seller API Materials, (b) exclusively for the development, operation and maintenance of the Transition Layer, and (c) Buyer acquires no right or license to the Seller APIs, Seller’s platform or any of Seller’s systems, or the content or data of Seller’s customers within the Buyer Field, which will be subject to the separate written agreement of the Parties. Buyer may sublicense its licensed rights under the Seller Materials License, through multiple tiers (commensurate with the scope of such licenses), to Buyer’s and its Affiliates’ respective vendors, contractors and suppliers that have been engaged by Buyer or any of its Affiliates to develop the Transition Layer; provided, however, that sublicenses may be granted only to Persons

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that are legally bound by confidentiality undertakings no less restrictive than those set forth in Article IV. Seller shall provide the Seller APIs and all Seller API Materials within five (5) business days after the Effective Date.
Section 2.4.    No Other Licenses. All right, title and interest in and to the Seller Licensed Patents and the Seller API Materials shall remain the exclusive property of Seller and its third-party licensors. Except as expressly set forth in this Article II, no other licenses are granted by Seller to Buyer or its Affiliates under this Agreement, directly or indirectly, either expressly or by implication, estoppel or otherwise. Notwithstanding anything to the contrary, no right or license is granted by Seller under this Agreement to any software, documentation, copyrights, trade secrets or other intellectual property rights, either directly or indirectly, by implication, estoppel, or otherwise, even if such right or license is needed for Buyer to exercise the licenses granted with respect to the Seller Licensed Patents under Section 2.1 and the Seller API Materials under Section 2.3.
Section 2.5.    Compliance with Laws. Buyer shall comply with all applicable Laws in its performance of its obligations and exercise of its rights under this Agreement.

ARTICLE III
TERM AND TERMINATION
Section 3.1.    Term. This Agreement shall commence on the Effective Date and shall continue in effect, unless earlier terminated pursuant to Section 3.2, until (a) with respect to the Seller Licensed Patents, the last to expire of the Seller Licensed Patents and (b) with respect to the Seller Materials License, until the three (3) year anniversary of the Effective Date.
Section 3.2.    Termination for Breach. Either Party may terminate the license granted in Section 2.3 or the applicable patent license granted in Section 2.1 (and any and all other licenses granted in Section 2.1 to patents related to the same or similar service as covered by such applicable patent license) and any and all terms of this Agreement related thereto, only upon written notice thereof to the other Party in the event such other Party has materially breached the terms of this Agreement related thereto, including, without limitation, Section 2.2, Section 2.5 or Section 6.7, and fails to cure such breach within thirty (30) Business Days after receipt of written notice thereof. For the avoidance of doubt, infringing or allegedly infringing activity by Buyer outside of the Buyer Field will not result in Seller revoking, rescinding or terminating the license granted in Section 2.1, though Seller reserves all other rights and remedies at law, in contract or in equity (including the right to seek monetary damages, an injunction or obtain specific performance, which rights and remedies Buyer acknowledges), with respect to the breach of this Agreement or infringement or alleged infringement of any Seller Licensed Patent in connection with which Buyer hereby waives any requirement that Seller post a bond or other security, or prove actual damages or that monetary damages are not an adequate remedy, or make a showing of irreparable harm.
Section 3.3.    Survival. Article I, Article IV, Article V, Article VI and Sections 2.4, 2.5 and 3.4 shall survive the expiration or termination of this Agreement.
ARTICLE IV
CONFIDENTIALITY

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Section 4.1.    Generally. The Parties acknowledge that in connection with this Agreement, each Party may obtain access to Confidential Information of the other Party. Each Party shall not, and shall ensure that its Affiliates shall not (a) use Confidential Information of the other Party except as contemplated herein, (b) use or cause to be used Confidential Information for its own account or for the benefit of any third party and (c) directly or indirectly disclose, reveal, divulge or communicate Confidential Information of the other Party other than to the authorized officers, employees and financial and legal advisors of such Party and its Affiliates who are legally bound by confidentiality undertakings no less restrictive that those set forth herein. Each Party may disclose Confidential Information of the other Party pursuant to any order or requirement of a court, administrative agency or other governmental body; provided, however, that such disclosing Party shall give reasonable and, if practicable, advance notice to the other Party of such order or requirement in order to give the other Party a reasonable opportunity to enjoin such disclosure, to limit the scope of such disclosure or to seek other protective orders.
Section 4.2.    Exclusions. Notwithstanding anything to the contrary contained herein:
(a)    the restrictions and obligations in Section 4.1 shall not apply to any information that (i) is or becomes generally known to the public or in the applicable industry, other than as a result of a breach of this Agreement or the Purchase Agreement and other than personally identifiable information, which shall remain Confidential Information of a Party even if generally known to the public or in the applicable industry, (ii) is known to the receiving Party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving Party’s further use or disclosure, as demonstrated by written records in existence at the time of disclosure, (iii) was rightfully disclosed to the receiving Party by another person without restriction, or (iv) was independently developed by the receiving Party without access or reference to the Confidential Information disclosed by the disclosing Party, as demonstrated by written records created at the time of such independent development; and
(b)    Confidential Information of Seller shall not include any information included within the definition of Transferred Assets.
ARTICLE V
LIMITATION OF LIABILITY
Section 5.1.    Limitation on Damages. BUYER’S SOLE REMEDY AGAINST SELLER FOR ANY LOSS OR DAMAGE RELATED TO OR ARISING OUT OF THIS AGREEMENT WILL BE PROVEN DIRECT, ACTUAL DAMAGES AND SELLER WILL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, RELIANCE, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WHETHER OR NOT SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND THE MAXIMUM LIABILITY OF SELLER RELATED TO OR ARISING OUT OF THIS AGREEMENT WILL NOT EXCEED $1,000.
Section 5.2.    Disclaimer of Warranties. SELLER DOES NOT MAKE ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND WHATSOEVER TO BUYER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ANY OF THE SELLER LICENSED PATENTS AND SELLER API MATERIALS), WHETHER EXPRESS, IMPLIED, ORAL, WRITTEN, OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND ANY REPRESENTATION,

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WARRANTY OR COVENANT ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. WITHOUT LIMITING THE FOREGOING IN THIS SECTION 5.2, AND THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SELLER LICENSED PATENTS ARE PROVIDED “AS IS”, “AS AVAILABLE” AND “WHERE AVAILABLE” AND THAT SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR COVENANTS AS TO THE SELLER LICENSED PATENTS.
ARTICLE VI
MISCELLANEOUS
Section 6.1.    No Obligation. Neither Party shall be required under this Agreement to maintain any patents or patent applications in force. Nothing set forth herein shall restrict either Party from transferring, assigning or licensing any patent or patent application owned by such Party; provided, however, that any transfer, assignment, or license of the patents licensed hereunder, shall be made subject to the licenses granted in this Agreement.
Section 6.2.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.
Section 6.3.    Waiver. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.
Section 6.4.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
(a)    if to Seller, to:
VeriSign, Inc.
12061 Bluemont Way
Reston, VA 20190
Attention: General Counsel
Telephone: (703) 948-3200
Facsimile: (703) 435-4921
Electronic mail: legal@verisign.com
with copies (which shall not constitute notice) to:
VeriSign, Inc.

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12061 Bluemont Way
Reston, VA 20190
Attention: Kevin Ristau, Vice President and Associate General Counsel
Telephone: (703) 948-3200
Facsimile: (703) 435-4921
Electronic mail: kristau@verisign.com

and

Orrick Herrington & Sutcliffe LLP
1152 15th St., NW
Washington D.C. 20005
Attention each of: Geoff Willard & Glynna Christian
(b)    if to Buyer, to:
Neustar, Inc.
21575 Ridgetop Circle
Sterling, VA 20166
Attn: Chief Financial Officer
Facsimile: (571) 434-3404
Electronic mail: Carolyn.ullerick@team.neustar

with a copy (which shall not constitute notice) to:

Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention: Rishi Chanda; Stephen Oetgen
Facsimile: (415) 983-2701

Neustar, Inc.
21575 Ridgetop Circle
Sterling, VA 20166
Attn: General Counsel
Facsimile: (571) 434-5725

Nob Hill Law Group, P.C.
247 Michelle Lane
Alamo, CA, 94507
Section 6.5.    Changes to Contact Information. Either Party may change its contact information for notices and other communications hereunder by notice to the other Party.
Section 6.6.    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the

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internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 6.7.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by a Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, and any such assignment without such prior written consent shall be null and void; provided, however, that (a) this Agreement may be assigned without consent by Seller, in whole or in part, in connection with the sale of Seller or substantially all of its assets (whether by merger, stock sale, asset purchase or otherwise) or the transfer or sale of substantially all of the assets of any business unit, Affiliate, division or product line (by means of reorganization, asset sale, stock sale, merger or otherwise) of Seller to which this Agreement relates, and (b) this Agreement may be assigned without consent by Buyer, in whole or in part, in connection with (i) the sale of Buyer or substantially all of its assets (whether by merger, stock sale, asset purchase or otherwise) or the transfer or sale of substantially all of the assets of any business unit, Affiliate, division or product line (by means of reorganization, asset sale, stock sale, merger or otherwise) of Buyer to which this Agreement relates or (ii) the sale by Buyer of all of the Transferred Assets. Notwithstanding the above, from the Effective Date until the end of the Term of the Transition Services Agreement is (as defined therein), Buyer must obtain Seller’s prior written consent and Seller may reasonably withhold its consent (and any such assignment without such prior written consent shall be null and void) to Buyer’s assignment of this Agreement to an acquirer of all or a material portion of Buyer’s Digital Defense and Performance Solutions business (i.e., Security Solutions) if such acquirer (A) is listed on Schedule 6.6 of the Transition Services Agreement or (B) is domiciled in a country (other than Spain, Italy, Taiwan or Israel) that has a score of 65 or lower on the 2017 version of the Corruption Perceptions Index published by Transparency International. In addition, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Buyer to any Person that is designated on, or is directly or indirectly controlled by one or more Persons designated on, the U.S. Department of the Treasury, Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and on the successors and assigns of any patent or patent application that is the subject of a license granted to under this Agreement.
Section 6.8.    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either (a) the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, or (b) such Party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that this Agreement is fulfilled to the extent possible.
Section 6.9.    Counterparts. This Agreement may be executed and delivered in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to

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the other Party. This Agreement further may be executed and delivered electronically (including by DocuSign or similar service or by facsimile or .pdf signature) and any such electronic signature shall constitute an original for all purposes.
Section 6.10.    No Presumption Against Drafting Party. Each Party acknowledges that such Party has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.
Section 6.11.    Entire Agreement. This Agreement (including the Exhibits hereto), the Purchase Agreement and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. For the avoidance of doubt, nothing contained in this Agreement shall amend, limit, or modify the right and obligations of any Party under the Purchase Agreement or any other Ancillary Agreement.
Remainder of this page intentionally left blank; signature page follows.

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IN WITNESS WHEREOF, the Parties have caused this INTELLECTUAL PROPERTY LICENSE AGREEMENT to be executed by their duly authorized representatives on the day and year first above written.

BUYER:

NEUSTAR, INC.

By:
Name:
Title:

SELLER:

VERISIGN, INC.

By:
Name:
Title:

[Counterpart Signature Page to Intellectual Property License Agreement]

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Exhibit E
Transition Services Agreement

(See attached)

13

EXHIBIT E

TRANSITION SERVICES AGREEMENT
between
VERISIGN, INC.,
a Delaware corporation,
and
NEUSTAR, INC.,
a Delaware corporation
DATED AS OF [•], 2018

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TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT is dated as of [], 2018, between VERISIGN, INC., a Delaware corporation (“Seller” or “Verisign”), and Neustar, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein as a “Party” or, collectively, as the “Parties”.
RECITALS
WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement dated as of [], 2018, between Buyer and Seller (the “Purchase Agreement”) pursuant to which Seller has agreed to transfer to Buyer, and Buyer has agreed to purchase and assume, the Transferred Assets and the Assumed Liabilities (each as defined in the Purchase Agreement); and
WHEREAS, the Purchase Agreement requires the execution and delivery by the Parties of this Agreement, pursuant to which Buyer desires to purchase from Seller, and Seller desires to provide or cause to be provided to Buyer and its Affiliates, in accordance with and subject to the terms and conditions of this Agreement (as defined below), certain transition services for specified periods following the Closing (as defined in the Purchase Agreement).
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
Article I
DEFINITIONS AND INTERPRETATION
Section 1.1.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:
“Agreement” means this Transition Services Agreement, including all Appendices and schedules hereto, and all amendments hereto and thereto made in accordance with Section 6.8.
“Buyer Parties” means Buyer and the Affiliates of Buyer receiving Transition Services pursuant to this Agreement.
“Buyer Personnel” means the personnel of Buyer or the applicable Buyer Party.
“Confidential Information” means: (a) any information, including technical or business information or know-how, customer or personnel information, cost data, proposed products, processes, services or other data, that (i) is fixed in a tangible medium and furnished by one Party to the other under this Agreement (ii) is provided orally by one Party to the other under this Agreement, (iii) relates to a Party’s non-public operations, policies, procedures, techniques,

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accounts and Personnel, whether or not specifically identified as confidential or (iv) relates to the subject matter or the terms and conditions of this Agreement; and (b) any other information of or relating to a Party or its Affiliates, including its or their Intellectual Property Rights or its or their customers, suppliers or other third parties doing business with the disclosing Party, product specifications, proprietary data, know-how, formulas, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, technical processes (including customer support techniques), financial statements, projections and budgets, historical and projected sales data, the names and backgrounds of key Personnel and related Personnel materials and notes, analyses, summaries and other prepared materials containing or based on the foregoing.
“Consented Customer” means a customer under any Transferred Contract who has consented to the assignment of its Contract from Seller (or any Affiliate thereof) to Buyer (or an Affiliate thereof), but who has not migrated to Buyer’s technology platform.
“Covered Services” means Verisign DDoS Protection Service, Verisign Managed DNS Service, Verisign Recursive DNS Plus Service, and Verisign DNS Firewall Service.
“Personnel” means Buyer Personnel or Seller Personnel, as the context requires.
“Seller Personnel” means the personnel of Seller or its Affiliates.
“Supported Customer” means any existing customer under any Transferred Contract that has not yet migrated from Seller’s technology platform to Buyer’s technology platform.
“Transition Services” means the transition services listed in Appendix A (Transition Services), as well as any tasks or responsibilities that are necessary aspects of the services that are identified or expressly described therein, as may be amended by the Parties by mutual written agreement from time to time in accordance with Section 6.8.
Section 1.2.    Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Baseline Assumption2.5(b)	Performance Covenant2.3
Baselined Period2.5(b)	Purchase AgreementRecitals
BuyerPreamble	Seller Party2.2
Buyer Party Indemnitees4.3(c)	Seller Party Indemnitees4.3(a)
Contract Manager2.10(a)	Seller’s Systems2.9(a)
Final Term5.1	Term2.1(c)
Initial Transition Services Term2.1(c)	Third Party Losses4.3(a)
Mandatory Change2.1(b)	Third-Party Provider2.2
Optional Transition Services Term2.1(c)
PartiesPreamble
PartyPreamble

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Section 1.3.    Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause, Schedule or Appendix, such reference shall be to an Article, Section, paragraph, clause, Schedule or Appendix of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. Any capitalized terms used in any Schedule or Appendix but not otherwise defined therein shall have the meaning as defined in this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein mean such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. References to times of the day are to the Eastern Time zone unless otherwise specified.
Article II
TRANSITION SERVICES
Section 2.1.    Transition Services; Term.
(a)    Upon the terms and subject to the conditions set forth herein and in consideration of the fees payable by Buyer pursuant to Article III, Seller shall provide, cause its Affiliates to provide, or otherwise make available, to Buyer, the Transition Services for the Term. A detailed description of each Transition Service to be provided by Seller to Buyer hereunder is set forth in Appendix A.
(b)    Buyer shall promptly notify Seller upon becoming aware of a change to the scope of the Transition Services that is required in order for Buyer to comply with existing, new or changes in any law that materially affects a service required to be provided under the Transferred Contracts (each a “Mandatory Change”).
(i)    Upon receipt of notice of a Mandatory Change, (A) Seller shall reasonably promptly implement such Mandatory Change for the period specified by Buyer (subject to Section 2.5(b)) in good faith and perform its obligations with respect to such Mandatory Change and (B) each Party shall use its commercially reasonable efforts to negotiate in good faith the additional terms,

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conditions and charge, if any, for such Mandatory Change, to be documented in an amendment to Appendix A, provided that in the event the Parties are unable to agree on the additional charge, if any, for such Mandatory Change, Buyer shall pay Seller the full amount of any and all actual and direct out-of-pocket expenses (including (x) base salary, wages, bonus (not to exceed 15% of base salary) and other benefits and (y) the depreciated portion of capital expenditures for hardware and software) incurred by the applicable Seller Party in connection with the provision of such additional Transition Services. Seller shall have the discretion to use a Third-Party Provider as necessary to perform any such Mandatory Change, the cost of which shall be passed-through to Buyer without any profit or mark-up; provided, that Seller provides Buyer with prior written notice of its use of any Third-Party Provider, which notice shall include the estimated cost of such Third-Party Provider.
(ii)    Upon receipt of notice of a Mandatory Change, if and to the extent Seller disputes Buyer’s determination that such change in Transition Services is a Mandatory Change, Buyer’s and Seller’s respective Contract Managers shall meet and resolve any disagreements concerning such Mandatory Change pursuant to Section 2.10 hereof.
(c)    Subject to Section 2.5(b), Seller shall provide the applicable Transition Services for the period specified for each Transition Service outlined in Appendix A and any Transition Service resulting from a Mandatory Change for a period of up to (12) months after the Closing (the “Initial Transition Services Term”); provided, however, that, subject to the termination rights set forth in Article V hereof, Buyer shall have the option to extend the Initial Transition Services Term for up to two (2) periods of ninety (90) days each (each an “Optional Transition Services Term” and together with the Initial Transition Services Term, the “Term”) upon written notice to Seller no less than sixty (60) days prior to the expiration of the Initial Transition Services Term or sixty (60) days prior to the expiration of the initial Optional Transition Services Term, as applicable.
Section 2.2.    Seller’s Affiliates and Third-Party Providers. In providing, or otherwise making available, the Transition Services to Buyer, Seller shall have the right to use Seller Personnel or employ the services of contractors, subcontractors, vendors or other third-party providers (each, a “Third-Party Provider”); provided, however, that Seller shall remain obligated to Buyer for all obligations undertaken by Seller Personnel and Third-Party Providers. Each of Seller, its Affiliates and any other Person used by Seller to provide Transition Services shall be referred to as a “Seller Party”.
Section 2.3.    Nature and Quality of Transition Services. Buyer understands and agrees that Seller is not in the business of providing Transition Services to third parties and that the Transition Services shall be performed in a manner that is substantially consistent with the manner in which such Transition Services were generally performed by Seller or a Seller Party for the Business prior to the Closing Date (except as such Transition Services differ because of the need to follow legal corporate formalities), which shall mean, with respect to the Transition Services set forth in Schedule 1 of Appendix A, substantially consistent with the services performed by Seller during the twelve (12) month period immediately prior to the Closing Date in respect of the Transferred Contracts, and with respect to the Transition Services set forth in Schedules 2-4 of Appendix A, consistent with diligent, commercially reasonable efforts performed in a workmanlike, professional manner, in view of prevailing industry standards (the immediately preceding provision,

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the “Performance Covenant”). Notwithstanding anything to the contrary herein, Seller shall not be liable under this Agreement for any failure to provide or make available Transition Services as set forth herein to the extent such failure was the direct result of Personnel of the relevant Seller Party performing the services in accordance with written instructions provided by Buyer where such instructions are inconsistent with the manner in which such Transition Services were generally performed by Seller or a Seller Party for the Business or under the terms of the Transferred Contracts prior to the Closing Date. In no event shall Seller be required to make any customization to the Transition Services (or Seller’s systems or processes) that is unique to the Buyer.
Section 2.4.    [Reserved]
Section 2.5.    Limitations. In addition to any other limitation or exclusion of Seller’s obligations or liability hereunder, the Parties agree as follows:
(a)    Buyer as Sole Beneficiary. Buyer acknowledges and agrees that access to and use of the Transition Services is provided solely for the use of Buyer and its Affiliates, and for the operation of the Business, which includes provision of products and/or services of the Business to Buyer’s customers, during the Term. Except in the operation of the Business, Buyer shall not directly or indirectly resell to or allow access to or use of Transition Services by any other Person or for any other purpose without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole discretion. Except in the operation of the Business, in no event shall any third party engaged by Buyer be entitled to access the Transition Services or any systems of Seller, its Affiliates or Third-Party Providers and in no event shall Buyer, its Affiliates or its respective employees, third-party technology consultants or other personnel be entitled to modify any systems or processes of Seller, its Affiliates or Third-Party Providers.
(b)    Other Limitations. Unless otherwise agreed to in writing by Seller, Seller shall not be obligated to provide, or cause to be provided, any Transition Service (i) in a volume or quantity or at a level of service which exceeds the greater of (A) the volumes, quantities or levels of the services provided to or by the Business as of the Closing Date or (B) as applicable to a particular Transition Service, the volumes, quantities or levels of services provided for in a Transferred Contract as in effect on the Closing Date, (ii) in a jurisdiction in which such Transition Service was not provided prior to the Closing Date and where a license or permit from a Governmental Authority is required to perform the Transition Service in such jurisdiction and Seller does not hold such license or permit and cannot obtain such Transition Service from a duly licensed Third-Party Provider upon commercially reasonable terms, or (iii) in a manner that would materially interfere with the conduct of Seller’s registry services businesses as such businesses are conducted as of the date of the Purchase Agreement and with respect to the Transition Services provided in Schedule 1 of Appendix A, as such businesses are conducted as of or following the date of this Agreement; provided, however, that new top level domain names or registry services launched after the Closing Date will be deemed to be a part of Seller’s registry services businesses as of the date of this Agreement, and provided further that in the event Seller determines that the provision of any Transition Service should be altered or limited in an manner by virtue of this clause (iii), Seller shall use commercially reasonable efforts to modify the manner in which such Transition Services are provided such that they no longer materially interfere with the conduct of Seller’s registry

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services businesses. Certain of the Transition Services descriptions in Appendix A may expressly set forth assumptions regarding the volume or quantity of service expected to be provided, based upon corresponding volumes or quantities prior to the Closing Date, taking into account anticipated or reasonable growth or decline of the Business (each, a “Baseline Assumption” and collectively, the “Baseline Assumptions”). If the volumes, quantities or levels of the services provided with respect to any Transition Service are outside of the ranges provided for Baseline Assumptions for such Transition Service for a period of three (3) months or more (the “Baselined Period”), then each of Buyer and Seller shall use its commercially reasonable efforts to negotiate an amendment to Appendix A to account for such cost increase or decrease, and if no such agreement is reached within thirty (30) days thereafter, the applicable fee shall be adjusted, in the first (1st) month thereafter, in proportion to the increase or decrease in the applicable baseline volume averaged over such Baselined Period. In no event shall Seller be obligated under this Agreement to maintain the employment of any specific employee during the Term, and, without limitation of any of the other terms and conditions of this Agreement (including Section 2.2), Seller shall retain the sole right to select, employ, pay, supervise, administer, direct and discharge any of the Seller Personnel who will perform the Transition Services.
Section 2.6.    Force Majeure. Subject to Seller’s compliance with the Performance Covenant, the obligations of Seller to provide a Transition Service will be suspended to the extent necessary during the period and to the extent that Seller (or the other relevant Seller Party) is prevented, hindered or delayed from providing such Transition Service by any cause beyond the reasonable control of Seller (or the other relevant Seller Party), including by acts of God, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), terrorism, rebellion, insurrection, riot, invasion, fire, storm, flood or earthquake, except to the extent that the impact thereof could not have been averted or mitigated through the use of commercially reasonable efforts, or through the proper implementation of commercially reasonable disaster recovery or business continuity planning. In such event, (i) Seller shall give written notice of such suspension to Buyer, as soon as reasonably practicable but no later than five Business Days after its start, stating the date and extent of such suspension, the cause thereof, its likely or anticipated potential duration, and the general effect of the event on Seller’s ability to perform its obligations under this Agreement, (ii) Seller (or the relevant Seller Party) shall (A) use all commercially reasonable efforts to mitigate and overcome such cause and (B) resume the provision of such Transition Service as soon as reasonably practicable after the removal of such cause, (iii) Buyer shall not be required to pay amounts in respect of such Transition Service hereunder to Seller in respect of such period of time during which Seller (or the other relevant Seller Party) is prevented from providing such Transition Service and (iv) the applicable Term for the provision of such Transition Service shall be extended (subject to payment of the fees set forth in Article III with respect to such extension period) for a period equal to the time lost by reason of such cause. If, however, Seller (or the relevant Seller Party) cannot perform such delayed Transition Service for a period of 30 days due to such cause, then Buyer reserves the right to terminate such Transition Service and make corresponding changes to Appendix A (including a reduction in any amounts otherwise due hereunder to Seller with respect to fees and charges for the Transition Service so terminated accruing after the date of such termination, but without further liability to Seller). Any changes necessitated by the terms of this paragraph shall be evidenced as soon as practicable by an amendment to the relevant Transition Service outlined in Appendix A, to the extent an amendment

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is deemed necessary by Seller or Buyer. After the period of disability but before the end of the applicable Term, Buyer may reinstate such Transition Service upon written notice to the Seller.
Section 2.7.    Information. During the Term, Buyer shall provide Seller or an applicable Seller Party with all information available to Buyer reasonably requested by Seller or the applicable Seller Party as reasonably necessary or desirable for the performance of the Transition Services.
Section 2.8.    Access.
(a)    To the extent reasonably required for Seller or a Seller Party to perform, or otherwise make available, the Transition Services, Buyer shall cooperate with Seller or the applicable Seller Party in the provision of the Transition Services. To the extent reasonably requested by Buyer, Seller shall provide Buyer with reasonable access to the Business Records relating to the Transferred Contracts (for such Consented Customers) and Transition Services as set forth in Appendix A.
(b)    Whenever present at the other Party’s premises, a Party shall (i) limit access to those of its employees, agents or contractors with a bona fide need to have such access in connection with the exercise of its rights or fulfillment of its obligations hereunder and (ii) comply and shall cause its Personnel to comply in all material respects with all applicable on-site rules, regulations, policies and procedures of the other Party and all reasonable instructions or directions, in each case issued by such Party and provided to the other Party in advance, and otherwise conduct themselves in a businesslike manner.
Section 2.9.    Seller’s Systems.
(a)    In the course of providing the Transition Services and subject to the terms and conditions of the Purchase Agreement and this Agreement, Seller grants Buyer a limited, non-exclusive, non-transferable, non-sublicensable, revocable license to access and use Seller’s interfaces in a read-only manner (which access shall include the ability to download and export applicable Supported Customer files and data), including, but not limited to, Covered Services customer portals and related application programming interfaces, as determined in Seller’s sole discretion (the “Seller’s Systems”).
(b)    Section 2.9(a) is subject to and conditioned upon the following:
(i)    Buyer shall (a) limit access and use of the Seller’s Systems to only Buyer Personnel who are specifically authorized to have such access and (b) not permit either direct or indirect use of the Seller’s Systems by any other third party. Buyer shall (1) ensure that Buyer Personnel accessing the Seller’s Systems have entered into confidentiality agreements containing provisions substantially as protective as the confidentiality provisions in Purchase Agreement and this Agreement and (2) be liable for the acts and/or omissions of Buyer Personnel.
(ii)    Buyer and Buyer Personnel shall:
(A)    comply with all industry best practices with regards to security procedures and requirements when using and accessing the applicable Seller’s Systems;

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(B)    limit use and access (1) only to those portions of the Seller’s Systems for which they are authorized and (2) solely with respect to the Transition Services; and/or
(C)    maintain reasonable security measures to protect the applicable Seller’s Systems from any access by (1) unauthorized third parties and/or (2) any virus, worm, trojan horse, harmful code or attachment.
(iii)    Unless expressly provided for in the Purchase Agreement or this Agreement, Buyer and Buyer Personnel shall not undertake, or attempt to undertake, the following prohibited activities:
(A)    accessing and using the Seller’s Systems (1) for any unlawful, unauthorized, infringing, defamatory, malicious or fraudulent purpose or (2) in violation of applicable law;
(B)    modifying, disassembling, decompiling, reverse engineering, creating derivative works of, or making any other attempt to discover or obtain the source code for any portion of the Seller’s Systems;
(C)    hacking, pinging, flooding, mail bombing, denial of service attacks or any other activities that disrupt the use of or interfere with the ability of others to effectively use the Seller’s Systems;
(D)    tampering with, altering, destroying, violating, compromising or circumventing any (1) security or audit measures employed by Seller and/or (2) data of Seller;
(E)    disabling, damaging, disrupting or impairing the normal operation of, any of the Seller’s Systems (including, but not limited to, materially interfering with or disrupt Seller’s network or third-party networks connected to Seller’s network);
(F)    establishing any type of external network connectivity with or into the Seller’s Systems, including WAN or Internet connectivity, without the prior written consent of Seller (email acceptable); and/or
(G)    use the Seller’s Systems in a manner that constitutes excessive or abusive usage in Seller’s good faith discretion.
(c)    Buyer shall cooperate with Seller in any investigation of any apparent violation of Section 2.9(b), including, but not limited to, an unauthorized access to the Seller’s Systems or unauthorized use of data and information within the Seller’s Systems. If Seller determines, in its good faith discretion that Buyer or Buyer Personnel has failed to comply with any part of Section 2.9(b)(iii)(A), (C), (D) or (E), or undertakes or attempts to undertake any of the prohibited activities described in Section 2.9(b), then Seller may (i) with respect to Sections 2.9(b)(iii)(A), (C) or (E), immediately (x) without notice (and no opportunity to cure) suspend or deny or (y) subject to notice

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(which may delivered via electronic mail) and an opportunity to cure for a twenty-four (24) hour period after Seller provides such notice, terminate, Buyer’s or such Buyer Personnel’s access to the Seller’s Systems or (ii) with respect to any other provision of Section 2.9(b) (subject to notice (which may delivered via electronic mail) and an opportunity to cure for a twenty-four (24) hour period after Seller provides such notice) suspend, deny or terminate Buyer’s or such Buyer Personnel’s access to the Seller’s Systems. Such action is in addition to any other rights Seller may have under this Agreement or under applicable Law, and Seller shall have no liability with respect to any action taken, or inaction, in connection with Section 2.9(b).
(d)    Buyer acknowledges and agrees that neither it nor Buyer Personnel have any expectation of privacy when accessing or using the Seller’s Systems. Without limiting any of its other rights under this Agreement or under applicable Law, Seller shall have the right to restrict and monitor the use of the Seller’s Systems, and to access, seize and copy any information, data or files developed, processed, transmitted, displayed, reproduced or otherwise accessed in conjunction with such use. Seller may exercise its rights reserved hereunder solely: (i) to verify the performance or use of the Transition Services; or (ii) to ensure compliance by Buyer or Buyer Personnel with the obligations expressly set forth in this Section 2.9. Buyer will advise Buyer Personnel concerning the rights stated hereunder.
(e)    Except for any limited license expressly granted in this Agreement, Buyer acknowledges that Seller retains all right, title and interest in and to the Seller’s Systems.
(f)    In connection with Buyer’s use of and access to the Seller’s Systems under Section 2.9, any and all information relating to such use and access (including, but not limited to, all user names, passwords and other authentication techniques used by Buyer to access the Seller’s Systems) shall be handled in accordance with the confidentiality provisions set forth in Section 6.18 of this Agreement and, for the avoidance of doubt, any information retained by Seller as permitted by Section 2.9(d) shall be deemed Confidential Information of Buyer.
(g)    THE SELLER’S SYSTEMS ARE PROVIDED “AS IS,” “WHERE IS,” “AS AVAILABLE” AND WITHOUT ANY WARRANTY WHATSOEVER AND, TO THE MAXIMUM EXTENT PERMITTED BY LAW, SELLER DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF A COURSE OF PERFORMANCE, DEALING OR TRADE USAGE. SELLER DOES NOT WARRANT THAT USE OF THE SELLER’S SYSTEMS WILL BE UNINTERRUPTED OR ERROR FREE.
(h)    In connection with the foregoing provisions of this Section 2.9, Seller hereby covenants and agrees to use commercially reasonable efforts to provide Buyer with use of and access to the Seller’s Systems (the “Access Covenant”).
(i)    The rights granted to Buyer pursuant to this Section 2.9 apply only with respect to access to Supported Customer files and data contained in the Seller’s Systems. Additionally, Buyer hereby acknowledges and agrees that, subject to Seller’s continued compliance with the Access Covenant, Buyer’s sole remedy for a breach by Seller of its obligations under Section 2.9 is continued

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access to and provision of, for the Term, the information contemplated under the heading “Customer Data Migration” in Schedule 2 of Appendix A.
Section 2.10.    Contract Manager.
(a)    Seller and Buyer shall each appoint an individual to act as its primary point of operational contact for the administration and operation of this Agreement, as follows: each individual appointed by Seller or Buyer, as applicable, as such Party’s primary point of operational contact pursuant to this Section 2.10 (each, a “Contract Manager”) shall have overall responsibility for coordinating for the Party he or she represents all activities undertaken by such Party hereunder, for the performance of such Party’s obligations hereunder, for coordinating the performance of the Transition Services, for acting as a day-to-day contact with the other Party, for making available to the other Party the data, facilities, resources and other support services required for the performance of the Transition Services in accordance with the terms of this Agreement, and for resolving any disagreements concerning Mandatory Changes pursuant to Section 2.1. Seller and Buyer may change their respective Contract Managers from time to time upon notice to the other and shall notify the other of such change as promptly as practicable.
(b)    Except as mutually agreed by the Contract Managers, the Contract Managers shall confer by telephone at least weekly to discuss the Transition Services and their provision, including the monitoring of compliance therewith by Seller, the management of any associated risks arising from the Transition Services and the resolution of any problems or issues associated with the Transition Services. Such telephone conferences shall take place at the times agreed by the Contract Managers.
(c)    Seller and Buyer hereby designate the following individuals to act as their respective Contract Managers for purposes of this Agreement:
(i)    Contract Manager for Seller:
Name: John Cochran
Title: Sr. Director
Phone: (703) 948-4438
Email: jcochran@verisign.com
(ii)    Contract Manager for Buyer:
Name: Shailesh Shukla (or Authorized Designee)
Title: Vice President & General Manager
Phone: +1 (415) 659-1479
Email: Shailesh.Shukla@team.neustar, with copies to Saber Martin (Saber.Martin@team.neustar or +1 (703) 464-4065)
(d)    The Contract Managers may appoint certain Personnel who will serve as the primary contact persons for specific Transition Services. A Party may add an additional Contract Manager or change its Contract Manager by providing written notice to the other Party.

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Section 2.11.    Acknowledgements, Representations and Warranties.
(a)    Seller’s Representations and Warranties. In connection with the Transition Services, Seller represents, warrants and covenants that:
(i)    Seller will comply in all material respects with all applicable Laws, ordinances, rules and regulations in performing the Transition Services;
(ii)    (A) Seller possesses sufficient legal right, title or interest in or to any of its Intellectual Property Rights that will be used in performing the Transition Services, and (B) to the best of its knowledge, the Transition Services will not infringe on, violate or misappropriate any Intellectual Property Rights of any third party (in either case, other than the consents and approvals required in connection with the assignment of the Transferred Contracts or the sharing of Business Records or other data thereunder));
(iii)    To the knowledge of Seller, the provision of such Transition Services does not violate any agreement or license to which Seller, its Affiliates or any other service provider hereunder are subject as of the effective date of this Agreement, or otherwise require any waiver, permit, consent or similar approval from any third party (other than the consents and approvals required in connection with the assignment of the Transferred Contracts or the sharing of Business Records or other data thereunder);
(iv)    to the best of its knowledge, the provision of the Transition Services will not materially interfere with the conduct of Seller’s registry services business as such businesses are conducted as of the date of the Purchase Agreement; and
(v)    to the best of its knowledge, the Transition Services constitute all of the services that are necessary or reasonably to be expected for the orderly transition of the Transferred Assets.
(b)    Buyer’s Acknowledgement; Representations and Warranties. In connection with the Transition Services, Buyer represents, warrants and covenants that, to the best of its knowledge, the Transition Services constitute all of the services that are necessary or reasonably to be expected for the orderly transition of the Transferred Assets. Buyer understands that the Transition Services provided hereunder are transitional in nature and are furnished solely for the purpose of accommodating and facilitating the transfer of the Business from Seller to Buyer. Buyer agrees to transition the performance of the Transition Services to its own internal organization or other third-party suppliers for the Transition Services no later than the end of the Term.
Section 2.12.    Exception to Obligation to Provide Transition Services. Notwithstanding anything to the contrary contained herein, Seller shall not be obligated to provide any Transition Services if (i) there is a change in applicable Law to which Seller, its Affiliates or any Third-Party Provider are subject in respect of the Transition Services to be provided hereunder, and (ii) Seller reasonably determines that the provision of such Transition Services would likely violate such applicable Law; provided that, in any such case, Seller shall use commercially reasonable efforts to provide the relevant Transition Service (or a substantially similar function) in a manner that would

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comply with such applicable Law. In the event that any Transition Service is not provided by virtue of this Section 2.12, Buyer shall not be required to pay amounts in respect of such Transition Service in respect of the period of time during which Seller (or the other relevant Seller Party) is not provided.
Section 2.13.    Excuse of Performance. Seller’s delay or failure to perform its obligations under this Agreement shall be excused to the extent such delay or nonperformance is directly caused by (a) the acts or omissions of Buyer or a third party acting for or on behalf of Buyer to the extent such acts or omissions are necessary for Seller to perform its obligations hereunder, or (b) the failure of Buyer to perform any obligations of Buyer under this Agreement, following notice to Buyer of such failed performance and a reasonable opportunity to cure. Seller shall use commercially reasonable efforts to perform its obligations notwithstanding such failure or nonperformance; provided, however, that Buyer shall work with Seller to remedy the failure and Buyer shall be responsible for any additional reasonable costs incurred by Seller in connection with performing the Transition Services as a result of such failure.

Article III
COMPENSATION FOR SERVICES
Section 3.1.    Fees. As compensation for each Transition Service to be provided pursuant hereto and subject to Section 3.2 below, Buyer shall pay Seller the fees as set forth below:

Term	Fees
(Initial Transitions Term) Closing Date through June 30, 2019	$1,350,000.00 per month
(Initial Transitions Term) July 1, 2019 through December 31, 2019	$1,250,000.00 per month
(Optional Transitions Service Term 1) January 1, 2020 through March 31, 2020	$1,375,000.00 per month
(Optional Transitions Service Term 2) April 1, 2020 through June 30, 2020	$1,700,000.00 per month
Section 3.2.    Termination or Reduction of Fees. At any time subsequent to eight (8) months after the date of this Agreement, Buyer may, upon thirty (30) days’ prior written notice (which, for the avoidance of doubt, may not be provided by Buyer prior to eight (8) months after the date of this Agreement):
(a)    terminate the Transition Services with respect to the DDoS Protection Service if the Parties have achieved DDoS Protection Service Customer Completed Migration (as defined in Appendix A) for every customer of such service, in which case the fees payable pursuant to Section 3.1 shall be reduced by 65% for the remainder of the Term;

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(b)    terminate the Transition Services with respect to the Managed DNS Service, Recursive DNS Service and DNS Firewall Service if the Parties have achieved MDNS Customer Completed Migration and Recursive DNS and DNS Firewall Customer Completed Migration (each as defined in Appendix A) for every customer of such services, in which case the fees payable pursuant to Section 3.1 shall be reduced by 25% for the remainder of the Term; and
provided that if Buyer has terminated the Transition Services in full in accordance with both subsections (a) and (b) above, then this Agreement shall terminate in full per the terms of Article V, and there shall be no fees payable pursuant to Section 3.1 for the remainder of the Term.
Section 3.3.    Payment of Fees and Charges. Payment of the amounts due by Buyer hereunder shall be made monthly in advance, based on invoices issued by Seller to Buyer in the manner set forth in Section 3.4. If this Agreement commences on a date other than the first day of a calendar month, Buyer shall not be obligated to pay any service fees or other amounts hereunder, including any proration thereof, for such calendar month. If this Agreement or a particular Transition Service is terminated on a date other than the last day of a calendar month, the fees for all of or the applicable Transition Services, as the case may be, shall be prorated based on the service fees set forth in Section 3.1 above. Any payments pursuant to this Agreement shall be made within thirty (30) days after the date of the Seller’s invoices.
Section 3.4.    Invoices; Documentation. Seller shall invoice Buyer in advance for all charges for the Transition Services provided to Buyer pursuant to this Agreement. Such invoices shall be in a form reasonably acceptable to Buyer and include sufficient detail to support an audit and review by Buyer. From time to time on written request by Buyer in respect of a Transition Service, Seller shall provide to Buyer such information in Seller’s possession with respect to such invoices as Buyer may reasonably request for the purpose of supporting the fees represented by such invoices, and Seller shall make its personnel available to answer such questions as Buyer may reasonably ask for such purpose. Payment by Buyer of the amounts due by hereunder shall be prepaid on a monthly basis in accordance with the invoices issued by Seller to Buyer in the manner set forth in this Section 3.4.
Section 3.5.    Taxes. The amounts set forth herein with respect to fees, charges, expenses and other amounts due hereunder are exclusive of all Taxes (other than taxes based on net income or franchise or other taxes imposed in lieu of a tax on net income). Buyer shall be responsible for and pay any sales, use, excise and value-added and other similar taxes imposed as a result of its receipt of Transition Services or with respect to the payments due to Seller hereunder (other than Seller’s Taxes based on its net income or franchise or other taxes imposed in lieu of a tax on net income). Any Taxes for which Buyer is responsible must be listed as separate line items on Seller’s invoice. All payments due to Seller shall be made without any deduction or withholding on account of any Tax except as required by Law in which case the sum payable by Buyer in respect of which such deduction or withholding is to be made shall be increased to the extent necessary to ensure that, after making such deduction or withholding, Seller receives and retains (free from any liability in respect thereof) a net sum equal to the sum it would have received but for such deduction or withholding being required. Any Taxes required to be paid by Seller in connection with this Agreement or the performance hereof will be promptly reimbursed to Seller by the Buyer and such

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reimbursement shall be in addition to the amounts required to be paid by the Buyer as set forth in Section 3.1 and Section 3.2. Buyer shall not be obligated to pay any penalties, interest or late charges imposed as a result of Seller’s failure to remit such Taxes to the taxing authority on a timely basis.
Article IV
LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES; INDEMNIFICATION
Section 4.1.    Limitation of Liability. Each Party’s maximum, cumulative and sole liability to the other Party under this Agreement for damages (based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory) shall not exceed Nineteen Million, Six Hundred Thousand Dollars ($19,600,000) in respect of the Transition Services; provided that the foregoing shall not (i) limit a Party from seeking equitable relief in accordance with Section 6.19 or (iii) apply to any claim based on the fraud, gross negligence or willful misconduct of the other Party or its Affiliates. No Party hereto shall have any liability under any provision of this Agreement for any consequential, special, punitive, exemplary, or speculative damages, except to the extent such damages (A) are recovered by third parties in connection with losses indemnified under this Agreement or (B) are losses that constitute lost profits, consequential damages or diminution in value damages (“Specified Losses”) that were the direct, probable, and reasonably foreseeable consequence of the relevant breach and were not occasioned by special circumstances relating to the indemnified party; provided, however, that in no case will any Specified Losses be deemed to result from a failure to achieve a Customer Migration Event if a Post-Closing Payment (of any amount) becomes payable pursuant to the Purchase Agreement). A Party shall not recover under this Agreement and the Purchase Agreement for the same Loss.
Section 4.2.    Disclaimer of Warranties.
(a)    Except as expressly set forth in Section 2.11 and subject to Section 4.1 (Limitation of Liability), Buyer (on behalf of it and its Affiliates) acknowledges and agrees that Seller (on behalf of itself and its Affiliates) makes no representation or warranty with respect to the Transition Services; provided, however, that for the avoidance of doubt, the foregoing shall not limit the Seller’s representations and warranties under the Purchase Agreement.
(b)    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSITION SERVICES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS OF THE TRANSITION SERVICES FOR A PARTICULAR PURPOSE.
Section 4.3.    Indemnification.
(a)    Subject to Section 4.3(c) and Section 4.3(d), Buyer agrees to indemnify, defend and hold harmless each Seller Party, its Affiliates and each of its and their directors, officers, employees, agents and representatives (collectively, the “Seller Party Indemnitees”) from and against any and

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all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including reasonable, out-of-pocket attorneys’ fees and other expenses of litigation) by a third party (“Third Party Losses”) arising out of or connected with any breach by Buyer of its representations and covenants hereunder, except, in each case, for those arising out of the fraud, willful misconduct, or gross negligence of any of the Seller Party Indemnitees or breach of this Agreement by Seller.
(b)    Subject to Section 4.3(c) and Section 4.3(d), Buyer agrees to indemnify, defend and hold harmless each Seller Indemnified Party from and against any and all Third Party Losses for which a customer of the Business (after the earlier of (x) when such customer has consented to the assignment of its Transferred Contract to Buyer and (y) the commencement of a Customer Migration Event with respect to such customer and such customer alleges contractual rights have transferred to Buyer by “course of performance”, “course of dealing” or similar contractual theory (such earlier time, the “Assignment Period”)) is obligated to indemnify Buyer or an Affiliate thereof pursuant to, and subject to the limitations of, the terms of a Transferred Contract.
(c)    Subject to Section 4.3(a) and Section 4.3(b), Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates and each of its and their directors, officers, employees, agents and representatives (collectively, the “Buyer Party Indemnitees”) from and against any and all Third Party Losses arising out of or connected with any breach by Seller of its representations and covenants hereunder, except, in each case, for those arising out of the fraud, willful misconduct or gross negligence of any of the Buyer Party Indemnitees or breach of this Agreement by Buyer.
(d)    Subject to Section 4.3(a) and Section 4.3(b), Seller agrees to indemnify, defend and hold harmless each Buyer Indemnified Party from and against any and all Third Party Losses for which a customer of the Business (prior to the Assignment Period) is obligated to indemnify Seller or an Affiliate thereof pursuant to, and subject to the limitations of, the terms of a Transferred Contract.
(e)    An indemnified party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Section 4.3. The indemnifying party shall have the right, but not the obligation, and the indemnified party shall afford the indemnifying party the opportunity, to the extent reasonably possible, to take all available steps to minimize Losses for which the indemnified party is entitled to indemnification before the indemnified party actually incurs such Losses.
Article V
TERM AND TERMINATION
Section 5.1.    Effective Date and Final Term. This Agreement shall become effective on the Closing Date and, unless terminated earlier pursuant to Section 5.2 below, shall remain in full force and effect until the date (the “Final Term”) of expiration of the last Term to expire for any Transition Service hereunder.
Section 5.2.    Termination. This Agreement may be terminated at any time prior to the Final Term:

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(a)    by the mutual written consent of Seller and Buyer;
(b)    by either Party for a material breach of this Agreement (including any payment default, unless Buyer is disputing the obligation to make such payment in good faith and in accordance with Section 3.3(b)) by the other Party that is not cured within thirty (30) days after written notice by the terminating Party;
(c)    by Buyer, with respect to all Transition Services, upon at least sixty (60) days’ prior written notice, subject to Buyer’s payment of all fees due to Seller for the remaining portion of the relevant Term; or
(d)    by Buyer in accordance with Section 3.2.
Section 5.3.    Effect of Termination. Upon the termination or expiration of this Agreement or any Transition Service, no Party shall have any rights or obligations hereunder or thereunder except as set forth in Section 5.4. Nothing provided herein shall limit or restrict any rights or privileges provided in the Purchase Agreement or the other Ancillary Agreement, or in this Agreement to the extent such rights or privileges are intended to survive the applicable termination.
Section 5.4.    Survival. Subject to Section 4.1, nothing herein shall relieve either Party from liability for any breach of this Agreement occurring prior to the termination or expiration hereof. The provisions of Article I, Section 2.11, Article III, Article IV, Article VI, Section 5.3, and this Section 5.4 shall survive the expiration or termination of this Agreement.
Article VI
GENERAL PROVISIONS
Section 6.1.    Waiver; Extension. Either Party may (a) extend the time for performance of any of the obligations or other acts of the other Party contained herein, as agreed to in writing by the Parties, or (b) waive compliance by the other Party with any of the agreements contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such Party. Unless otherwise specifically agreed in writing to the contrary, no failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.
Section 6.2.    Expenses; Payments.
(a)    Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

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(b)    Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency in immediately available funds.
Section 6.3.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to Seller, to:

VeriSign, Inc.
12061 Bluemont Way
Reston, VA 20190
Attention: General Counsel
Telephone: (703) 948-3200
Facsimile: (703) 435-4921

with copies (which shall not constitute notice) to:

VeriSign, Inc.
12061 Bluemont Way
Reston, VA 20190
Attention: Kevin Ristau, Vice President and Associate General Counsel
Telephone: (703) 948-3200
Facsimile: (703) 435-4921
Electronic mail: kristau@verisign.com

Orrick, Herrington & Sutcliffe LLP

1152 15th St., NW
Washington, D.C. 20005
Attention each of: Geoff Willard / David Ruff
Facsimile to each of: 202.339.8500 (Attn: G. Willard) and 212.506.5151 (Attn: D. Ruff)

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(ii)	if to Buyer, to:

Neustar, Inc.
21575 Ridgetop Circle
Sterling, VA 20166
Attention: Chief Financial Officer
Facsimile: (571) 434-3404
Electronic mail: Carolyn.ullerick@team.neustar

with copies (which shall not constitute notice) to:

Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention: Rishi Chandna; Stephen Oetgen
Facsimile: (415) 983-2701

Section 6.4.    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either (a) the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, or (b) such Party waives its rights under this Section 6.4 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 6.5.    Entire Agreement. This Agreement (including the Appendices hereto), the Purchase Agreement and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.
Section 6.6.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld by Seller; provided, however, that Seller may reasonably withhold its consent to Buyer’s assignment of this Agreement to an acquirer of all or a material portion of Buyer’s Digital Defense and Performance Solutions business (i.e., Security Solutions) if such acquirer (i) is listed on Schedule 6.6 hereof, (ii) is domiciled in a country (other than Spain, Italy, Taiwan or Israel) that has a score of 65 or lower on the 2017 version of the Corruption Perceptions Index published by Transparency International, or (iii) is

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designated on, or is directly or indirectly controlled by one or more persons designated on, the U.S. Department of the Treasury, Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List; provided, further, that, subject to the limitations set forth in subsections (i), (ii) and (iii) above, for the avoidance of doubt, no consent shall be required from Seller for any assignment by Buyer to an acquirer of all or a material portion of any other business of Buyer (other than Buyer’s Digital Defense and Performance Solutions business (i.e., Security Solutions)), in connection with a sale of all or a material portion of the capital stock or other equity interests or the assets or business of Buyer or an assignment to any subsidiary or controlled Affiliate of Buyer, in each case, if such assignee agrees in writing to be bound by this Agreement. Buyer will remain primarily liable for its obligations hereunder, notwithstanding any assignment hereunder. Any assignment in contravention of this Section 6.6 shall be null and void. Subject to the preceding sentences of this Section 6.6, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 6.7.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 4.3, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.
Section 6.8.    Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.
Section 6.9.    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 6.10.    Submission to Jurisdiction. Each of the Parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by either Party or its successors or assigns against the other Party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement. Each of the Parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense,

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counterclaim or otherwise, in any Action arising out of or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 6.11.    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 6.12.    Counterparts. This Agreement may be executed and delivered in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
Section 6.13.    Facsimile or .pdf Signature. This Agreement may be executed and delivered by facsimile, .pdf or other electronic signature (including via DocuSign or similar service) and a facsimile, .pdf or other electronic signature (including via DocuSign or similar service) shall constitute an original for all purposes.
Section 6.14.    No Presumption Against Drafting Party. Each Party acknowledges that such Party has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.
Section 6.15.    Construction of Agreement. Appendix A and Appendix B shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include Appendix A, Appendix B or any other Appendix or attachment to this Agreement. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of the body of this Agreement and Appendix A or Appendix B, the provisions of the body of this Agreement shall control (unless Appendix A or Appendix B explicitly provides otherwise). Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements, and indemnifications contained in the Purchase Agreement, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of the Purchase Agreement.
Section 6.16.    Further Assurances. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services. Such cooperation shall include exchanging information and performing true-ups and adjustments.

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Section 6.17.    Relationship of the Parties. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the Parties. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party. No Party will have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No Party will have any power or authority to bind or commit the other Party. No Party will hold itself out as having any authority or relationship in contravention of this Section 6.17.
Section 6.18.    Confidentiality.
(a)    The Parties acknowledge that in connection with the provision and receipt of Transition Services, each Party may obtain access to Confidential Information of the other Party. Each Party shall not, and shall ensure that its Affiliates shall not (i) use Confidential Information of the other Party except as contemplated herein, (ii) use or cause to be used Confidential Information for its own account or for the benefit of any third party, and (iii) directly or indirectly disclose, reveal, divulge or communicate Confidential Information of the other Party other than to the authorized officers and employees of such Party and its Affiliates, and in the case of Seller, to any Third-Party Provider as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees and independent contractors). Each Party may disclose Confidential Information of the other Party pursuant to any order or requirement of a court, administrative agency or other governmental body; provided, however, that such disclosing Party shall give reasonable and, if practicable, advance notice to the other Party of such order or requirement in order to give the other Party a reasonable opportunity to enjoin such disclosure, to limit the scope of such disclosure or to seek other protective orders.
(b)    Notwithstanding anything to the contrary contained herein: (i) the restrictions and obligations in Section 6.18(a) shall not apply to any information that (A) is or becomes generally known to the public or in the applicable industry, other than as a result of a breach of this Agreement or the Purchase Agreement, (B) is known to the receiving Party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving Party’s further use or disclosure or (C) is independently developed by the receiving Party without access or reference to the Confidential Information disclosed by the disclosing Party; and (ii) any information included within the definition of Transferred Assets shall constitute Confidential Information of Buyer and not Seller.
(c)    Upon the expiration or termination of this Agreement, the receiving Party shall immediately cease using all Confidential Information of the other Party and, promptly after the disclosing Party’s request, deliver to the disclosing Party or securely erase, wipe clean and destroy, at the disclosing Party’s instruction, all documents or other materials containing, summarizing or referring to Confidential Information of the disclosing Party which are in the receiving Party’s possession, power or control, except to the extent the receiving Party is required to retain a copy of particular documents or materials in order to comply with Law or such Party’s internal record retention requirements.

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Section 6.19.    Specific Performance. Each Party acknowledges that the Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in Section 6.18 of this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each of the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of Section 6.18 of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.19, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Subject to and without limiting the rights arising under Section 5.1, each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of Section 6.18 of this Agreement.
Section 6.20.    Data Privacy Agreement. Appendix B (Data Privacy Agreement) shall govern the Parties’ obligations with respect to the processing activities of each Party relating to Consented Customers under this Agreement.
Remainder of this page intentionally left blank. Signature page follows.

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IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERISIGN, INC.	NEUSTAR, INC.

By:	By:
Name:	Name:
Title:	Title:

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APPENDIX A
TRANSITION SERVICES
Schedule 1: Production Services

1.	Definitions:
“Consented Customer” means a customer under any Transferred Contract who has consented to the assignment of its Contract from Seller (or any Affiliate thereof) to Buyer (or an Affiliate thereof), but who has not migrated to Buyer’s technology platform.
“Covered Services” means Verisign DDoS Protection Service, Verisign Managed DNS Service, Verisign Recursive DNS Plus Service, and Verisign DNS Firewall Service.
“Supported Customer” means any existing customer under any Transferred Contract that has not yet migrated from Seller’s technology platform to Buyer’s technology platform.

2.	Service Descriptions:

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Service and Term	Description
Verisign DDoS Protection Service* Service Term: Closing Date through the Term
To allow the migration of the DDoS protection business line to the Buyer, Seller will provide the Seller DDoS Protection Services to Supported Customers in accordance with the Supported Customers’ Transferred Contract as such contract exists as of the Closing Date of the Purchase Agreement.
For the avoidance of doubt, Seller retains any and all rights to exercise its option to suspend or terminate services for a Supported Customer as expressly outlined under the Transferred Contract, including but not limited to, due to an Infrastructure Limitation or a Disrupting Event and other Seller rights as outlined in the Transferred Contracts. In the event of a suspension or termination due to an Infrastructure Limitation or Disrupting Event or any material modification of services (to the extent permissible under this Agreement or the Purchase Agreement), Seller shall notify Buyer of Seller’s action as soon as is reasonably practicable, but in no event later than forty eight (48) hours after such suspension or termination.
Definition of “DDoS Protection Service Customer Completed Migration”: a Transferred DDoS Contract is considered to have migrated when all of the following have occurred (as applicable):
a.Completion of configuration and set-up of the customer’s network and portal within the Buyer’s environment,
b.For Always On Customers, completion of switchover to Buyer’s network from Seller’s network,
c.Completion of migration of all customer Monitored Routers and OpenHybrid Sources (as applicable) as defined in the applicable Transferred Contract, for customers who purchase monitoring and/or OpenHybrid, and
d.The earlier of (A) thirty (30) days after conclusion of customer network configuration set-up except for those instances where future test dates have been scheduled and such dates have been communicated to Seller; (B) completion of testing; or (C) notice by migrated customer to Seller or by Buyer that migration is complete, provided that Seller shall be required to promptly notify Buyer of receipt of any such notice if received from a migrated customer.

Definition of “DDoS Customer Lost Migration” - a Transferred Contract for DDoS Protection Services is considered to be a “Lost Migration” when neither the Seller nor Buyer is providing for DDoS Protection Services associated with the Transferred Contract.

Verisign Managed DNS Service* Service Term: Closing Date through the Term
To allow the migration of the Managed DNS business line to the Buyer, Seller will provide the Seller Managed DNS Service to Supported Customers in accordance with the Supported Customers’ Transferred Contract as such contract exists as of the Closing Date of the Purchase Agreement.
For the avoidance of doubt, Seller retains any and all rights to exercise its option to suspend or terminate services for a Supported Customer as expressly outlined under the Transferred Contract, including but not limited to due to an Infrastructure Limitation or a Disrupting Event and other Seller rights as outlined in the Transferred Contracts. In the event of a suspension or termination due to an Infrastructure Limitation or Disrupting Event or any material modification of services (to the extent permissible under this Agreement or the Purchase Agreement), Seller shall notify Buyer of Seller’s action as soon as is reasonably practicable, but in no event later than forty eight (48) hours after such suspension or termination.

Definition of “MDNS Customer Completed Migration” - a Transferred MDNS Contract is considered to have a “Completed Migration” when only the Buyer is providing services associated with the Transferred Contract (excluding billing) and notification from Buyer or customer to Seller that the migration is complete.

Definition of “MDNS Customer Lost Migration” - a Transferred MDNS Contract is considered to be a “Lost Migration” when neither the Seller nor the Buyer is providing Managed DNS Services associated with the Transferred Contract

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Service and Term	Description
Verisign Recursive DNS Plus and Verisign DNS Firewall Services* Service Term: Closing Date through the Term
To allow the migration of the Seller Recursive DNS Plus and Seller DNS Firewall Services business line to the Buyer, Seller will provide the Seller Recursive DNS Plus and Seller DNS Firewall Services to Supported Customers in accordance with the Supported Customers’ Transferred Contract as the terms exist as of the Closing Date of the Purchase Agreement.
For the avoidance of doubt, Seller retains any and all rights to exercise its option to suspend or terminate services for a Supported Customer as expressly outlined under the Transferred Contract, including but not limited to due to a Disrupting Event and other Seller rights as outlined in the Transferred Contracts. In the event of a suspension or termination related to a Disrupting Event or any material modification of services (to the extent permissible under this Agreement or the Purchase Agreement), Seller shall notify Buyer of Seller’s action as soon as is reasonably practicable, but no later than forty eight (48) hours after such suspension or termination.

Definition of “Recursive DNS or DNS Firewall Customer Completed Migration” - a Transferred Contract for Recursive DNS Service or DNS Firewall Service is considered to have a “Completed Migration” when only the Buyer is providing services associated with the Transferred Contract and notification from Buyer or customer to Seller that the migration is complete.
Definition of “Recursive DNS or DNS Firewall Customer Lost Migration” - a Transferred Contract for Recursive DNS Service is considered to be a “Lost Migration” when neither the Buyer nor the Seller is providing services associated with the Transferred Contract.

Customer Support Service Term: Closing Date through the Term
Seller will provide customer support to Supported Customers in accordance with the Supported Customers’ Transferred Contracts as of the Closing Date (as may be amended by Seller or Buyer pursuant to Section 2.5 (or Section 2.9) of the Purchase Agreement), until the earlier of expiration or termination of this Agreement or until affected Supported Customer has completed migration from Seller’s technology platform to Buyer’s technology platform.
Seller Customer Service will provide telephone and email support to Supported Customers on a 24/7 basis.
Seller will provide Premium Support as specified in the applicable Transferred DDoS Contract for the Supported Customers.
Reporting to Supported Customer shall be provided in accordance with the Transferred Contracts.

Customer Support Referral Service Term: Closing Date through the Term
During the Term of this Agreement, immediately after Customer has completed migration from Seller’s technology platform to Buyer’s technology platform, Seller will refer Consented Customers to the Buyer’s customer support team.

*Seller shall provide Buyer with the service level for the Supported Customers as set forth in the applicable Transferred Contract.
Seller shall be under no obligation to renew a Transferred Contract or to otherwise provide Transition Services with respect to a Supported Customer beyond the term of this Agreement, except as otherwise set forth in the Purchase Agreement.
Seller shall maintain a list of customers for each Transferred Contract who migrate away from Seller’s technology platform and Buyer shall maintain a list of customers for each Transferred Contract who migrate onto Buyer’s technology platform.

3.	Service Level Credits & Billing Adjustments:
In the event that a Supported Customer is eligible for an SLA Credit for Covered Services provided on the Seller’s platform, Seller shall provide the credit to the Supported Customer. Such credit shall not be deducted from any

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amount remitted, or otherwise due, to Buyer. For the avoidance of doubt, it is the intent of the parties that Seller solely bear the financial obligations associated with issuance of any SLA Credit issued to a Supported Customer for Covered Services and that such not be passed to, or borne by, Buyer in any manner. For the avoidance of doubt, Supported Customer eligibility for SLA Credit for Covered Services shall be provided in accordance with the Transferred Contract.
Processing Billing Adjustments: Customer billing Adjustments shall not be netted against, or added to, TSA fees.
Schedule 2: Migration Support

1.	Service Description:

Transition Service and Term	Description
Migration Assistance Service Term: Closing Date through the Term
Seller will provide reasonable assistance to Buyer for migration of Supported Customers that have either (a) consented to assignment to Buyer’s service offering but have not yet migrated away from Seller to Buyer; or (b) entered into a new contract with Buyer for any of the Covered Services and have not yet fully migrated away from Seller to Buyer.
Buyer shall organize all migration activities and shall coordinate any required interactions between Seller and Supported Customers during these migration activities.

Customer Data Migration Service Term: Closing Date through the Term
Until such time as Seller’s Systems are available, as outlined in Section 2.9, Seller shall provide the Supported Customers the following technical information:
·DDoS Protection Service historical information, as available, for each customer which includes 12 months of historical mitigation, monitoring and configuration which shall include the following items: (i) customers by primary redirection technique, migration feature and infrastructure; (ii) monitoring/mitigation, whitelist/blacklist and portal metrics; (iii) SSL Mitigations; (iv) return traffic methods for BGP customers; and (v) contract models (as available).
·Managed DNS Service historical information, as available, for each customer which includes 12 months of historical query counts which shall include the following items: (i) total primary and secondary domains and associated queries; (ii) total queries; (iii) total signed zone; (iv) premium and standard feature usage; and (v) access methods (as available).
·DNS Firewall Service historical information, as available, for each customer which includes historical logged events (as available).

2.
Customer, Third Party and Buyer Migrations Costs. For the avoidance of doubt, Seller is not responsible for any Buyer, customer or other third party costs associated with or relating to Supported Customer migrating the Covered Services either a) away from Seller to Buyer or b) away from Buyer and back to Seller.

Schedule 3: Financial Information, Billing and Collection

1.	Service Descriptions:

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Transition Service and Term	Description
Financial Information Service Term: Closing Date through the Term
Seller will provide assistance to Buyer’s accounting personnel to help resolve any accounting issues which may arise from Transferred Assets and Assumed Liabilities. In furtherance thereof, Seller will, to the extent constituting Business Records and subject to the provisions of the Purchase Agreement relating to Business Records, assist with the exchange and transfer of Business Records. Such assistance shall include knowledge and information relating to the following:

·The Transferred Contracts; and
·Financial Information (as defined in the Purchase Agreement)

 Buyer acknowledges that it has sole responsibility for revenue recognition decisions.

Invoicing Service Term - Closing Date through the Term
Buyer and Seller will cooperate and work to transition billing capabilities for the Transferred Contracts to Buyer’s billing and customer relationship management systems as quickly as reasonably practicable.  In furtherance thereof, and only until Buyer has transitioned the Supported Customer’s that have consented to assignment onto Buyer’s billing and customer relationship management systems, Seller will create and distribute to such customers, on behalf of Buyer, billing invoices pursuant to the frequency and method of delivery (whether via email with .pdf attachments of invoices, overnight delivery or other transmittal method) specified in the Transferred Contracts.

Seller will assist with the migration process by including electronic attachments provided by Buyer as reasonably practical and as supported by Seller billing systems.

The migration process may require the exchange of transaction information from Seller to Buyer for a limited time to support Buyer invoicing to the customer for partial months / dual platform scenarios.

Under no circumstances will Seller be obligated to issue billing invoices with respect to any Buyer customers other than Supported Customers.

Accounts Receivable Service Term - Closing Date through the Term
Seller will provide back office support for Supported Customers consistent with its current standard practice - including payment receipt (via current methods), payment application, and reconciliation.

For Supported Customers, Seller will route adjustment requests - credits, debits, write-offs, non-pay suspension / termination - to Buyer for approval subject to specific dollar thresholds.

Dunning Service Term - Closing Date through the Term
Seller, on behalf of Buyer, will email past-due notices for all Transferred Contracts for which Seller maintains invoicing responsibilities at regularly scheduled intervals per Seller’s customary practices, and respond to phone and email responses to dunning notifications. If personnel previously employed by Seller (e.g., account management, customer support or sales operations personnel) become Transferred Employees, Buyer will provide reasonable access to such personnel to enable Seller to perform its obligations to Buyer hereunder.

Collections Service Term - Closing Date through the Term
With respect to Supported Customers, Seller, on behalf of Buyer, will respond to inbound collection inquiries regarding status of net invoices pursuant to Seller’s customary credit and collections processes. Within ten (10) business days after each month-end close during the term of this transition service, Seller and Buyer will conduct a monthly transition services receivables aging and collection review (either in person or via conference call), at which time Seller will make recommendations to Buyer for further action with respect to overdue invoices relating to Supported Customers. If personnel previously employed by Seller (e.g., account management, customer support or sales operations personnel) have become Transferred US Employees, Buyer will provide reasonable access to such personnel to enable Seller to perform its obligations to Buyer hereunder.

All the Transition Services described in this schedule will apply to the Supported Customers under Transferred Contracts.

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SCHEDULE 3A: Reporting and Financial Data

Note: the following reports will be provided in a form and with the following contents relating to Supported Customers.

FUNCTION	REPORT (Provided in a format consistent with Seller’s current practices to support the Transferred Contracts)	TIMING
Customer Support
Supported Customer support open closed ticket report (i.e., summary of service tickets closed by service type):
- by service;
- by customer;
- by reason code; and
- total
-
Additional metrics:
- number of tickets closed during the month;
- average time to close a ticket
- average time opened for each open ticket at end of reporting period
Monthly (non-close monthly reports to be provided by seventh (7th) business day of each month)
Finance - Close Data	Detailed monthly billings by customer, product, and type (recurring, non-recurring, transactions, and any Sales and Use taxes) for purposes of posting to GL	Monthly (close monthly reports to be provided by fourth (4th) business day of each month)
Finance - Close Data	Aged accounts receivable listing (list of unpaid customer balances at month end by relevant aging bucket)	Monthly (close monthly reports to be provided by fourth 4th) business day of each month)
Finance - Close Data	Detail of any adjustments issued during the month - credits / debits, write-offs	Monthly (close monthly reports to be provided by the fourth (4th) business day of each month)
Sales Operations - Close Data	Contract activity report reflecting any contract renewals, upgrades, downgrades, and cancellations during month including original TCV, new TCV	Monthly (non-close monthly reports to be provided by fourth (4th) business day of each month)
Sales Operations - Close Data	Contract renewals report reflecting future renewals / pending cancellations for remainder of transition period	Monthly (non-close monthly reports to be provided by fourth (4th) business day of each month)

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Sales Operations - Sales Force Data
Where available and if applicable, Seller shall provide Buyer the following information:

(a)Account information which will include basic account information such as account name, parent account ID (account ID, end user account ID phone number, company address, contact information, account manager, technical account manager and account owner.
(b)Current and historical opportunity information associated with the Covered Services, for US customer prospects not currently identified as Supported Customers. Such information should include US Sales Pipeline Sales Prospects, and any other information classified under a similar opportunity classification.
(c)Current and historical opportunity information associated with U.S. Supported Customers. Such information should include Sales Pipeline, (e.g. Sales Prospects), and any other information classified under a similar opportunity classification
(d)Supported Customer opportunity history information for customers. Data to be provided should include the opportunity type (new, renewal, upsell, downgrade), product, opportunity owner, contract term, close date, applicable fees (annual contract value, total contract value, setup), current stage of the opportunity and respective probability percentages, and opportunity contacts to include the contact role.
(e)Contract information which will include the following account name, parent account ID (if applicable), account ID, end user account ID (if applicable), contract id, Seller contract entity, product, term length, type of contract (reseller or direct), auto or manual renewal, cancellation notice period (for auto-renewal customers), corresponding opportunity, applicable fees (annual contract value, total contract value, setup), total discount percentage, effective date, contract end date, billing frequency, and the associated product fields which outline the contracted quantities for the Covered Services.
(f)This is for information purposes only and Seller makes no representation to the accuracy of such data.
(g)This information should be provided to Buyer in a structured data file, such as a .CSV file, or in another format as mutually agreed between the parties.

Seller will work in good faith to provide additional Supported Customer contract records, and identifiers (as available and permitted by Law).
Within fifteen (15) business days after Close.

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Customer Deployment and Usage Reports
Reports to be provided:
a.Customer Key Master
b.DDoS Customer Matrix Detailed
c.DDoS Mitigations (for the calendar month just ended)
d.MDNS Customer Matrix Detailed (version that includes current feature deployment information)
e.MDNS Customer Matrix Detailed (version that includes customer contracted monthly recurring revenue)
f.MDNS Additional Data for Nebula
MDNS Wholesaler Matrix Detailed
Monthly, as soon as reasonably practical and no later than the tenth (10th) business day of each month
Sales Operations
Seller shall provide sales and account management data for the Transferred Contracts which shall include but not limited to the following:
·Account information which will include basic account information such as account name, parent account ID (if applicable), account ID, end user account ID (if applicable), industry description, phone number, company address, contact information, account manager (if applicable), technical account manager (if applicable) and account owner (if applicable).

·Opportunity history information which will include the opportunity type (new, renewal, upsell, downgrade), opportunity name, product, opportunity owner (if applicable), contract term, close date, applicable fees (annual contract value, total contract value, setup), current stage of the opportunity and respective probability percentages, recent remarks and comments, and opportunity contacts to include the contact role.

Contract information which will include the following account name, parent account ID (if applicable), account ID, end user account ID (if applicable), contract id, Seller contract entity, product, term length, type of contract (reseller or direct), corresponding opportunity, applicable fees (annual contract value, total contract value, setup), total discount percentage, standard or non-standard contract according to Seller’s contracting policies, effective date, payment terms, renewal type, renewal notification period, contract end date, billing frequency and the associated product fields which outline the contracted quantities for the Covered Services.

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Finance - Reconciliations and Analysis (Post Closing Date)	Roll forward of accounts receivable (prior month A/R plus current month invoicing, less current month cash receipts = current month A/R)	Monthly (non-close monthly reports to be provided by seventh (7th) business day of each month)
Finance - Reconciliations and Analysis (Post Closing Date)	Collections (monthly schedule of cash collections by invoice and by customer)	Monthly (non-close monthly reports to be provided by seventh (7th) business day of each month)
Finance - Remittance	Collected receipts (on post-closing AR - before and after migration) for each month to be remitted to Buyer	By end of the following month

Schedule 4: Transferred Employee User Technology

1.	Service Descriptions:

Transition Service and Term	Description
Mobile Phone Number Migration Service Term: Closing Date through 45 days following the transfer of any Seller employee to Buyer
·Buyer will only retain mobile phones and no other personal devices issued to Seller’s employees who become employees of Buyer or its Affiliates; provided however, Seller shall have the right to delete Seller confidential information.
·After any Transferred Employee of Seller becomes an employee of Buyer or its Affiliates, Seller will contact its mobile phone carrier(s) to release the mobile phone numbers associated with such employees to enable Buyer to port such phone numbers to Buyer's corporate accounts.

Electronic Reply Notifications Service Term: Closing Date through six months following the transfer of any Seller employee to Buyer	· For a period of six (6) months after the Closing Date, Seller will issue an automatic electronic reply notifying the sender of such Transferred Employee’s new email address
Employee Data Migration Service Term: Closing Date through 45 days following the transfer of any Seller employee to Buyer
·Except for mobile phones, Seller will retain all hardware associated with Seller’s employees who become employees of Buyer or its Affiliates.
·For sales and account management data related to Transferred Contracts residing on laptops of such employees, Seller will, to the extent such data constitutes Business Records and subject to the provisions of the Purchase Agreement relating to Business Records) allow such employees to upload this data to a temporary file server to be created by Seller. After Seller’s information security review and approval, this data shall be available for download to the Buyer’s environment.

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APPENDIX B

DATA PRIVACY AGREEMENT

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DATA PROCESSING AGREEMENT TO THE TRANSITON SERVICES AGREEMENT
THIS DATA PROCESSING AGREEMENT ("DPA") is effective as of [insert date], by and between:

(1)	[Neustar, Inc.] a [insert country/jurisdiction of incorporation] company whose principal place of business is at [insert address] ("Customer");

(2)	VeriSign Sàrl, a Swiss corporation whose principal place of business is at Route du Petit-Moncor 1E, Villars-sur-Glane 1752 ("Supplier").

Each of Customer and Supplier may be referred to herein as a "party" and together as the "parties".

RECITALS

(A)
Supplier and its Affiliates provide Customer certain security services ("Supplier Services") as may be specified in (i) applicable master agreements between Supplier and Customer; and (ii) related service order forms and other documents, schedules and exhibits incorporated therein (collectively the "Original Agreement").

(B)
Supplier entered into an asset purchase agreement with a Buyer on [insert date]. Supplier and Buyer acknowledge that the Supplier Services shall be provided by Supplier to Customer for a transitional period as agreed under a transition services agreement between Supplier and Buyer dated [insert date giving effect to the TSA] ("TSA").

(C)
In connection with the Supplier Services, the parties anticipate that Supplier may from time to time process certain Personal Data in respect of which the Customer or any member of the Customer Group (as defined below) may be a controller under Data Protection Laws.

(D)	The parties agree that, upon suspension, termination or expiry of the TSA, Buyer shall provide the Supplier Services to Customer under a separate data processing agreement between Buyer and Customer.

(E)
The parties have agreed to enter into this DPA in order to ensure that adequate safeguards are put in place with respect to the protection of such Personal Data as required by the Data Protection Laws.

Definitions

1.1	The following terms used in this DPA shall have the following meanings:
"Adequate Country" means a country or territory that is recognized under Data Protection Laws from time to time as providing adequate protection for Personal Data;
"Affiliate" means with respect to a party, any corporate entity that directly or indirectly Controls, is Controlled by, or is under Common Control with such party;
"Buyer" means the party or parties described as "Buyer" in the TSA.
"Customer Group" means Customer and any of its Affiliates;

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"Data Subject Request" means a request from or on behalf of a data subject relating to access to, or rectification, erasure or data portability in respect of that person’s Personal Data or an objection from or on behalf of a data subject to the processing of its Personal Data;
"Data Protection Laws" means all privacy laws and regulations including (without limitation) the laws and regulations of the European Union, the EEA and their member states, Switzerland and the United Kingdom applicable to any Personal Data processed under or in connection with this DPA, including, without limitation, the Data Protection Directive 95/46/EC (as the same may be superseded by the General Data Protection Regulation 2016/679 (the "GDPR")), the Privacy and Electronic Communications Directive 2002/58/EC (as the same may be superseded by the Regulation on Privacy and Electronic Communications ("ePrivacy Regulation")) and all national legislation implementing or supplementing the foregoing and all associated codes of practice and other guidance issued by any applicable data protection authority, all as amended, re-enacted and/or replaced and in force from time to time;
"EEA" means European Economic Area and Switzerland;
"Personal Data" means all data which is defined as ‘Personal Data’ under Data Protection Laws and which is provided by the Customer to Supplier or accessed, stored or otherwise processed by Supplier in connection with the Supplier Services;
"Privacy Shield Principles" means the EU-US and the Swiss - US Privacy Shield Principles (as may be amended, superseded or replaced) and available from the US Department of Commerce at https://www.privacyshield.gov/EU-US-Framework.
"Supplier Group" means Supplier and any of its Affiliates; and
"controller", "data subject", "processor" and "supervisory authority" shall have the meanings ascribed to them in the Data Protection Laws.

1.2
An entity "Controls" another entity if it: (a) holds a majority of the voting rights in it; (b) is a member or shareholder of it and has the right to remove a majority of its board of directors or equivalent managing body; (c) is a member or shareholder of it and controls alone or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or (d) has the right to exercise a dominant influence over it pursuant to its constitutional documents or pursuant to a contract; and two entities are treated as being in "Common Control" if either controls the other (directly or indirectly) or both are controlled (directly or indirectly) by the same entity.

2.	Status of the parties

2.1	The type of Personal Data processed pursuant to this DPA and the subject matter, duration, nature and purpose of the processing, and the categories of data subjects, are as described in Annex 1.

2.2
In relation to Personal Data each party will comply (and will ensure that any of its personnel, agents and subcontractors comply), with the Data Protection Laws. As between the parties, the Customer shall have sole responsibility for the accuracy, quality, and legality of Personal Data and the means by which the Customer acquired Personal Data.

2.3
In respect of the parties' rights and obligations under this DPA regarding the Personal Data, the parties hereby acknowledge and agree that the Customer is the Controller and Supplier is the Processor and accordingly Supplier agrees that it shall process all Personal Data in accordance with its obligations pursuant to this DPA.

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2.4	Each party shall appoint an individual within its organization authorised to respond from time to time to enquiries regarding the Personal Data and party shall deal with such enquiries promptly.

3.	Supplier obligations

3.1	With respect to all Personal Data, Supplier shall:

(a)	only process the Personal Data in order to provide the Supplier Services and shall act only in accordance with (i) this DPA and (ii) the Customer's reasonable written instructions;

(b)	in the event that applicable law requires Supplier to process Personal Data other than pursuant to the Customer's instruction, notify the Customer (unless prohibited from so doing by applicable law);

(c)	as soon as reasonably practicable upon becoming aware, inform the Customer if, in Supplier's opinion, any instructions provided by the Customer under Clause 3.1(a) violate the GDPR;

(d)
implement appropriate technical and organisational measures to ensure a level of security appropriate to the risks that are presented by the processing, in particular protection against accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to Personal Data. Such measures include, without limitation, the security measures set out at Annex 2;

(e)	ensure that only authorised personnel have access to such Personal Data and that any persons whom it authorises to have access to the Personal Data are under obligations of confidentiality;

(f)
as soon as reasonably practicable upon becoming aware (and in any event, where feasible, not later than 72 hours of becoming aware unless the personal data breach is unlikely to result in a risk to the rights and freedoms of natural persons) notify the Customer of any actual incident of unauthorised or accidental disclosure of or access to any Personal Data by any of its staff, sub-processors or any other identified or unidentified third party (a "Security Breach");

(g)
promptly provide the Customer with reasonable cooperation and assistance in respect of the Security Breach and all information in Supplier's possession concerning the Security Breach relating to the data subject, including the following:

(i)	the possible cause and consequences of the Security Breach;

(ii)	the categories of Personal Data involved;

(iii)	a summary of the possible consequences for the relevant data subjects;

(iv)	a summary of the unauthorised recipients of the Personal Data; and

(v)	the measures taken by Supplier to mitigate any damage;

(h)	not make any announcement relating to the data subject about a Security Breach (a "Breach Notice") without:

(i)	the prior written consent from the Customer; and

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(ii)	prior written approval by the Customer of the content, media and timing of the Breach Notice;
2.     unless required to make a disclosure or announcement by applicable law.

(i)
promptly notify the Customer if it receives a Data Subject Request. The Supplier shall not respond to a Data Subject Request received by the Supplier without the Customer’s prior written consent except to confirm that such request relates to the Customer to which the Customer hereby agrees or as otherwise required by applicable law. To the extent Customer does not have the ability to address a Data Subject Request, the Supplier shall upon the Customer’s request provide reasonable assistance to facilitate a Data Subject Request to the extent the Supplier is able to consistent with applicable law.

(j)
As soon as reasonably practicable following, and in any event within thirty (30) days of, termination or expiry of the Original Agreement or completion of the Supplier Services, Supplier will delete (at the Customer's direction) all Personal Data (including copies thereof) for which Supplier is the Processor and that is processed pursuant to this DPA.

provide such assistance as the Customer reasonably requests (taking into account the nature of processing and the information available to Supplier) to the Customer in relation to the Customer’s obligations under Data Protection Laws with respect to:
data protection impact assessments (as such term is defined in the GDPR);
notifications to the supervisory authority under Data Protection Laws and/or communications to data subjects by the Customer in response to any Security Breach; and
the Customer’s compliance with its obligations under the GDPR with respect to the security of processing Personal Data.

4.	Sub-processing

4.1
The Customer grants a general authorization (a) to Supplier to appoint other members of the Supplier Group as sub-processors; and (b) to the Supplier Group to appoint third party vendors as sub-processors as are reasonably necessary to support Supplier’s performance of the Supplier Services.

4.2
Supplier will maintain a list of sub-processors, available upon written request by the Customer, and will add the names of new and replacement sub-processors to the list prior to them starting sub-processing of Personal Data. If the Customer has a reasonable objection to any new or replacement sub-processor, it shall notify Supplier of such objections in writing within ten (10) days of the notification and the parties will seek to resolve the matter in good faith. If Supplier is able to provide the Supplier Services to the Customer in accordance with the Original Agreement without using the sub-processor and decides in its discretion to do so, then the Customer will have no further rights under this clause 4.2 in respect of the proposed use of the sub-processor. If Supplier requires to use the sub-processor and is unable to satisfy the Customer as to the suitability of the sub-processor or the documentation and protections in place between Supplier and the sub-processor within sixty (60) days from the Customer's notification of objections, the Customer may within thirty (30) days of the end of the sixty-day period referred to above terminate the applicable Supplier Services as outlined in the Main Agreement but only in relation to the Supplier Services to which the proposed new sub-processor's processing of Personal Data relates or would relate by providing written notice to Supplier having effect thirty (30) days after receipt by Supplier.

4.3
Supplier will ensure that any sub-processor it engages to provide an aspect of the Supplier Services on its behalf in connection with this DPA does so only on the basis of a written contract which imposes on such sub-processor terms substantially no less protective of Personal Data than those imposed

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on Supplier in this DPA (the "Relevant Terms"). Supplier shall procure the performance by such sub-processor of the Relevant Terms and shall be liable to the Customer for any breach by such person of any of the Relevant Terms.

5.	Audit and records

5.1
Supplier shall, in accordance with Data Protection Laws, make available (up to one time each calendar year during the term of the Original Agreement) to the Customer such information in Supplier's possession or control as the Customer may reasonably request with a view to demonstrating Supplier's compliance with the obligations of processors under Data Protection Law in relation to its processing of Personal Data.

5.2	The Customer may exercise its right of audit pursuant to clause 5.1 and under Data Protection Laws through Supplier providing:

(a)
an audit report not older than 18 months by a registered and independent external auditor demonstrating that Supplier’s technical and organizational measures are sufficient and in accordance with an accepted industry audit standard such as ISO 27001 or SSAE 16 II SOC1 and SOC2);

(b)
additional information in Supplier's possession or control to an EU supervisory authority when it requests or requires additional information in relation to the data processing activities carried out by Supplier under this DPA; and

Upon (i) Customer and Supplier mutually agreeing to an audit plan; and (ii) sixty (60) days prior written notice to Supplier, and subject to Supplier’s security procedures and obligations of confidentiality, Customer shall have an opportunity to come to Supplier’s headquarters during its standard business hours up to one (1) time per calendar year to review copies of all relevant policies and standards relating to the data processing activities carried out by Supplier under this DPA.

6.	Data transfers

6.1
Supplier makes available the transfer mechanisms which shall apply in the order of precedence set out below to the extent any Processing of Personal Data under this DPA takes place in any country outside the EEA (except if in an Adequate Country):

(a)	Privacy Shield Principles self-certification applies to VeriSign, Inc. at https://www.privacyshield.gov/participant?id=a2zt00000008WG8AAM&status=Active; or

(b)	By an alternative transfer mechanism deemed adequate under Data Protection Laws, such mechanism to be determined by Supplier in its sole discretion.

6.2
The Customer acknowledges that the provision of the Supplier Services under the Original Agreement and the Main Agreement may require the processing of Personal Data by sub-processors in countries outside the EEA from time to time.

6.3
If, in the performance of this DPA, Supplier transfers any Personal Data to a sub-processor (which shall include without limitation any Affiliates of Supplier) and without prejudice to clause 4 where such sub-processor will process Personal Data outside the EEA, Supplier shall in advance of any such transfer ensure that a mechanism to achieve adequacy in respect of that processing under the Privacy Shield Principles, or other adequate means as determined by Supplier in its sole discretion.

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7.	General

7.1
This DPA is without prejudice to the rights and obligations of the parties under the Original Agreement which shall continue to have full force and effect. In the event of any conflict between the terms of this DPA and the terms of the Original Agreement, the terms of this DPA shall prevail so far as the subject matter concerns the processing of Personal Data.

7.2
Supplier's maximum aggregate liability to the Customer and to each member of the Customer Group (taken together) under or in connection with this DPA shall be subject to the limitation of liability thresholds as set out in the Original Agreement.

7.3
Notwithstanding the terms and conditions set forth in this DPA, both parties expressly reserve (a) any and all rights and remedies available under applicable law(s) relating to the subject matter hereof; and (b) the right to propose modifications to this DPA in the event of changes in Data Protection Laws.

7.4
This DPA sets out all of the terms that have been agreed between the parties in relation to the subjects covered by it. Other than in respect of statements made fraudulently, no other representations or terms shall apply or form part of this DPA.

7.5	A person who is not a party to this DPA shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Addendum.

7.6	This DPA shall be governed by the laws of England and Wales.

EXECUTED by and on behalf of:
VeriSign Sàrl, Supplier

……………………………….
Name:
Role
EXECUTED by and on behalf of:
[insert customer name]

……………………………….
Name:
Role

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Annex 1
Details of the Personal Data and Processing Activities
(a)    Types of Data (based on services provided under the Original Agreement). The personal data comprises of the following:
The personal data transferred concern the following categories of data (please specify):
1)    DDoS Protection Services: data relating to Customer’s (i) employees or Customer’s designated individuals provided to Supplier via the Supplier Services, by (or at the direction of) Customer; (ii) (for monitored Customers) Monitoring data, which may include, but is not limited to: SNMP data, data relating to OpenHybrid Source(s), and Flow Data (as defined in the Master Agreement); and (iii) (for mitigation Customers) Customer’s Internet Traffic directed to Verisign’s DDoS Protection Sites.
2)    Managed DNS: data relating to Customer’s (i) employees or Customer’s designated individuals provided to Supplier via the Supplier Services, by (or at the direction of) Customer; and (ii) Queries received by the Supplier Services.
3)    Recursive DNS/DNS Firewall: data relating to Customer’s employees or Customer’s designated individuals provided to Supplier via the Supplier Services, by (or at the direction of) Customer; and (ii) outbound Queries from (a) Customer’s employees or (b) Customer’s designated individuals utilizing the Supplier Services.

(b)    Duration of Processing. The duration of the processing (to the extent such processing is necessary) will continue for up to sixty (60) days after expiry/termination of the TSA.

(c)    Nature and Purpose of the Processing.
1)     All Supplier Services
Verisign provides access to the Supplier Services via Customer Portals. The Customer Portals contain various data provided by, or at the direction of the Customer. Types of information that may be stored include but are not limited to: usernames, passwords, names, phone numbers, email addresses, and details regarding the underlying Supplier Services.

2)    Verisign’s DDoS Protection Services
(i)    Mitigation Activities:
Verisign’s DDoS Protection Services is not related to the execution or provision of Customer services. The Verisign DDoS Protection Service may consist of a mitigation component that seeks to mitigate a distributed denial of service event that attempts to make Customer services unavailable to its end users. The mitigation component consists of a filtering process to remove malicious or illegitimate packets from Customer’s inbound internet traffic. In the event of mitigation, Customer’s internet traffic may contain IP addresses, time stamps, protocols requested, and header and payload data. With regard to the state of encryption, data will remain in the format in which it is received. If Customer provides Verisign with SSL keys for HTTPS-based mitigations, Verisign may do the following: decrypt, review such header or payload for malicious or illegitimate inbound Internet traffic, generate access logs or error logs that contain information from the HTTP(S) request headers, re-encrypt inbound Internet traffic, and then transmit that traffic to Customer. However, please note Verisign’s process for the intake, decryption and re-encryption of the internet traffic is without intervention or access by a human.

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(ii)    Monitoring Activities:
The Verisign DDoS Protection Service may consist of a monitoring component that seeks to monitor customer internet traffic in order to detect the occurrence a distributed denial of service attack. In order to monitor customer’s internet traffic, customer sends information related to its internet traffic to Verisign for analysis. The monitoring data may contain IP addresses, time stamps, protocols requested, and header and payload data.
3)    Verisign’s Managed DNS Services
For purposes of providing the Managed DNS service (MDNS), Verisign MDNS servers receive DNS and web forwarding requests (i.e. queries) from recursive DNS servers (typically operated by service providers). MDNS looks up the requested name in its database and returns the associated information, typically an IP address. Each such transaction is logged on Verisign’s servers. Verisign does not receive, process or have access to any other parts of the communication between the end-user and the destination resource (e.g., the actual data sent from the user to the resource or vice versa).
4)    Verisign Recursive DNS and DNS Firewall Services
For purposes of providing the Recursive DNS and DNS Firewall services (collectively the “DNS Services”), Verisign servers receive DNS request (i.e. queries). The DNS Services will look up the requested name and return the associated information, typically an IP address. Each such transaction is logged on Verisign’s servers. Verisign does not receive, process or have access to any other parts of the communication between the end-user and the destination resource (e.g., the actual data sent from the user to the resource or vice versa).
(d)    Categories of Data Subjects:
The personal data transferred may concern the following categories of data subjects (please specify) based on the Supplier Services outlined in the Original Agreement:
1)    DDoS Protection Services. Any person using Customer’s services which are being protected or managed by Supplier Services and Customer’s (or its affiliates) employees and contractors about whom data is provided to Supplier via the Supplier Services by (or at the direction of) Customer.
2)    Managed DNS. Any person using Customer’s services who operates their own recursive resolver from their own IP address and Customer’s (or its affiliates) employees and contractors about whom data is provided to Supplier via the Supplier Services by (or at the direction of) Customer.
3)    Recursive DNS and DNS Firewall. Any person using Customer’s services who operates from their own IP address and Customer’s (or its affiliates) employees (or its network users) and contractors about whom data is provided to Supplier via the Supplier Services by (or at the direction of) Customer.
Capitalized terms not defined in this Annex shall have the meanings as set forth in the Original Agreement.

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Annex 2
Verisign Data Security Measures

Introduction

Verisign has adopted and will continue to maintain appropriate technical and organizational security measures for customer data. These measures involve Verisign infrastructure, software, employees and procedures and take into account the nature, scope and purposes of the processing as specified in the customer’s agreement. The security controls and practices are designed and intended to protect the confidentiality, integrity, and availability of customer data against the risks inherent in the processing of personal data, in particular risks from accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to customer data transmitted, stored or otherwise processed. Verisign continually works to strengthen and improve those security controls and practices.

Verisign operates under practices which are aligned with the AICPA, Trust Services Principles and Criteria (System and Organization Controls (“SOC”)) (www.aicpa.org). Verisign’s information security practices establish and govern areas of security applicable to Verisign and customers’ use of Verisign’s services. Verisign personnel, including employees, contractors, and temporary employees, are subject to these practices and any additional policies that govern their employment or the services they provide to Verisign.

Verisign’s approach to information security is comprehensive, implementing a multi-layered strategy where physical security, network infrastructure, software, and employee security practices and procedures all play a key role reinforced by robust governance and oversight.

a)	Physical Safeguards

Verisign employs measures specifically designed to prevent unauthorized persons from gaining access to Verisign facilities in which customer data is hosted, including its office locations and all of its production infrastructure. Common controls utilized between office locations and Verisign co-locations/data centers include, for example:

·	All physical access is restricted and requires authorization.

·	All Verisign premises are controlled and monitored by video with recording capability.

·	Entrances are protected by physical barriers designed to prevent unauthorized entry by vehicles.

·	Premises are manned 24 hours a day, 365 days a year by security guards who perform, among other things, visual identity recognition and visitor escort management.

·	All employees and visitors must visibly wear official identification while onsite.

·	Visitors must sign a visitor's register and be escorted and/or observed while onsite.

·	Possession of keys/access cards and the ability to access the locations is monitored. Staff leaving Verisign employment must return keys/cards.

·	Multiple generators, UPS, HVAC and fire suppression systems have been implemented at all locations.

b)	Systems Access Controls

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Firewalls, perimeter security controls, VPNs, and access-controlling routers are in place and configured to Verisign’s standards to prevent unauthorized communications. Network based intrusion detection systems are configured to detect attacks or suspicious behavior, and vulnerability scans are performed to identify potential weakness to the security and confidentiality of systems and data. Verisign may, depending on the specific service, apply the following controls: (i) authentication via passwords and/or multi-factor authentication; (ii) documented authorization and change management processes; and (iii) logging of access. Software supporting Verisign’s infrastructure includes operating systems databases and anti-virus software that is updated as needed. Internally-developed applications perform product delivery functions. In addition, Verisign uses multiple backup/restore utilities to perform daily and periodic backups of production systems.

Verisign’s access to its customers’ data is restricted to authorized personnel and access is granted after receiving proper approval from management. Only Verisign staff with a need to know will be granted access to customer data for the sole purpose of providing customers with support. In addition, Verisign provides a mechanism by which customers can control access to their environments and to their content by their authorized staff.

c)	Transmission and Connection Control

Verisign implements measures to prevent customer data from being read, copied, altered or deleted by unauthorized parties during rest, transmission and transport.  This is accomplished by various measures including the use of adequate firewalls, VPN, secure protocol and encryption technologies to protect the gateways and pipelines through which customer data travels. Customers’ access to Verisign customer portals is also accomplished through a secure communication protocol provided by Verisign. If access is through a Transport Layer Security (“TLS”) enabled connection, that connection is negotiated for at least 128-bit encryption. The private key used to generate the cipher key is at least 2048 bits. TLS is implemented or configurable for all web-based TLS-certified applications deployed at Verisign.

d)	Data Segregation

Customer data is logically or physically segregated from that of other customers hosted in Verisign’s environments.

e)	Confidentiality and Training

Verisign staff that may have access to customer data are subject to confidentiality agreements. Verisign staff are required to periodically complete training.

f)	Verisign Information Security Policies

Verisign information security policies establish and govern areas of security applicable to Verisign services and customers’ use of those services. Verisign personnel are subject to the Verisign information security policies and any additional policies that govern their employment or the services they provide to Verisign. Relevant information about these policies is available in the applicable SOC 2 or other third-party reports that can be shared with customers upon request.

g)	Security Assessments

Verisign employs internal processes for regularly testing, assessing, evaluating and maintaining the

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effectiveness of the technical and organizational security measures described here. Verisign may employ third parties to conduct independent reviews and ensure compliance with the following (the availability and scope of reports may vary by service and country):

·	AICPA, Trust Services Principles and Criteria (System and Organization Controls System and Organization Controls (SOC) 2 Type II)

·	Sarbanes-Oxley Act of 2002

·	Other independent third-party security testing to review the effectiveness of administrative and technical controls.

Version 1.0
Effective:

Exhibit F
Allocation Schedule
The consideration for the assets as determined for federal income tax purposes pursuant to Treasury Regulation 1.1060‑1(c) (the “Tax Purchase Price”) shall be allocated as provided in Treasury Regulations Sections 1.1060-1(c) and this Exhibit F (“Allocation Schedule”). References in this Allocation Schedule to a “Class” of assets refers to the designated “Class” as defined in Treasury Regulations Section 1.338-6(b).
Allocation Methodology. The Tax Purchase Price shall be allocated as follows:
First, Tax Purchase Price shall be allocated to any assets that are Class I assets (i.e., cash and general deposit accounts) to the extent thereof ;
Second, any remaining Tax Purchase Price shall be allocated to any assets that are Class II assets (i.e., actively traded personal property within the meaning of Code Section 1092(d)(1) and Treasury Regulations Section 1.1092(d)-1, determined without regard to Code Section 1092(d)(3), and certificates of deposit and foreign currency even if they are not such actively traded personal property) in proportion to and to the extent of the amounts included therefor in the final determination of Specified Current Assets and, for those assets not included in Specified Current Assets, to the extent of their fair market values as of the Closing Date, which Buyer and Seller agree shall be the face amounts of any certificates of deposit, the exchange rate for foreign currency as reported in the Wall Street Journal, and the closing prices for other Class II assets on such exchange or trading system as determined in accordance with paragraph (b) of this Allocation Schedule;
Third, any remaining Tax Purchase Price shall be allocated to assets that are Class III assets (i.e., assets that are marked to market at least annually for U.S. federal income tax purposes, debt instruments (excluding accounts receivable) in proportion to and to the extent of the amounts included therefor in the final determination of Specified Current Assets and, for those assets not included in Specified Current

12

Assets, to the extent of their fair market values as of the Closing Date, which shall be treated as the face amounts thereof, less any reserves for noncollectibility;
Fourth, any remaining Tax Purchase Price shall be allocated to assets that are Class IV assets (i.e., stock in trade of Seller or other property of a kind that would properly be included in the inventory of Seller if on hand at the close of its taxable year, or property held by Seller primarily for sale to customers in the ordinary course of its trade or business) in proportion to and to the extent of the amounts included therefor in the final determination of Specified Current Assets and, for those assets not included in Specified Current Assets, to the extent of their fair market values as of the Closing Date, as determined pursuant to a method permitted under Internal Revenue Service Revenue Procedure 2003-51, 2003-2 C.B. 121, and jointly selected by Seller and Purchaser;
Fifth, any remaining Tax Purchase Price shall be allocated to assets that are Class V assets (all assets other than Class I, II, III, IV, VI, and VII assets) in proportion to and to the extent of their fair market values as of the Closing Date;
Sixth, any remaining Tax Purchase Price shall be allocated to assets that are Class VI assets (section 197 intangibles, as defined in Code Section 197, except goodwill and going concern value) in proportion to and to the extent of their fair market values as of the Closing Date; and
Finally, any remaining Tax Purchase Price shall be allocated to Class VII assets (i.e., goodwill and going concern value).
Allocation.

Asset Class	Amount
Class I	$[ ]
Class II	$[ ]
Class III	$[ ]
Class IV	$[ ]
Class V	$[ ]
Class VI and VII	$[ ]

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Exhibit G
Transition Strategy

1.    Pre-Closing Contract.
(a)    Subject to Section 2.5, Section 5.1 and Section 5.2 of the Agreement, during the period between the signing of the Agreement and the Closing, Seller shall require any new customer of the Business to contractually agree that such customer’s Contract will be assignable by Seller to Buyer without prior written consent of such customer, including at or after the Closing.
(b)    Subject to Section 2.5, Section 5.1 and Section 5.2 of the Agreement, during the period between the signing of the Agreement and the Closing, Seller shall (x) remain free to enter into a renewal, upgrade, downgrade or other Contract modification with any existing customer, in each case, only in the ordinary course of business, and (y) use good faith efforts to require that any such existing customer contractually agree that such existing customer’s Contract will be assignable by Seller to Buyer without prior written consent of such existing customer, including at or after the Closing; provided, however, that Seller shall not be prohibited from entering into such renewal, upgrade, downgrade or other Contract modification if Seller reasonably determines in good faith that such existing customer is unwilling to require that its Contract be assignable without its prior written consent or that such a revision would cause an unreasonable delay.
2.    Post-Closing Contract Modifications. Following the Closing, until a customer has consented to the assignment of its Contract(s) from Seller to Buyer, Seller shall have the right to amend or modify any Contracts in the ordinary course of business consistent with this Exhibit G and the Agreement; provided, however:
(a)    Seller shall require that such Contract be assignable by Seller to Buyer without prior written consent of such customer (with any exception requiring the approval of a senior vice president or more senior officer of Seller);
(b)    Any such amendments and/or modifications shall not adversely alter or affect Buyer’s obligations, including performance obligations (except in a de minimis manner) under such Contract; and
(c)    Seller must seek Buyer’s consent if the price of the services is less than ninety percent (90%) of the then current annual contract value for that particular customer’s service(s).

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3.    Auto-Renew Contracts.
(a)    From the date of the Agreement through the Automatic Renewal Date, Seller shall allow customer Contracts (excluding those relating to DNS Firewall Service and Recursive DNS Services) of one year duration or less with auto-renewal features (“One Year Auto-Renew Contracts”) to renew automatically one time for the period of time specified in such customer Contract.
(b)    Except for Seller’s right to terminate due to a breach by such customer as expressly permitted in the Transferred Contracts, before the Automatic Renewal Date, Seller shall renew automatically in accordance with Section 3(a) and not terminate any such One Year Auto-Renew Contract, including any termination pursuant to the extension, renewal, non-renewal, term or similar provisions of such One Year Auto-Renew Contracts.

(c)
After the Automatic Renewal Date, Seller shall have the right to terminate or shorten the term (and, for the avoidance of doubt, otherwise amend or modify) any One Year Auto-Renew Contract, other than any One Year Auto-Renew Contract with a Customer Migration Event scheduled by the date that is ninety (90) days after the Automatic Renewal Date, in which case Section 2 shall apply.

4.    Buyer’s Rights to Modify Customer Contracts Prior to Completed Migration. For customers who have consented to assignment of their Contract(s) but have not yet achieved a Completed Migration, Buyer may amend or modify such customer’s Contract(s) prior to a Completed Migration only if and to the extent such amendment or modification does not alter or affect Seller’s obligations (except in a de minimis manner) under the Transition Services Agreement.
5.    Updates. Seller shall use commercially reasonable efforts to provide Buyer with notice of, and reasonable detail outlining, any Contract material modifications in connection with the regular meetings between the Contract Managers (as defined in the Transition Services Agreement) pursuant to Section 2.10 of the Transition Services Agreement.

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